As filed with the Securities and Exchange Commission on November 1, 2004.

Registration No. 333-______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TARPON INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

MICHIGAN (State or other jurisdiction of incorporation or organization)	3317 (Primary Standard Industrial Classification Code Number)	30-0030900 (I.R.S. Employer Identification Number)

2420 Wills Street
Marysville, Michigan 48040
(810) 364-7421
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
J. Peter Farquhar
President and Chief Executive Officer
Tarpon Industries, Inc.
2420 Wills Street
Marysville, Michigan 48040
(810) 364-7421
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert J. Krueger Honigman Miller Schwartz and Cohn LLP 2290 First National Building 660 Woodward Ave. Detroit, Michigan 48226-3506 (313) 465-7452 Fax No.: (313) 465-7453	Stuart M. Sieger Ruskin Moscou Faltischek, P.C. East Tower, 15th Floor 190 EAB Plaza Uniondale, New York 11556 (516) 663-6546 Fax No.: (516) 663-6746

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act check the following box: ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Securities to be Registered	Registered	Share (1)	Price (1)	Registration Fee
Common Shares, no par value (2)	2,875,000	$6.00	$17,250,000.00
Underwriter’s warrants to purchase Common Shares, no par value	250,000	$0.001	(1)
Common Shares, no par value, issuable upon exercise of Joseph Gunnar & Co.’s warrants (3)	350,000	$7.50	$2,625,000.00
Common Shares, no par value, for re-sale by existing warrant holders after exercise (3)	465,000	$6.00	$2,790,000.00

Total	3,690,000		$22,665,000.00	$2,871.66

(1)	Estimated solely for the purpose of computing the registration fee, based on a bona fide estimate of the aggregate offering price pursuant to Rule 457(a), except that the fee for the Common Shares underlying the Joseph Gunnar’s warrants is based on the exercise price of the warrants and no separate fee is required for the Underwriter’s warrants, pursuant to Rule 457(g).

(2)	Includes 375,000 shares which the Underwriter has the option to purchase to cover over-allotments, if any.

(3)	Pursuant to Rule 416 under the Securities Act, there are also being registered such additional indeterminate number of Common Shares as may become issuable by reason of the anti-dilution provisions of the Underwriter’s and existing warrants.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS SUMMARY
THE COMPANY
THE OFFERING
SUMMARY FINANCIAL DATA
RISK FACTORS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
DILUTION
DIVIDEND POLICY
SELECTED FINANCIAL DATA
PRO FORMA COMBINED
INDIVIDUAL COMPONENTS
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK
BUSINESS
MANAGEMENT
RELATED PARTY TRANSACTIONS
PRINCIPAL SHAREHOLDERS
DESCRIPTION OF SECURITIES
SHARES ELIGIBLE FOR FUTURE SALE
UNDERWRITING
TRANSFER AGENT
LEGAL MATTERS
EXPERTS
WHERE YOU CAN GET MORE INFORMATION
SIGNATURES
EXHIBIT INDEX
Stock Purchase Agreement, dated as of November 23, 2003
Redemption Agreement, dated as of April 2, 2004
Share Purchase Agreement, dated as of April 2, 2004
Asset Purchase Agreement, dated as of June 2004
Amended and Restated Articles of Incorporation
Amended and Restated Bylaws
Loan and Security Agreement, dated as of August 11, 2004
Continuing Unconditional Guaranty, dated August 11, 2004
Securities Pledge Agreement, dated August 11, 2004
Subordination Agreement, between Charles A. Vanella
Amended and Restated Subordination Agreement, between Anand Dhanda
Amended and Restated Subordination Agreement, between Riyaz Jinnah
Amended and Restated Agreement, between Joseph Gunnar & Co., LLC
Factoring Agreement, dated as of May 14, 2004
Security Agreement, dated as of May 14, 2004
Guarantee, dated as of May 14, 2004
Subordination Agreement dated May 2004
Subordination Agreement between Joseph Gunnar & Co. LLC
Subordination Agreement between B. Seigel, J. Greenberg, M. Madrgan & Greenfield Commercial Credit, Inc.
Lease Agreement, dated October 22, 2001
Lease Agreement, dated July 1, 2001
Tarpon Industries, Inc. 2004 Stock Option Plan
Forms of Stock Option Agreement under 2004 Stock Option Plan
Employment Agreement, dated as of July 8, 2004
Employment Agreement between Steelbank, Inc. & Jeffrey Greenberg
Employment Agreement between Steelbank, Inc. & Mark D. Madigan
Employment Agreement between Steelbank, Inc. & Barry Seigel
Employment Agreement between EWCO & C. David Weaver
Termination Agreement, dated as of September 3, 2004
Management Consulting Agreement, dated as of April 7, 2004
Agency Agreement, dated as of March 25, 2004
Form of Warrant to Purchase Common Stock
Form of Warrant to Purchase Common Stock
Form of Tarpon Industries, Inc. 8% Junior Secured Promissory Note
Form of Agency Appointment Agreement, dated as of 2004
General Security Agreement, dated as of April 5, 2004
Guaranty, dated as of April 5, 2004
General Subordinated Security Agreement, dated April 5, 2004
Guaranty, dated as of April 26, 2004
General Subordinated Security Agreement, dated April 2004
Guaranty, dated as of May 18, 2004
General Subordinated Security Agreement, dated May 18, 2004
Guaranty, dated as of May 14, 2004
General Subordinated Security Agreement dated May 14, 2004
Investment Banking Agreement, dated April 5, 2004
Code of Business Conduct and Ethics
Subsidiaries of the Registrant
Consent of Grant Thornton LLP
Consent of Grant Thornton LLP
Consent of Grant Thornton LLP
Consent of Grant Thornton LLP
Audit Committee Charter
Nominating Committee Charter

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 1, 2004

PROSPECTUS

Tarpon Industries, Inc.
2,500,000
Common Shares

     This is an initial public offering of 2,500,000 common shares, no par value, of Tarpon Industries, Inc. All of these shares are being offered by the Company.

     No public market currently exists for our shares. We expect to list the common shares for trading on The Nasdaq SmallCap Market under the symbol “TARP.”

     We expect the initial public offering price will be between $4.00 and $6.00 per share.

     See “Risk Factors” beginning on page 6 to read about risks that you should consider before buying our shares.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Per
	Share		Total
Public offering price	$	__.00	$—
Underwriting discounts and commissions	$	__.__	$—
Proceeds, before expenses, to us	$	__.__	$—

     The underwriter may, for 30 days after the date of this prospectus, purchase up to an additional 375,000 common shares from us at the initial public offering price, less the underwriting discount, to cover over-allotments, if any.

     The underwriting agreement provides that the shares are being offered on a firm-commitment basis, such that the underwriter will purchase all of the 2,500,000 shares if any of the shares are purchased. The underwriter expects to deliver the shares against payment in New York, New York on or about    , 2004.

JOSEPH GUNNAR & CO., LLC

, 2004

     The pictures on this page are of steel storage rack systems manufactured by Eugene Welding Co., which we acquired in April 2004.

Picture of Hi-Rise Storage System

Picture of Retail Storage and Display

Picture of Cantilevered Building Products Storage

PROSPECTUS SUMMARY

     This summary highlights some information from this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in our shares. You should read the entire prospectus carefully. Unless otherwise indicated, all information contained in this prospectus (1) gives effect to a 1-for-3.69203259 reverse split effected in December 2003 and a 1-for-1.6176795 reverse stock split effected in March 2004, (2) assumes that the underwriter does not exercise its over-allotment option. (3) assumes the public offering price in this offering is $5.00 a share, and (4) is expressed in U.S. dollars assuming an exchange rate of U.S.$1 for Cdn.$1.29165 (the September 16, 2004 spot rate). Throughout this prospectus we refer to Tarpon Industries, Inc. and its subsidiaries as “Tarpon”, the “Company”, “we”, “our” and “us”.

THE COMPANY

General

     We manufacture and sell structural and mechanical steel tubing and steel storage rack systems. We also distribute and broker the sale of structural and mechanical steel tubing manufactured by others. We were organized in January 2002 and have made two acquisitions, Eugene Welding Co., or “EWCO,” acquired in April 2004, and Steelbank, Inc., or “Steelbank,” acquired in May 2004. We have agreed to acquire the Haines Road facility of Bolton Steel Tube Co., Ltd., or “Haines Road,” as to which we signed an agreement in July 2004. We have two EWCO manufacturing facilities in Michigan, north of Detroit, a Steelbank warehouse facility near Toronto, Canada, and will have a Haines Road manufacturing facility near Toronto, Canada. Our customers are generally located within 800 miles of our manufacturing plants. We intend to seek other acquisitions in the steel tubing and related industries, although we currently have no agreement for any other such acquisition.

EWCO

     EWCO commenced operations in 1954 as a manufacturer of steel products. Currently, EWCO manufactures structural steel tubing, which is used as a component for products in original equipment manufacturer automotive, boating, industrial equipment, construction, agricultural, steel service center, leisure and recreational vehicle markets, such as trailer hitches, storage racks, boating trailers, boat hoists, fork lifts, scaffolding, farm implement components, recreational vehicles, exercise equipment and barbecues. In addition, EWCO manufactures steel storage rack systems, including selective racks, drive-in/through racks, push back racks, cantilevered racks, archival storage systems and order picking systems used in the home center, retail distribution, public warehouse and commercial and industrial distribution markets. EWCO sells its products both to distributors and to end users in the United States. EWCO’s revenues for the six months ended June 30, 2004 were approximately $21,679,000 and for the year ended December 31, 2003 were approximately $26,442,000.

Steelbank

     Since 1990, Steelbank has been a structural and mechanical steel tubing distributor and manufacturer’s sales representative. Steelbank sells products for use primarily in the automotive, leisure and furniture industries, such as aftermarket automotive exhaust systems, automotive storage racks, exercise equipment, bicycles, pop-up campers, greenhouses, sprinkler systems, tables, chairs, stools, closet and curtain rods, beds and futons. We intend to relocate the Steelbank offices and warehouse to the Haines Road facility and to have Steelbank personnel function primarily as a sales force for EWCO and Haines Road products. Steelbank sells its products to end users in Canada and the United States. Steelbank’s revenues for the nine months ended June 30, 2004 were approximately $5,965,000 and for the twelve months ended September 30, 2003 were approximately $7,308,000.

Haines Road

     Haines Road has manufactured primarily mechanical steel tubing from coated steels for use as a component for products such as residential, commercial and industrial fencing, scaffolding, automotive after-market exhaust systems, racking and greenhouses since 1988. Haines Road sells its products both to distributors and to end users in Canada and the United States. We expect to complete our acquisition of the Haines Road operating assets within seven days after the effective date of this offering and the Haines Road real estate within 90 days after the closing of the acquisition of the Haines Road operating assets. Haines Road’s revenues for the six months ended June 30, 2004 were approximately $10,451,000 and for the year ended December 31, 2003 were approximately $11,172,000.

Our Business Strategy

     Our business strategy is to:

•	acquire facilities, customers and management through strategic acquisitions of other steel tubing, steel storage rack system and related product manufacturers or distributors,

•	invest in production equipment,

•	expand marketing and sales activities for EWCO and Haines Road, and

•	integrate the operations of EWCO, Haines Road and Steelbank, as appropriate, and other entities we may acquire.

About Us

     Our principal executive offices are located at 2420 Wills Street, Marysville, Michigan 48040. We have two leased manufacturing facilities north of Detroit, Michigan and a leased warehouse facility and a leased manufacturing facility in a suburb of Toronto, Ontario. Our telephone number is (810) 364-7421 and our facsimile number is (810) 364-4347. Our e-mail address is tarponir@tarponind.com and our web site address is http://www.tarponind.com. Information accessed on or through our web site does not constitute part of this prospectus.

THE OFFERING

Common shares offered by us	2,500,000 shares
Common share equivalents presently outstanding	1,360,059 shares, not including 1,840,000 shares described below (1) (2)
Common Shares to be out-standing immediately after this offering	3,860,059 shares, not including 1,840,000 shares described below (1) (2)

(1) The number of shares presently outstanding, and the number of shares to be outstanding immediately after the offering, include an aggregate of an estimated 130,327 common shares issuable in connection with an acquisition, to previous investors and to a director for services rendered.

(2) The number of shares presently outstanding, and the number of shares to be outstanding immediately after the offering, do not include a total of 1,840,000 shares consisting of (a) an estimated 565,000 common shares issuable upon the exercise of warrants issued in connection with our 2004 note financing, (b) 650,000 common shares reserved for issuance under our 2004 Stock Option Plan, of which options to purchase an aggregate of 305,921 common shares are expected to be outstanding as of the closing of this offering, (c) 250,000 common shares issuable upon exercise of the warrant issuable to designees of the underwriter in connection with this offering, and (d) 375,000 common shares issuable upon exercise of the underwriter’s over-allotment option.

Use of Proceeds		We expect to use the net proceeds of this offering for:

	•	payment of $6,777,000 promissory notes and cash due in connection with the acquisitions of EWCO, Haines Road and Steelbank,

	•	payment of $2,250,000 2004 note financing, and

	•	capital expenditures of approximately $1,300,000.

See “Use of Proceeds.”

Proposed Nasdaq SmallCap Market Symbol	TARP

SUMMARY FINANCIAL DATA

     The following pro forma selected financial data as of June 30, 2004, for the six-month periods ended June 30, 2004 and 2003 and for the year ended December 31, 2003 have been derived from our pro forma financial statements, which appear elsewhere in this prospectus. In the opinion of management, the interim pro forma financial statements reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for such interim periods and as of such dates. The pro forma results of operations for the six months ended June 30, 2004 are not necessarily indicative of the results to be expected for the year ending December 31, 2004. You should read the selected financial data together with the pro forma financial statements and notes to pro forma financial statements and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	Pro Forma (1)
	Six Months Ended June 30		December 31,
	2004	2003	2003
	(unaudited)		(unaudited)
	(in thousands, except per share data)
Statement of Operations Data:
Net sales	$35,962	$20,847	$44,666
Gross margin	6,032	1,013	4,222
Interest expense, net	891	652	1,388
Depreciation and amortization	416	412	498
Net income (loss) before taxes	2,342	(2,108)	(2,165)
Net income (loss) (2)	1,245	(2,034)	(2,062)
Net income (loss) per common share – basic and diluted	0.32	(0.53)	(0.54)
Weighted average number of common shares outstanding	3,855	3,819	3,825

	June 30, 2004
	Tarpon	Pro Forma (1)
	(in thousands, except per share data)
Balance Sheet Data:
Cash and cash equivalents	$277	$2,061
Working capital	(1,099)	3,263
Total assets	17,937	33,603
2004 note financing obligations	2,150	0
Long-term obligations, net of current portion	716	7,753
Accumulated deficit	(1,636)	(2,617)
Shareholders’ equity	495	10,263

(1)	The pro forma financial information restates the information as if (a) the acquisitions of EWCO, Haines Road and Steelbank occurred as of the beginning of the applicable period for the statement of operations data, and the acquisition of Haines Road occurred as of the end of the applicable period for the balance sheet data, (b) our promissory notes issued in the 2004 note financing and the related warrants to purchase 565,000 common shares, with an estimated value of approximately $652,000, were issued at the same time, and any unamortized portion of that value is written off at the beginning of the period, (c) we had recorded a provision or benefit for federal or state income taxes for EWCO as if it were taxed as a C corporation, rather than as an S corporation through December 31, 2003, (d) the sale of the 2,500,000 common shares offered by us in this offering at the assumed public offering price of $5.00 per share occurred at the same time and we used the estimated net proceeds to us as described under “Use of Proceeds,” including to pay promissory notes and cash due in connection with the acquisitions of EWCO, Haines Road and Steelbank and to pay our 2004 note financing, (e) we received approximately $6,976,000 in mortgage, equipment and revolving credit financing, although we do not currently have a commitment for such financing, and used the proceeds of that financing to pay a portion of the Haines Road purchase price, and (f) we issued (1) an estimated 70,262 common shares issuable to purchasers of our common shares in December 2002 to October 2003 to reduce their purchase price to approximately $3.70 a share, (2) an estimated 58,065 common shares as part of Steelbank’s purchase price, and (3) an estimated 2,000 common shares to one of our directors for past services. See “Use of Proceeds”, “Capitalization” and Notes to Pro Forma Financial Statements included in this prospectus.

(2)	The pro forma financial information does not include our potential tax benefit in connection with Tarpon’s net operating loss carryforwards, because our ability to realize future tax benefit from them is uncertain.

RISK FACTORS

     An investment in our common shares involves a high degree of risk. You should carefully consider the specific factors listed below, together with the cautionary statement under the caption “Cautionary Statement Regarding Forward Looking Statements” and the other information included in this prospectus, before purchasing our common shares. If any of the following risks actually occur, our business, financial condition or results of operations could be adversely affected. In such case, the trading price of our common shares could decline, and you may lose all or part of your investment.

Risks Relating to Our Business

We and our acquired companies have a history of losses, have only recently become profitable and may not sustain or increase profitability in the future.

     From our inception on January 16, 2002 through June 30, 2004, Tarpon, our parent company, did not generate any revenues and incurred net losses of approximately $2.1 million. We have funded such losses and a portion of our acquisition costs through equity investments and through borrowings that will be paid from the proceeds of this offering. In addition, EWCO incurred a net loss of approximately $1.3 million in 2003. We have experienced profitability only since January 1, 2004 and we cannot assure that this profitability will be sustainable. If we do not sustain profitability, the market price of our common shares will likely decline.

Without the proceeds of this offering, we are likely to be unable to continue as a going concern.

     We will be unable to continue our business as presently conducted unless we obtain additional financing, such as the proceeds of this offering. The cash required to fund our planned operations for the next 12 months exceeds the cash expected to be generated from our existing operations. In addition, Steelbank’s factoring facility is due on demand. Due to our history of losses and our current financial condition, our Independent Registered Public Accounting Firm’s reports on Tarpon’s and EWCO’s financial statements include an explanatory paragraph referring to an uncertainty concerning that company’s ability to continue as a going concern.

We expect our expenses to increase.

     We expect to incur increased depreciation expenses in connection with our capital improvements plans and expenses in connection with grants of options to non-employees. In addition, acquisition expenses and interest and other expenses from our 2004 note financing began to increase our costs beginning in our second quarter of 2004. Our expenses might be greater than we expect, our losses might continue or increase, and it is possible that our business strategy will not be successful.

Our level of indebtedness materially affects our operations and even our survival.

     Excluding indebtedness we intend to repay from the proceeds of this offering, as of June 30, 2004 our total consolidated pro forma indebtedness for borrowed money, including current maturities, was approximately $15,690,000, including approximately $8,834,000 of indebtedness expected to be incurred in connection with the Haines Road acquisition. Subject to the limits on EWCO and Steelbank pursuant to their credit facilities, we may incur additional debt in the future. Our level of indebtedness and the debt servicing costs associated with that indebtedness could have material adverse effects on our operations and business strategy, including requiring us to dedicate a substantial portion of our cash flow from operations to payments on our debt, reducing cash flow available for working capital, capital expenditures, acquisitions and other general corporate purposes. In addition, a material default in our indebtedness obligations could result in the failure of our business. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Contractual Obligations” for a description of the maturities of our pro forma long-term debt.

Covenant restrictions in our credit facilities may limit our ability to operate our business.

     EWCO has a credit facility secured by all of its personal property. Its loan agreement requires it to maintain a minimum debt service coverage ratio and minimum tangible net worth. It also generally prohibits dividends and limits EWCO’s ability to make capital expenditures and incur additional debt. Steelbank has a factoring arrangement secured by all of its assets. Its factoring agreement prohibits Steelbank from granting any extension of time for payment of accounts receivable, compromising or settling any accounts receivable for less than the full amount of such accounts receivable, releasing any debtor to such accounts receivable, or granting any credits, discounts, allowances, deductions, return authorizations or the like with respect to any accounts receivable. In addition, Steelbank is prohibited from creating or permitting any lien with respect to the collateral granted under the arrangement, except for a subordinate lien in favor of holders of our 2004 note financing notes. These covenants affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. Moreover, our failure to comply with the financial or other covenants could result in an event of default that, if not cured or waived, could prevent us from borrowing under our credit facilities and could cause us to be required to repay our borrowings. We intend to seek a $7,750,000 revolving line of credit for Haines Road and Steelbank to refinance Steelbank’s factoring arrangement, although we have no term loan, mortgage or line of credit commitments.

We are subject to interest rate risk to the extent we borrow under facilities with variable interest rates.

     Interest under our existing and proposed credit facilities accrues at fluctuating rates. Rising interest rates could have a substantial impact on our interest expense. As of June 30, 2004, each 1% increase in prime rates would result in an approximate increase of $157,000 in our yearly interest expense, assuming no repayment of our indebtedness.

If the underwriter’s over-allotment option is not exercised, none of the proceeds of this offering will be available for general working capital purposes.

     Approximately 88% of the net proceeds of this offering will be used to pay acquisition and 2004 note financing debt incurred before this offering and a portion of the Haines Road purchase price. The remaining net proceeds, assuming the underwriter’s over-allotment option is not exercised, is budgeted for capital expenditures, and will, therefore, not be available for working capital on an ongoing basis. We will be required to alter our capital expenditure plans or generate funds from operations or raise additional capital to satisfy any increased working capital needs. See “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.”

The proceeds of this offering will not be sufficient to finance any additional acquisitions.

     We believe that the estimated net proceeds from this offering will be adequate to satisfy our operating and capital requirements for at least the next 12 months, except for additional acquisitions. If we are unable to consummate additional acquisitions with our common shares, we will be required to raise capital through additional sales of debt or equity securities, of which there can be no assurance, or forego the acquisition.

We do not have a combined operating history with our acquired companies and we have limited experience operating and integrating steel tube and pipe and steel storage rack system manufacturers and distributors.

     We recently acquired EWCO and Steelbank and have agreed to complete our acquisition of Haines Road. All of our senior management group joined us in 2004, and two senior EWCO managers resigned following our purchase of EWCO. As a result, our experience as a unified enterprise in operating steel manufacturers and distributors is very limited, and the financial information regarding our acquired companies included in this prospectus substantially reflects their operations before we acquired, managed and controlled them and may not be indicators of their future results of operation or financial condition. In addition, our lack of a combined operating history may result in difficulty integrating our operations, service interruptions to our customers, inefficiencies and conflicts.

Our success will depend on our ability to attract and retain key personnel.

     Our future performance depends on the continued service of our key sales, production and senior management personnel and consultants. Our key employees include J. Peter Farquhar, our President and Chief Executive Officer, James T. House, our Senior Vice President, Chief Financial Officer and Chief Accounting Officer, C. David Weaver, Vice President of Sales & Engineering in EWCO’s SpaceRak division, Jerry Cunningham, EWCO’s General Manager of Operations, and Barry Seigel, Mark D. Madigan and Jeffrey Greenberg, former owners of Steelbank who now manage its and, in the case of Mr. Madigan, also EWCO’s sales and distribution activities, all of whom became associated with us in the last six months. We have also engaged Bainbridge Advisors, Inc., an advisory firm primarily owned by Gary D. Lewis, our former Chairman of the Board, President and Chief Executive Officer, to provide general advice and services and to assist us in completing and integrating our acquisitions. The loss of the services of any of these individuals or entities could have an adverse effect on us. We do not maintain key man life insurance on any of our key personnel.

     Charles Vanella, the former Chief Executive Officer and President of Tarpon and EWCO, and Jason Vines, the former Chief Accounting Officer of Tarpon and EWCO, our current principal operating subsidiary, resigned approximately four months after we acquired EWCO. In August 2004, we entered into a Termination Agreement with Mr. Vanella pursuant to which he resigned from all of his positions with us and agreed to render consulting services to us for one year. Mr. Vanella had served as President of EWCO since 1998, as Chief Executive Officer of EWCO since April 2004, and as one of its officers since 1995 and was its sole shareholder at the time of our purchase of EWCO in April 2004. In addition, Mr. Vines resigned in October 2004. Mr. Vines is Mr. Vanella’s son-in-law and served EWCO in a financial capacity from April 2000 to February 2001 and from February 2003 to October 2004. The Chief Executive Officer functions have been assumed by J. Peter Farquhar, and James House has assumed the Chief Accounting Officer function on an interim basis. We are currently seeking to hire a President—Chief Operating Officer at EWCO.

Our internal financial reporting procedures have not been fully developed and we will need to allocate significant resources to meet applicable internal financial reporting standards.

     Until April 2004, we consisted only of a holding company with no operations. In April and May 2004, we acquired EWCO and Steelbank. These companies were established private companies with accounting procedures not suitable for public company reporting. In July 2004, we agreed to purchase Haines Road. This was one operation of a larger private company, again with accounting procedures which were not suitable for public company reporting.

     Our Independent Registered Public Accounting Firm has identified a variety of deficiencies in our internal financial reporting procedures. These deficiencies stem in significant part from the acquisition policy which we are following in which private, unrelated companies are being combined. Three of these deficiencies were classified as significant which when aggregated meet the definition of a material weakness in our systems of internal control. A material weakness is a significant deficiency in one or more of the internal control components that alone or in the aggregate precludes the entity’s internal control from reducing to an appropriately low level the risk that material misstatements in the financial statements will not be prevented or detected on a timely basis.

     As a public company, we will have significant requirements for enhanced financial reporting and internal controls. We are taking steps to unify the financial reporting of all of our component companies, to increase our accounting and information technology staff and to put in place internal controls concerning accounting entries and adjustments, with full documentation, which are responsive to the issues raised by our independent auditors.

     These efforts require significant time and resources. If we are unable to establish appropriate internal financial reporting controls and procedures, our reported financial information may be inaccurate and we will encounter difficulties in the audit or review of our financial statements by our independent auditors, which in turn may have material adverse effects on our ability to prepare financial statements in accordance with generally accepted accounting principles and to comply with our SEC reporting obligations.

Direct sale and distribution of our products by Steelbank is expected to lead to the loss of a substantial number or all of Steelbank’s other manufacturer sources and may result in supply interruptions to its customers.

     Steelbank is expected to lose many or all of its existing manufacturer sources as a result of our plan to increase Steelbank’s direct sale and distribution of EWCO and Haines Road products. In particular, manufacturers that compete with our subsidiaries are expected to stop using Steelbank to distribute or sell their products. Loss of these suppliers could adversely affect our sales to, and relationships with, Steelbank’s customers, especially before we complete our acquisition of Haines Road.

Our products are viewed as commodities, and are subject to intense competition based on price.

     Our structural and mechanical steel tubing and steel storage rack systems products are generally a commodity. As a result, we are subject to intense competition, principally based on price and also based on how closely the product conforms to specifications, product availability, delivery and service. Some of our competitors are larger than we are, have larger product lines, have more diversified businesses, have well-established reputations and customer relationships and have greater financial, engineering, manufacturing, marketing, distribution and management resources than we do and are more able to engage in price competition.

Our products have limited geographic markets.

     Because of the size and weight of structural and mechanical steel tubing and the resulting costs of transportation and price competition, it is generally not cost effective to ship these products more than 800 miles from the manufacturing plant. This and customers’ short lead-time requirements limit the market for our steel tubing products.

The volatile nature of steel prices could adversely affect our sales and operating profits.

     The cost of purchased steel for manufacturing our products represented approximately 58% of EWCO’s revenues in 2003 and approximately 67% of Haines Road’s revenues in 2003. As a result, the steel industry, which is highly volatile and cyclical in nature, materially affects our business. EWCO’s average steel costs increased approximately 65% from the first quarter of 2003 to the first quarter of 2004, and Haines Road’s steel costs included in cost of goods sold decreased approximately 2% from the first quarter of 2003 to the first quarter of 2004, primarily due to a change in product mix. Changes in steel prices have a significant impact on the margins for our products. While we attempt to recover any increase in steel costs by increasing the price of our products, increases in the prices of our products might not fully compensate for steel price increases and can lag behind increases in steel prices, adversely affecting our gross profit margins.

We are dependent on a few suppliers for a significant portion of our steel.

     In 2003, EWCO purchased approximately 70% in dollar value of its steel from a total of four suppliers and Haines Road purchased approximately 90% of its steel from three suppliers. While we believe steel is generally available from a number of suppliers, the loss of any of our present suppliers, interruption of production at one or more of these suppliers or any other disruption in the supply of steel from these suppliers could impair our ability to manufacture our products or require us to pay higher prices to obtain steel from other sources. We do not intend to maintain significant inventories of steel.

A majority of our employees are covered by collective bargaining agreements that could subject us to additional labor costs or strikes.

     As of June 30, 2004, approximately 130 EWCO employees are covered by a collective bargaining agreement with the International Brotherhood of Teamsters that expires in November 2006. As of June 30, 2004, approximately 40 Haines Road employees were covered by a collective bargaining agreement with the United Steelworkers of America that expires in November 2005. While we believe our relations with these employees are good, if we are unable to renew the collective bargaining agreements on mutually agreeable terms, it would result in labor disruptions, strikes, plant shutdowns and increased labor costs, which could result in lost sales and increase the costs of producing our products.

We are dependent on third parties to transport our products.

     We use third parties for the majority of our shipping and transportation needs. If these parties fail to deliver our products in a timely fashion, including due to lack of available trucks or drivers, labor stoppages, or traffic delays at the U.S. or Canadian borders, or if there is an increase in transportation costs, including due to increased fuel costs, it would have a material adverse effect on our earnings and could reduce our sales and geographic market.

There are risks associated with our acquisition strategy, including our inability to successfully complete acquisitions, our assumption of liabilities, dilution of your investment, significant costs and additional financing required.

     We intend to expand our markets and customers through strategic acquisitions of other steel tubing, steel storage rack system and related product manufacturers, distributors or both, although we have no agreement, other than with respect to Haines Road, and no understanding for any other acquisition. Risks associated with our current and potential acquisitions include the disruption of our ongoing business, problems retaining the employees of the acquired business, assets acquired proving to be less valuable than expected, the potential assumption of unknown or unexpected liabilities, costs and problems, the inability of management to maintain uniform standards, controls, procedures and policies, the difficulty of managing a larger company, the risk of becoming involved in labor, commercial or regulatory disputes or litigation related to the new enterprises and the difficulty of integrating the acquired operations and personnel into our existing business.

     We intend to use common shares or other securities to finance a portion of the consideration for future acquisitions, either by issuing them to pay a portion of the purchase price or selling additional shares to investors to raise cash to pay a portion of the purchase price. If our common shares do not maintain sufficient market value or potential acquisition candidates are unwilling to accept our common shares as part of the consideration for the sale of their businesses, we will be required to raise capital through additional sales of debt or equity securities, of which there can be no assurance, or forego the acquisition opportunity, and our growth could be limited. In addition, securities issued in such acquisitions may dilute the holdings of our current or future shareholders.

Because Steelbank’s and Haines Road’s operations are located in Canada, exchange rate fluctuations will affect our results of operations.

     A substantial amount of our sales and operating costs are in Canadian dollars. As a United States company, we will be exposed to cash flow and earnings volatility as a result of fluctuations in relative currency values. In particular, our results of operations may be adversely affected by a strengthening of the United States dollar against the Canadian dollar. A strengthening of the Canadian dollar against the United States dollar would adversely affect our ability to export products manufactured in Canada, such as by Haines Road.

Seasonal fluctuations may affect demand for our products.

     We expect seasonal fluctuations in demand for our products. Historically, the demand for our steel tubing products typically peaks during the first and second calendar quarters, while demand for our steel storage rack systems typically peaks during the third and fourth calendar quarters. The timing of these fluctuations has been dependent on the overall economy and may change as our customer and product mix change.

Equipment failures or casualties will interfere with production and increase costs.

     Our manufacturing processes depend on production mills and related equipment, which are occasionally out of service as a result of mechanical failures. We may experience material plant shutdowns or periods of reduced production as a result of equipment failures. Interruptions in our production capabilities will increase production costs and reduce our sales and earnings. Furthermore, any interruption in production capability may require us to make capital expenditures to remedy the situation, which could have a negative effect on our profitability and cash flows. In addition to equipment failures, our facilities are also subject to the risk of catastrophic loss due to unanticipated events such as fires, loss of energy, explosions and adverse weather conditions.

We are dependent on a small sales force for a majority of our sales.

     We depend on a five person sales force for a majority of our sales, including Mr. Madigan at Steelbank and one Haines Road sales employee. Our sales force accounted for approximately 66% of EWCO’s sales in 2003, and 100% of Haines Road’s sales in 2003. Therefore, the loss of any of our sales employees may have an adverse effect on our business, financial condition and results of operations.

We are dependent on our distributors for a significant portion of our SpaceRak sales.

     We depend on our distributors for a significant portion of our sales of SpaceRak products. If our distributors fail to market, promote and sell our products adequately, our business, financial condition and results of operations would be adversely affected.

Purchasers of our products may assert product liability claims against us.

     Actual or claimed defects in our products could give rise to products liability claims against us. We might be sued because of injury or death, property damage, loss of production or suspension of operations resulting from actual or claimed defects in our products. Regardless of whether we are ultimately determined to be liable, we might incur significant legal expenses not covered by insurance. In addition, products liability litigation could damage our reputation and impair our ability to market our products. Litigation could also impair our ability to retain products liability insurance or make our insurance more expensive. EWCO has products liability insurance with a liability limit of $3,000,000. We could incur product liability claims in excess of our insurance coverage or that are subject to substantial deductibles, or we may incur uninsured product liability costs. If we are subject to an uninsured or inadequately insured products liability claim based on our products, our business, financial condition and results of operations would be adversely affected.

Environmental, health and safety laws regulating the operation of our business could increase the costs of producing our products and expose us to environmental claims.

     Our business is subject to numerous U.S. and Canadian local, state, provincial and federal laws and regulations concerning environmental, health and safety matters, including those relating to air emissions, wastewater discharges and the generation, handling, storage, transportation, treatment and disposal of hazardous materials. Violations of such laws and regulations could lead to substantial fines and penalties. Also, there are risks of substantial costs and liabilities relating to the investigation and remediation of past or present contamination, at current or former properties used or owned by us and at third-party disposal sites, regardless of fault or the legality of the original activities that led to such contamination. Moreover, future developments, such as changes in laws and regulations, more stringent enforcement or interpretation of laws and regulations, and claims for property damage or personal injury would cause us to incur substantial losses or expenditures. Although we believe we are in substantial compliance with all applicable laws and regulations, such laws, regulations, enforcement proceedings or private claims might have a material adverse effect on our business, results of operations and financial condition.

Risks Relating to This Offering

Purchasers of our common shares will experience immediate and substantial dilution.

     At June 30, 2004, our pro forma net tangible book value (deficit) before giving effect to this offering was ($3.63) per share, after giving pro forma effect to our acquisitions and our related 2004 note financing and other financing, except for this offering, as if they had occurred as of that date and will be $1.39 assuming completion of this offering. Purchasers of common shares in this offering will experience immediate and substantial dilution of $3.61 per share in that the offering price exceeds our pro forma net tangible book value after giving effect to the offering by that amount. See “Dilution.”

Our determination of the public offering price of the common shares is arbitrary.

     The public offering price for the common shares has been determined by negotiation between us and the underwriter and does not necessarily bear any direct relationship to our assets, results of operations, financial condition, book value or any other recognized criterion of value and, therefore, might not be indicative of prices that will prevail in the trading market.

The market price of our common shares could fluctuate significantly and an active trading market for the common shares might not develop.

     Before this offering, there has been no public market for our common shares. Although we expect to apply to list our common shares on The Nasdaq SmallCap Market, an active trading market might not develop. If an active trading market for the common shares does not develop or is not maintained, holders of common shares might find it difficult to resell, or be unable to sell, their common shares. The market price of our common shares might be highly volatile. Also, changes in our business, our results of operations, our financial condition, our industry, the economy, stock markets in general and trading in our stock in particular could cause the market price of our shares to fluctuate substantially.

We may not be able to maintain our listing on The Nasdaq SmallCap Market, which may adversely affect the ability of purchasers in this offering to resell their securities in the secondary market.

     Although we expect to list our common shares on The Nasdaq SmallCap Market, we might not meet the criteria for continued listing on The Nasdaq SmallCap Market in the future. If we are unable to meet the continued listing criteria of The Nasdaq SmallCap Market and became delisted, trading of our common shares could be conducted in the over-the-counter market in the so-called “pink sheets” or, if available, the NASD’s Electronic Bulletin Board. In such case, an investor would likely find it more difficult to dispose of our securities or to obtain accurate market quotations for them. If our common shares were delisted from The Nasdaq SmallCap Market, they may become subject to Rule 15g-9 under the Securities Exchange Act of 1934, which imposes sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors.” Application of this rule could adversely affect the ability, willingness or both of broker-dealers to sell our securities and may adversely affect the ability of purchasers in this offering to resell their securities in the secondary market.

The market price of the common shares may be depressed by shares eligible for future sale, shares reserved for future issuance upon the exercise of options and warrants and registration rights we have granted.

     Future sales of substantial amounts of common shares in the public market or the perception that such sales could occur could adversely affect the market price of the common shares. Upon completion of this offering, there will be 3,860,059 common shares outstanding, options and warrants to purchase an aggregate of 1,120,921 common shares outstanding and an additional 344,079 common shares reserved for issuance upon exercise of options which have not yet been granted under our 2004 stock option plan. The common shares underlying these options and warrants will be eligible for sale under Rule 144 beginning at varying times from the date of this prospectus through 12 months after the option or warrant is exercised. We are registering for resale 815,000 of these common shares, and we expect to file a registration statement after the closing of this offering covering the remaining common shares, which are issuable under our 2004 stock option plan.

The substantial portion of the proceeds of this offering will be used to pay indebtedness and acquisition price.

     Approximately $9.0 million, or 88%, of the net proceeds of this offering will be used to pay acquisition and 2004 note financing debt incurred before this offering and a portion of the Haines Road purchase price and will, therefore, not be available for the purchase of additional assets, equipment or services or for working capital on an ongoing basis. Approximately $6.8 million is intended to be used to pay promissory notes and a portion of the purchase price due in connection with the acquisitions of EWCO, Haines Road and Steelbank, and $2.3 million is intended to be used to pay the notes issued in February, March and April 2004 related to our 2004 note financing. See “Use of Proceeds.”

We have discretion as to the use of the net proceeds of this offering intended to be used for capital expenditures.

     We will retain discretion to determine how to allocate the net proceeds of this offering intended to be used for capital expenditures. Allocation of these net proceeds is subject to, among other things, future economic conditions, our financial condition, changes in our business plan and our responses to competitive pressures. We might use these proceeds in ways that you do not expect or that are not optimal or with which you disagree. Accordingly, investors in this offering will be relying on management’s judgment regarding the use of proceeds for capital expenditures.

Provisions of our Articles of Incorporation, Bylaws and corporate law have potential anti-takeover effects.

     Some provisions in our articles of incorporation and bylaws could delay or prevent a change in control of the Company, even if that change might be beneficial to our shareholders. Our restated articles of incorporation and bylaws contain provisions that might make acquiring control of us difficult, including provisions limiting rights to call special meetings of shareholders and regulating the ability of our shareholders to nominate directors for election at annual meetings of our shareholders. In addition, our board of directors has the authority, without further approval of our shareholders, to issue preferred shares having such rights, preferences and privileges as the board of directors may determine. Any such issuance of preferred shares could, under some circumstances, have the effect of delaying or preventing a change in control of the Company and might adversely affect the rights of holders of common shares.

     In addition, we are subject to Michigan statutes regulating business combinations, takeovers and control share acquisitions, which might also hinder or delay a change in control of the Company. Anti-takeover provisions in our restated articles of incorporation and bylaws, anti-takeover provisions that could be included in the preferred shares when issued and the Michigan statutes regulating business combinations, takeovers and control share acquisitions can depress the market price of our securities and can limit the shareholders’ ability to receive a premium on their shares by discouraging takeover and tender offer bids, even if such events could be viewed as beneficial by our shareholders.

     Our directors serve staggered three-year terms, and directors may be removed only for cause. Our restated articles of incorporation also set the minimum number of directors constituting the entire Board at three and the maximum at fifteen, and they require approval of holders of 90% of our voting shares to amend these provisions. These provisions could have an anti-takeover effect by making it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise or by removing incumbent officers and directors. These provisions could delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interests, including those attempts that might result in a premium over the market price for the common shares held by our shareholders. See “Description of Securities.”

The underwriter may continue to have significant influence over us after completion of this offering.

     We have agreed that for a period of two years from the completion of our April 2004 note financing, we will allow Joseph Gunnar & Co., LLC the right to appoint a non-voting observer to our board of directors. The observer will be entitled to attend all meetings of the board of directors, to receive all notices and other correspondence and communications we send to the board of directors and to receive any compensation that may be paid to our non-employee directors. We have also entered into an agreement for Joseph Gunnar & Co., LLC to provide investment banking services to us. These arrangements may enable Joseph Gunnar & Co., LLC to exert significant influence over us.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements in this prospectus are forward-looking statements. Forward-looking statements include statements relating to our performance in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Use of Proceeds” and “Business” sections of this prospectus. In addition, we may make forward-looking statements in future filings with the Securities and Exchange Commission and in written materials, press releases and oral statements issued by us or on our behalf. Forward-looking statements include statements regarding the intent, belief or current expectations of us or our officers, including statements preceded by, followed by or including forward-looking terminology such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “plan,” “intend,” “propose,” “estimate,” “continue,” “predict” or similar expressions, with respect to various matters. Our actual results are likely to differ materially from those projected in the forward-looking statements due to numerous factors, particularly those discussed in “Risk Factors” beginning on page 6. All forward-looking statements in this prospectus are based on information available to us on the date of this prospectus. We do not undertake to update any forward-looking statements that may be made by us or on our behalf in this prospectus or otherwise.

USE OF PROCEEDS

     We estimate that the net proceeds to us of this offering, assuming an initial public offering price of $5.00 per common share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be $10,300,000, or $11,987,500 if the underwriter exercise its over-allotment option in full.

     We currently intend to use our net proceeds as follows:

Use	Amount	Percentage
Payment of the cash due at closing of the Haines Road acquisition, the price of the related purchased inventory and the cash price of the related real estate, net of proposed mortgage and equipment financing (1)	$5,428,000	52.7%
Payment of April 2004 note financing notes (2)	2,093,000	20.3%
Payment of our note issued in connection with the redemption of EWCO shares from its former owner and our former President (3)	701,000	6.8%
Payment of one of our notes issued in connection with the acquisition of Steelbank (4)	648,000	6.3%
Payment of February and March 2004 note financing notes (5)	157,000	1.5%
Capital expenditures (6)	1,273,000	12.4%

TOTAL (7)	$10,300,000	100.0%

(1)	The amount shown in the table consists of (a) an estimated approximately $6,581,000, including an estimated $426,000 in closing adjustments, payable in cash at the closing of the acquisition of the operating assets, which we expect to complete seven days after the effective date of this offering, (b) an estimated approximately $2,339,000 for purchased inventory, payable within 45 days after the closing of the acquisition, and (c) approximately $3,484,000 for the cash portion of the purchase price of the Haines Road real estate, payable 90 days after the closing of the acquisition of the operating assets, less (d) an assumed approximately $6,976,000 in mortgage, equipment and revolving credit financing, although we do not currently have a commitment for such financing.

(2)	These notes bear interest at a rate of 8% a year, are due at the earlier of the closing of this offering and January 5, 2005, and are secured by substantially all of our assets and substantially all of the assets of our subsidiaries. The proceeds of these notes were used (a) approximately $1,330,000 for working capital and general corporate purposes, payment of offering expenses relating to the 2004 note financing and payment of offering expenses in connection with this offering , (b) approximately $415,000 for the EWCO acquisition, (c) approximately $200,000 for the placement agent’s fees in the 2004 note financing, and (d) approximately $55,000 for our payment of the cash portion of the Steelbank acquisition.

(3)	This note bears interest at a rate of 8% a year, is due at the earlier of the closing of this offering and January 2, 2005, and is secured by 60% of EWCO’s shares.

(4)	This note bears interest at a rate of 8% a year, is payable in monthly installments of Cdn.$15,000 beginning July 1, 2004, matures at the earlier of the closing of this offering and December 10, 2004, and is secured by Steelbank’s shares and substantially all of Steelbank’s assets. The original principal amount of this note was approximately $595,200, translated into U.S. dollars as of June 30, 2004; changes in the exchange rate have increased this amount.

(5)	These notes bear interest at a rate of 8% a year and are due at the earlier of the closing of this offering and January 5, 2005 and are secured by substantially all of our assets and substantially all of the assets of our subsidiaries. The proceeds of these notes were used for general corporate purposes, including payment of a retainer to the placement agent in our 2004 note financing, legal, accounting and other advisory fees, and salaries.

(6) See “Business — Our Business Strategy.”

(7) If the underwriter’s over-allotment option is exercised, we expect to use the additional net proceeds of approximately $1,687,500 for capital expenditures and working capital.

     The description above is our estimated allocation of the estimated net proceeds. The above amounts allocated to capital expenditures and general corporate purposes might not be allocated specifically as set forth above in response to, among other things, changes in our business plans or strategies, future revenues and expenses, our future financial condition, and industry, regulatory, general economic or competitive conditions. Any such shifts will be at the discretion of our board of directors and officers.

     Pending the application of such proceeds, we intend to invest the net proceeds of sales of common shares in this offering in short-term, United States government, interest-bearing investments.

CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 2004 on actual and “pro forma” bases. You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements and Notes to Financial Statements included elsewhere in this prospectus.

	June 30, 2004
	Actual	Pro Forma (1)
	(in thousands, except share data)
Short-Term Debt:	$10,310	$7,920

Long-Term Debt:	$716	7,753

Shareholders’ Equity:
Common shares, authorized 10,000,000 shares of no par value; issued and outstanding, 1,229,732 as of June 30, 2004 (3,860,059 shares, pro forma)	1,479	11,789
Additional paid-in capital – options and warrants	652	1,088
Foreign currency translation	0	2
Retained earnings (accumulated deficit)	(1,636)	(2,617)

Shareholders’ equity (deficit)	495	10,262

Total capitalization	$1,211	$18,015

(1)	The pro forma financial information restates the information as if (a) the acquisition of Haines Road occurred as of June 30, 2004, (b) our promissory notes issued in the 2004 note financing and the related warrants to purchase 565,000 common shares, with an estimated value of approximately $652,000, were issued at the same time, and any unamortized portion of that value is written off at the beginning of the period, (c) we had recorded a provision or benefit for federal or state income taxes for EWCO as if it were taxed as a C corporation, rather than as an S corporation through December 31, 2003, (d) the sale of the 2,500,000 common shares offered by us in this offering at the assumed public offering price of $5.00 per share occurred June 30, 2004 and we used the estimated net proceeds to us as described under “Use of Proceeds,” including to pay promissory notes and cash due in connection with the acquisitions of EWCO, Haines Road and Steelbank and to pay our 2004 note financing, (e) we received approximately $6,976,000 in mortgage, equipment and revolving credit financing, although we do not currently have a commitment for such financing, and used the proceeds of that financing to pay a portion of the Haines Road purchase price, and (f) we issued (1) an estimated 70,262 common shares issuable to purchasers of our common shares in December 2002 to October 2003 to reduce their purchase price to approximately $3.70 a share, (2) an estimated 58,065 common shares as part of Steelbank’s purchase price, and (3) an estimated 2,000 common shares to one of our directors for past services. See “Use of Proceeds”, “Capitalization” and Notes to Pro Forma Financial Statements included in this prospectus.

     The table above assumes that no stock options or warrants outstanding as of June 30, 2004 or granted after that date are exercised. In addition to the common shares to be outstanding after this offering, we may issue a total of 1,840,000 additional common shares consisting of (a) an estimated 565,000 common shares issuable upon the exercise of warrants issued in connection with our 2004 note financing, (b) 650,000 common shares reserved for issuance under our 2004 Stock Option Plan, of which options to purchase an aggregate of 305,921 common shares are expected to be outstanding as of the closing of this offering, (c) 250,000 common shares issuable upon exercise of the warrant issuable to designees of the underwriter in connection with this offering, and (d) 375,000 common shares issuable upon exercise of the underwriter’s over-allotment option.

DILUTION

     Our pro forma net tangible book value (deficit) as of June 30, 2004 before giving effect to this offering was ($4,939,864), or ($3.63) per common share, based on 1,360,059 common shares deemed outstanding. Pro forma net tangible book value (deficit) per share represents the amount of our pro forma total tangible assets, other than the assumed net proceeds of this offering, less total liabilities, divided by the number of common shares deemed outstanding. Pro forma net tangible book value (deficit) has been calculated after giving effect to our acquisition of Haines Road and estimated shares to be issued by us as a result of this offering, but not the shares issued in this offering, all as if they had occurred as of June 30, 2004.

     After giving effect to the sale of the 2,500,000 common shares offered in this prospectus at an assumed initial public offering price of $5.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted pro forma net tangible book value as of June 30, 2004 would have been $5,360,136, or $1.39 per share, based on 3,860,059 common shares deemed outstanding. This represents an immediate increase in such pro forma net tangible book value of $5.02 per share to existing shareholders and an immediate dilution of $3.61 per share to new investors purchasing common shares in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$5.00
Pro forma net tangible book value per share at June 30, 2004	($3.63)
Increase in pro forma net tangible book value per share attributable to new investors	5.02

Pro forma net tangible book value per share after giving effect to this offering		1.39

Dilution per share to new investors		$3.61

     The table below sets forth, as of June 30, 2004, on a pro forma basis and after giving effect to the sale of the 2,500,000 common shares offered in this prospectus at an assumed initial public offering price of $5.00 per share and the pro forma adjustments described above, information both for our existing shareholders and for investors purchasing common shares in this offering regarding (1) the number of common shares purchased from us; (2) the total consideration paid to us; and (3) the average price paid per share.

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
Existing shareholders	1,360,059	35.2%	$1,479,369	10.6%	$1.09
New public investors	2,500,000	64.8%	12,500,000	89.4%	$5.00

Total	3,860,059	100.0%	$13,979,369	100.0%

     The tables set forth above do not include the exercise of any then outstanding options and warrants. As of October 1, 2004, we had outstanding options and warrants to purchase an aggregate of 1,120,921 common shares at a weighted average exercise price of $5.53 per share, including options to purchase 305,921 common shares issuable on the effective date of this offering, and 250,000 common shares subject to the warrant to be granted to the underwriter in connection with this offering. We have also reserved up to an additional 344,079 common shares for issuance upon exercise of options which have not yet been granted under our stock option plan. To the extent outstanding options or warrants are exercised, there will be further dilution to new investors.

DIVIDEND POLICY

     We have never paid cash dividends on our common shares and do not expect to pay such dividends in the foreseeable future. We currently intend to retain any future earnings for use in our business. Any future payment of dividends will be in the sole discretion of our board of directors. Credit agreements with our subsidiaries prohibit the payment of dividends. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.”

SELECTED FINANCIAL DATA

     The following selected financial data for Tarpon as of and for the years ended December 31, 2003 and 2002, for EWCO and Haines Road as of, and for the years ended December 31, 2003, 2002, 2001, and for Steelbank as of and for the year ended September 30, 2003, have been derived from our audited financial statements, which appear elsewhere in this prospectus together with the reports of Grant Thornton LLP, Independent Registered Public Accounting Firm, whose report on each of Tarpon’s and EWCO’s financial statements includes an explanatory paragraph relating to an uncertainty concerning their ability to continue as a going concern.

     The following selected financial data for Tarpon, EWCO, Haines Road and Steelbank as of June 30, 2004 and for the three- and six- (nine- for Steelbank) month periods ended June 30, 2004 and 2003, have been derived from our unaudited financial statements, appearing elsewhere in this prospectus, but in the opinion of management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for such periods and as of such dates. The results of operations for the three and six (nine for Steelbank) months ended June 30, 2004 are not necessarily indicative of the results to be expected for the year ending December 31, 2004.

     The pro forma financial information restates the information as if (a) the acquisitions of EWCO, Haines Road and Steelbank occurred as of the beginning of the applicable period for the statement of operations data, and the acquisition of Haines Road occurred as of the end of the applicable period for the balance sheet data, (b) our promissory notes issued in the 2004 note financing and the related warrants to purchase 565,000 common shares, with an estimated value of approximately $652,000, were issued at the same time, and any unamortized portion of that value is written off at the beginning of the period, (c) we had recorded a provision or benefit for federal or state income taxes for EWCO as if it were taxed as a C corporation, rather than as an S corporation through December 31, 2003, (d) the sale of the 2,500,000 common shares offered by us in this offering at the assumed public offering price of $5.00 per share occurred at the same time and we used the estimated net proceeds to us as described under “Use of Proceeds,” including to pay promissory notes and cash due in connection with the acquisitions of EWCO, Haines Road and Steelbank and to pay our 2004 note financing, (e) we received approximately $6,976,000 in mortgage, equipment and revolving credit financing, although we do not currently have a commitment for such financing, and used the proceeds of that financing to pay a portion of the Haines Road purchase price, and (f) we issued (1) an estimated 70,262 common shares issuable to purchasers of our common shares in December 2002 to October 2003 to reduce their purchase price to approximately $3.70 a share, (2) an estimated 58,065 common shares as part of Steelbank’s purchase price, and (3) an estimated 2,000 common shares to one of our directors for past services. See “Use of Proceeds”, “Capitalization” and Notes to Pro Forma Financial Statements included in this prospectus. The pro forma combined financial data is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position that would have occurred if the transactions had been completed at the dates indicated, nor is it necessarily indicative of future results of operations or financial position of the combined company. For a discussion of the adjustments made in presenting such pro forma financial data, see the pro forma combined financial data and related notes appearing elsewhere in this prospectus.

     You should read the selected financial data together with the financial statements and notes to financial statements and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

PRO FORMA COMBINED

	Pro Forma Combined
	Six Months Ended June 30, 2004 (March 31, 2004 for Steelbank)
	Tarpon	EWCO	Haines	Steelbank	Adjust	Total
	(unaudited)
	(in thousands, except per share data)
Statement of Operations Data:
Net sales	$0	$21,679	$10,451	$4,078	($247)	$35,962
Gross margin	0	2,953	2,389	800	(110)	6,032
Interest expense, net	394	128	335	11	23	891
Depreciation and amortization	0	71	16	10	319	416
Net income (loss) before taxes	(706)	1,793	1,526	181	(452)	2,342
Net income (loss)	(706)	1,126	1,132	145	(452)	1,245
Net income (loss) per common share – basic and diluted						0.32
Weighted average number of common shares outstanding						3,855

	Pro Forma Combined
	Six Months Ended June 30, 2003 (March 31, 2003 for Steelbank)
	Tarpon	EWCO	Haines	Steelbank	Adjust	Total
	(unaudited)
	(in thousands, except per share data)
Statement of Operations Data:
Net sales	$0	$12,168	$5,277	$3,539	($137)	$20,847
Gross margin	0	270	480	346	(83)	1,013
Interest expense, net	0	99	275	6	272	652
Depreciation and amortization	0	65	15	6	327	412
Net loss before taxes	(337)	(759)	(225)	(105)	(683)	(2,108)
Net loss	(337)	(759)	(148)	(99)	(692)	(2,034)
Net income (loss) per common share – basic and diluted						(0.53)
Weighted average number of common shares outstanding						3,819

	Pro Forma Combined
	Year Ended December 31, 2003 (September 30, 2003 for Steelbank)
	Tarpon	EWCO	Haines	Steelbank	Adjust	Total
	(unaudited)
	(in thousands, except per share data)
Statement of Operations Data:
Net sales	$0	$26,442	$11,172	$7,308	($255)	$44,666
Gross margin	0	1,154	1,401	863	804	4,222
Interest expense, net	0	200	612	15	560	1,388
Depreciation and amortization	0	148	31	19	301	498
Net income (loss) before taxes	(650)	(1,260)	(163)	(35)	(57)	(2,165)
Net income (loss)	(650)	(1,260)	(116)	(33)	(2)	(2,062)
Net income (loss) per common share – basic and diluted						(0.54)
Weighted average number of common shares outstanding						3,825

	Pro Forma Combined
	As of June 30, 2004 (March 31, 2004 for Steelbank)
	Tarpon	EWCO	Haines	Steelbank	Adjust	Total
	(unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$117	$160	$0	$0	$1,784	$2,061
Working Capital	(2,384)	1,270	4,977	57	(657)	3,263
Total assets	4,240	13,009	12,439	1,766	2,149	33,603
2004 note financing obligations	2,150	0	0	0	(2,150)	0
Long-term obligations, net of current portion	279	438	0	0	7,037	7,753
Retained earnings (accumulated deficit)	(2,123)	1,668	10,094	103	(12,358)	(2,617)
Shareholders’ equity (deficit) (1)	8	1,668	11,201	129	(2,743)	10,263

INDIVIDUAL COMPONENTS

	Tarpon Industries, Inc.
	Three Months Ended		Six Months Ended		Year Ended
	June 30,		June 30,		December 31,
	2004	2003	2004	2003	2003	2002
	(unaudited)		(unaudited)
	(in thousands, except per share data)
Statement of Operations Data:
Net sales	$11,991	$0	$11,991	$0	$0	$0
Gross margin	1,488	0	1,488	0	0	0
Interest expense	479	0	480	0	0	0
Depreciation and amortization	77	0	113	0	0	0
Net income (loss) before taxes	195	(191)	(6)	(337)	(650)	(766)
Net income (loss)	(19)	(191)	(219)	(337)	(650)	(766)
Net income (loss) per common share – basic and diluted	(0.02)	(0.16)	(0.18)	(0.28)	(0.54)	(0.73)
Weighted average number of common shares outstanding	1,230	1,189	1,225	1,189	1,195	1,050

	Tarpon Industries, Inc. As of
	June 30	December 31,
	2004	2003	2002
	(unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$277	$22	$169
Working capital	(1,099)	(221)	36
Total assets	17,937	331	269
2004 note financing obligations	2,150	0	0
Long-term obligations, net of current portion	716	0	0
Retained earnings (accumulated deficit)	(1,636)	(1,417)	(766)
Shareholders’ equity (1)	495	13	81

	Eugene Welding Co.
	Three Months Ended		Six Months Ended		Year Ended
	June 30,		June 30,		December 31,
	2004	2003	2004	2003	2003	2002	2001	2000	1999
	(unaudited)		(unaudited)					(unaudited)
	(in thousands, except per share data)
Statement of Operations Data:
Net sales	$11,117	$6,786	$21,679	$12,168	$26,442	$24,644	$28,386	$34,976	$34,761
Gross margin	1,315	467	2,953	270	1,154	1,755	3,566	2,418	4,261
Interest expense	76	51	128	99	200	183	201	258	148
Depreciation and amortization	35	32	71	65	148	150	235	313	316
Net income (loss) before taxes	606	(41)	1,793	(759)	(1,260)	(4)	1,188	(482)	1,299
Net income (loss) (2)	394	(41)	1,126	(759)	(1,260)	(4)	1,188	(482)	1,299

	Eugene Welding Co. As of
	June 30	December 31,
	2004	2003	2002	2001	2000	1999
	(unaudited)				(unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$160	$270	$497	$168	$13	$40
Working capital	1,270	763	2,284	3,223	4,850	5,392
Total assets	13,009	10,467	10,128	9,767	11,110	13,992
Long-term obligations, net of current portion	438	535	699	74	169	258
Retained earnings	1,668	1,212	2,561	3,965	5,815	6,296
Shareholders’ equity (1)	1,668	1,212	2,561	3,966	5,815	6,297

	Haines Road Operating Location
	Three Months Ended		Six Months Ended		Year Ended
	June 30,		June 30,		December 31,
	2004	2003	2004	2003	2003	2002	2001
	(unaudited)		(unaudited)			(unaudited)
			(in thousands, except per share data)
Statement of Operations Data:
Net sales	$5,979	$2,894	$10,451	$5,277	$11,172	$13,266	$12,047
Gross margin	1,527	274	2,389	480	1,401	2,823	2,791
Interest expense	181	145	335	275	612	558	654
Depreciation and amortization	8	8	16	15	31	26	19
Net income (loss) before taxes	1,085	(98)	1,526	(225)	(163)	1,499	1,522
Net income (loss)	772	(56)	1,132	(148)	(116)	1,007	1,016

	Haines Road Operating Location As of
	June 30	December 31,
	2004	2003	2002	2001
	(unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$0	$0	$0	$0
Working capital	4,977	3,676	2,629	1,511
Total assets	12,439	11,327	10,414	10,174
Long-term obligations, net of current portion	708	733	502	258
Location equity before currency translation	10,094	8,961	9,078	8,070
Location equity (1)	11,201	10,468	8,704	7,632

	Steelbank, Inc.
	Three Months Ended		Nine Months Ended
	June 30,		June 30,		Year Ended September 30,
	2004	2003	2004	2003	2003
	(unaudited)		(unaudited)
	(in thousands, except per share data)
Statement of Operations Data:
Net sales	$1,889	$1,749	$5,965	$5,300	$7,308
Gross margin	345	226	1,145	569	863
Interest expense	19	5	30	12	18
Depreciation and amortization	5	3	10	10	19
Net income (loss) before taxes	7	(51)	187	(156)	(35)
Net income (loss)	5	(43)	148	(142)	(33)

	Steelbank, Inc. As of
	June 30,	September 30,
	2004	2003
	(unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$0	$0
Working capital	65	(92)
Total assets	2,354	1,833
Long-term obligations, net of current portion	0	0
Retained earnings (accumulated deficit)	106	(42)
Shareholders’ equity (1)	131	(16)

(1)	See Statements of Shareholders’ Equity of the Financial Statements included in this prospectus for an analysis of common share transactions for the period from January 1, 2001 through June 30, 2004.

(2)	Does not include any provision or benefit for federal or state income taxes for EWCO through December 31, 2003 because it was taxed as an S corporation through December 31, 2003.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS

     The following discussion should be read together with the Selected Financial Data and our financial statements and related notes appearing elsewhere in this prospectus. See also the “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

     We were incorporated in January 2002 and Tarpon, our parent company, does not generate any revenues. We completed our first acquisition, EWCO, in April 2004 and our second acquisition, Steelbank, in May 2004. We have agreed to complete our third acquisition, Haines Road, within seven days after the effective date of this offering with respect to the operating assets and within 90 days after that closing with respect to the Haines Road real estate. As a result, the financial information regarding our acquired and to be acquired companies included in this prospectus substantially reflects their operations before we acquired, managed and controlled them and might not be useful indicators of their future results of operation or financial condition. Steelbank’s fiscal year ends on September 30, and the discussion of the results of operations for 2003 includes Steelbank’s results of operations for the fiscal year ended September 30, 2003, and the discussions of the results of operations for the three and six months ended June 30, 2004 include Steelbank’s results of operations for the three and six months ended March 31, 2004.

     EWCO, Haines Road and Steelbank derive revenues from sales of structural and mechanical steel tubing and steel storage rack systems, and, for a portion of Steelbank’s revenues, from commissions on sales of structural and mechanical steel tubing, to our distributors and to manufacturers and retailers in the United States and Canada through our direct sales employees. Our primary expenses are the costs of rolled steel and manufacturing costs, which we expense when the related product is sold, and selling, general and administrative expenses, which we generally expense as incurred. Steel costs were approximately 57% of EWCO’s total cost of sales and 82% of Haines Road’s total cost of sales for the first quarter of 2004. Manufacturing costs include manufacturing overhead, direct labor and outside services. Selling, general and administrative expenses consist primarily of management, accounting, human resources, customer service and sales staff salaries, expenses and commissions and travel, advertising, insurance, rent, utilities, legal and professional fees, staff salaries and other payroll expenses.

Summary of Recent Operations

     On a pro forma consolidated basis, our operations (including those of Haines Road, which we expect to acquire within seven days after the effective date of this offering) reflected net income before income taxes for the six months ended June 30, 2004 of approximately $2,342,000, compared with a net loss before income taxes of approximately $2,108,000 for the six months ended June 30, 2003, an improvement of approximately $4,450,000.

     This improvement has taken place in an environment of sharply increasing cost for steel, which represented more than half of our selling price in the six months ended June 30, 2004. In response, we, like our competitors, raised our prices sharply over the period. We have benefited from being able to increase our prices faster than the increase in our steel costs. EWCO also benefited materially from older inventories of lower priced steel, which contributed substantially to our profitability in the first quarter of 2004. The six month comparison is made even more favorable because in the first six months of 2003, price increases did not keep pace with steel cost increases and Haines Road had higher than normal levels of high priced steel at the beginning of 2003 that it sold early in the year when prices for its products were declining, resulting in a substantial loss for the 2003 period.

     In addition to price increases, we had an approximately 32% increase in tons of steel shipped at EWCO and Haines Road in the six months ended June 30, 2004, compared to the six months ended June 30, 2003. Furthermore, we have been able to reduce our manufacturing costs by approximately 25% in the six months ended June 30, 2004, compared to the six months ended June 30, 2003.

     All of the above have contributed to our material increase in profitability. After the first quarter of 2004 we did not have the benefit of a substantial amount of below market inventory of steel, since we currently seek to minimize the potential adverse impact of commodity price risks of our steel inventory by minimizing the amount of steel inventory we carry. We can also not be assured of price increases, especially any that exceed cost increases, as we expect competitive factors in our industry to result in more moderate gross profit margins, either slowing, stopping or reversing price increases. We cannot quantify the impact of these factors on future profitability but note that they will have a negative effect on the profitability performance we have indicated for the six months ended June 30, 2004. Further, we do not expect to be able to continue to reduce manufacturing costs on the scale recently achieved. Major price fluctuations are characteristic of our industry and lead to dramatic changes in results of operations, including losses if price reductions are severe.

     We believe that maintaining and growing future profitability will depend on increasing our sales tonnage and by reducing our manufacturing costs, together with buying steel inventory in such markets and quantities as provide reasonable costs, as to which there can be no assurance.

Results of Operations

Quarter Ended June 30, 2004 Compared to Quarter Ended June 30, 2003

Net Revenues

     In the quarters ended June 30, 2004 and 2003 (March 31 for Steelbank), EWCO’s, Haines Road’s and Steelbank’s net revenues and shipments were as follows:

	Second Quarter 2004		Second Quarter 2003		Change
	$	%	$	%	$	%
			(dollars in thousands)
EWCO Tubular	$5,515	29.2%	$3,674	32.4%	$1,841	50.1%
EWCO SpaceRak	5,601	29.6%	3,112	27.4%	2,489	80.0%
Haines Road	5,979	31.6%	2,894	25.5%	3,085	106.6%
Steelbank	1,824	9.6%	1,675	14.7%	149	8.9%

Total	$18,919	100.0%	$11,355	100.0%	$7,564	66.6%

	Second Quarter 2004		Second Quarter 2003		Change
	Tons	%	Tons	%	Tons	%
EWCO Tubular	6,100	37.7%	8,257	53.6%	(2,157)	(26.1%)
EWCO SpaceRak	4,323	26.7%	2,958	19.2%	1,365	46.1%
Haines Road	5,750	35.6%	4,198	27.2%	1,552	37.0%

Total	16,173	100.0%	15,413	100.0%	760	4.9%

     The increase in our net revenues was primarily due to the following increases in the average revenue per ton: (1) $460, or 103%, for EWCO’s steel tubing products, (2) $244, or 23%, for EWCO’s steel storage rack system products, and (3) $350, or 50.8%, for Haines Road. The increase in the average price per ton was primarily due to price increases in 2004 in the industry generally as a result of increased steel costs. Increases in average revenue per ton for these products have substantially moderated in the third quarter. We currently seek to minimize the amount of steel inventory we carry. The increase in our net revenue is also due to a far lesser extent to the increase in tons of product shipped shown in the table above (largely offset by the decrease in EWCO’s tubular products shipped). See “Steel” for a description of changes in our average cost per ton of steel. The increase in tons of product shipped was primarily due to increased shipments of EWCO SpaceRak and Haines Road products, which we believe resulted from more focused sales efforts. The decrease in tons of EWCO tubular products sold in the 2004 period was primarily due to higher than normal 2003 period shipments because of lower prices.

Cost of Goods Sold and Gross Margin

     The following table reflects cost of goods sold and the related gross margin percentages for the quarters ended June 30, 2004 and 2003 (March 31 for Steelbank):

	Second Quarter 2004		Second Quarter 2003		Cost Change
	$	GM%	$	GM%	$	%
			(dollars in thousands)
EWCO Tubular	$4,492	18.5%	$3,597	2.1%	$895	24.8%
EWCO SpaceRak	5,309	5.2%	2,722	12.5%	2,587	94.9%
Haines Road	4,452	25.5%	2,620	9.5%	1,832	69.9%
Steelbank	1,343	26.4%	1,641	2.1%	(298)	(18.2%)

Total	$15,596	17.6%	$10,580	6.8%	$5,016	47.4%

     Our gross margin percentage increased, primarily due to

•	the increases in average revenue per ton described above, which more than offset increased costs of materials primarily due to rising steel prices, except that SpaceRak did not increase its prices as fast due to a lag between pricing and shipping, which accounts for its below average margins for the quarter, and

•	the decreases in average manufacturing costs, due to our fixed manufacturing costs being spread over higher volume and reduced overtime.

Selling, General and Administrative Expenses

     The following table reflects total selling, general and administrative expenses for the quarters ended June 30, 2004 and 2003 (March 31 for Steelbank):

	Second Quarter 2004		Second Quarter 2003		Cost Change
	$	Sales %	$	Sales %	$	%
			(dollars in thousands)
Tarpon	$148	N/A	$191	N/A	($43)	(22.8%)
EWCO	834	7.5%	549	8.1%	285	51.8%
Haines Road	296	5.0%	230	7.9%	66	28.9%
Steelbank	289	15.8%	205	11.9%	84	40.7%

Total	$1,567	8.3%	$1,175	10.3%	$392	33.4%

     The increase in our selling, general and administrative expense was primarily attributable to: for EWCO: (a) approximately $166,000 in increased bad debt expense in the second quarter of 2004, (b) approximately $66,000 in increased professional services expenses at EWCO, and (c) approximately $42,000 in increased salaries and wages at EWCO, for Haines Road, approximately $41,000 in increased salaries, commissions and related expenses, and for Steelbank, approximately $47,000 due to changes in foreign exchange rates and $24,000 due to freight increases. These increases were partially offset by an approximately $43,000 decrease in Tarpon’s selling, general and administrative expense, primarily due to primarily due to an approximately $87,000 decrease in salaries as a result of Mr. Lewis changing from an officer to a consultant, partially offset by an approximately $45,000 increase in legal, accounting and consulting expenses as a result of our consulting arrangement with Bainbridge Advisors, Inc. Selling, general and administrative expenses decreased as a percentage of net sales primarily due to the effect of increased sales.

We expect selling, general and administrative expenses to increase as a result of

•	expenses relating to the grant of options to non-employees on the date of this prospectus,

•	increased depreciation expenses as a result of our plan to invest a portion of the proceeds of this offering in additional equipment for EWCO, and

•	approximately $147,000 in additional bad debt expense at EWCO in the third quarter of 2004 and an additional $263,000 in reduced receivables due to discounts and credits at EWCO.

Interest and Other Expenses

     Combined interest expense of Tarpon, EWCO, Haines Road and Steelbank increased approximately $462,000 in the second quarter of 2004, compared to the second quarter of 2003. The increase was primarily due to approximately $345,000 in increased financing expenses at Tarpon primarily due to the amortization of warrants issued in our 2004 note financing, which are valued at fair value and are being amortized as interest expense over the expected term of the notes, and note fees, increased borrowings by Tarpon, EWCO and Steelbank in 2004, and increased interest rates at Haines Road in connection with a loan amendment and a loan renewal fee, partially offset by lower average borrowing rates in 2004 at EWCO and Steelbank and reduced borrowing at Haines Road.

     Scrap steel sales increased approximately $107,000 at EWCO and $8,000 at Haines Road in the second quarter of 2004, compared to the second quarter of 2003, primarily as a result of an increase in scrap steel prices between those periods.

Income Taxes

     EWCO was an S corporation until December 31, 2003, and, therefore, was not subject to federal income taxes in the second quarter of 2003. Tarpon’s acquisition of Steelbank’s stock results in a limitation on its use of Steelbank’s net operating loss carryforwards. Steelbank’s and Haines Road’s effective tax rates are higher than U.S. rates primarily as a result of higher Canadian federal income tax rates. Tarpon has not recognized a potential tax benefit from its net losses, because of the uncertainty regarding our ability to realize future tax benefit of our net operating loss carryforwards.

Six Months Ended June 30, 2004 Compared to Six Months Ended June 30, 2003

Net Revenues

     In the six months ended June 30, 2004 and 2003 (March 31 for Steelbank), EWCO’s, Haines Road’s and Steelbank’s net revenues and shipments were as follows:

	First Six Months 2004		First Six Months 2003		Change
	$	%	$	%	$	%
			(dollars in thousands)
EWCO Tubular	$10,751	29.7%	$6,200	29.6%	$4,551	73.4%
EWCO SpaceRak	10,928	30.2%	5,968	28.4%	4,960	83.1%
Haines Road	10,451	28.9%	5,277	25.1%	5,174	98.0%
Steelbank	4,078	11.2%	3,539	16.9%	539	15.2%

Total	$36,208	100.0%	$20,984	100.0%	$15,224	72.6%

	First Six Months 2004		First Six Months 2003		Change
	Tons	%	Tons	%	Tons	%
EWCO Tubular	14,069	39.0%	13,864	50.9%	205	1.5%
EWCO SpaceRak	9,382	26.0%	5,645	20.8%	3,737	66.2%
Haines Road	12,598	35.0%	7,711	28.3%	4,887	63.4%

Total	36,049	100.0%	27,220	100.0%	8,829	32.4%

     The increase in our net revenues was primarily due to the following increases in the average revenue per ton: (1) $317, or 70.9%, for EWCO’s steel tubing products, (2) $107, or 10.1%, for EWCO’s steel storage rack systems products, and (3) $138, or 20%, for Haines Road. The increase in the average price per ton was primarily due to price increases in 2004 in the industry generally as a result of increased steel costs. Increases in average revenue per ton for these products have substantially moderated in the third quarter. We currently seek to minimize the amount of steel inventory we carry. The increase in our net revenues is also due to the increase in tons of product shipped shown in the table above. See “Steel” for a description of changes in our average cost per ton of steel. The increase in tons of product shipped in the 2004 period was primarily due to increased shipments of EWCO SpaceRak and Haines Road products, which we believe resulted from more focused sales efforts.

Cost of Goods Sold and Gross Margin

     The following table reflects cost of goods sold and the related gross margin percentages for the six months ended June 30, 2004 and 2003 (March 31 for Steelbank):

	First Six Months 2004		First Six Months 2003		Cost Change
	$	GM%	$	GM%	$	%
			(dollars in thousands)
EWCO Tubular	$8,604	20.0%	$6,455	(4.1%)	$2,149	33.3%
EWCO SpaceRak	10,121	7.4%	5,443	8.8%	4,678	85.9%
Haines Road	8,062	22.9%	4,797	9.1%	3,265	68.1%
Steelbank	3,278	19.6%	3,193	9.8%	85	2.7%

Total	$30,065	17.0%	$19,888	5.1%	$10,177	51.2%

     Our gross margin percentage increased, primarily due to

•	the increases in average revenue per ton described above, which more than offset increased costs of materials primarily due to rising steel prices, except that SpaceRak did not increase its prices as fast due to a lag between pricing and shipping, which accounts for its below average margins for the quarter,

•	the decreases in average manufacturing costs, due to our fixed manufacturing costs being spread over higher volume and reduced overtime, and

•	the steel inventories on hand at EWCO at the end of 2003 that it had purchased at lower prices than first quarter replacement costs; EWCO currently maintains lower inventory levels.

Selling, General and Administrative Expenses

     The following table reflects total selling, general and administrative expenses for the six months ended June 30, 2004 and 2003 (March 31 for Steelbank):

	First Six Months 2004		First Six Months 2003		Cost Change
	$	Sales %	$	Sales %	$	%
			(dollars in thousands)
Tarpon	$312	N/A	$337	N/A	($25)	(7.4%)
EWCO	1,386	6.4%	1,074	8.8%	312	29.0%
Haines Road	625	6.0%	442	8.4%	183	41.4%
Steelbank	607	14.9%	436	12.4%	171	39.3%

Total	$2,930	8.1%	$2,289	10.9%	$641	28.0%

     The increase in our selling, general and administrative expense was primarily attributable to: for EWCO: (a) approximately $175,000 in increased bad debt expense in the first six months of 2004, (b) approximately $72,000 in increased professional services expenses, (c) approximately $26,000 in increased legal expenses, and (d) approximately $26,000 in increased outside services expense, for Haines Road: (a) approximately $60,000 of increased foreign exchange loss, (b) approximately $57,000 of increased wages and benefits expenses, (c) approximately $30,000 of increased insurance expenses, and (d) approximately $28,000 of increased office supplies expenses, and for Steelbank, approximately $83,000 due to changes in exchange rates and $42,000 due to freight charge increases. These increases were partially offset by an approximately $25,000 decrease in Tarpon’s selling, general and administrative expense, primarily due to primarily due to an approximately $61,000 decrease in salaries as a result of Mr. Lewis changing from an officer to a consultant, partially offset by a $34,000 increase in legal, accounting and consulting expenses, primarily due to our consulting arrangement with Bainbridge Advisors, Inc. Selling, general and administrative expenses decreased as a percentage of net sales primarily due to the effect of increased sales. Selling, general and administrative expenses decreased as a percentage of net sales primarily due to the effect of increased sales.

Interest and Other Expenses

     Combined interest expense of Tarpon, EWCO, Haines Road and Steelbank increased approximately $486,000 in the first six months of 2004, compared to the first six months of 2003. The increase was primarily due to approximately $345,000 in increased financing expenses at Tarpon primarily due to the amortization of warrants issued in our 2004 note financing, which are valued at fair value and are being amortized as interest expense over the expected term of the notes, and note fees, increased borrowings by Tarpon, EWCO and Steelbank in 2004, and increased interest rates at Haines Road in connection with a loan amendment and a loan renewal fee, partially offset by lower average borrowing rates in 2004 at EWCO and Steelbank and reduced borrowing at Haines Road.

     Scrap steel sales increased approximately $211,000 at EWCO and $37,000 at Haines Road in the first six months of 2004, compared to the first six months of 2003, primarily as a result of an increase in scrap steel prices between those periods.

Income Taxes

     EWCO was an S corporation until December 31, 2003, and, therefore, was not subject to federal income taxes in the first six months of 2003. Tarpon’s acquisition of Steelbank’s stock results in a limitation on its use of Steelbank’s net operating loss carryforwards. Steelbank’s and Haines Road’s effective tax rates are higher than U.S. rates primarily as a result of higher Canadian federal income tax rates. Tarpon has not recognized a potential tax benefit from its net losses, because of the uncertainty regarding our ability to realize future tax benefit of our net operating loss carryforwards.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Net Revenues

     In 2003 and 2002, EWCO’s, Haines Road’s and Steelbank’s (2003 only) net revenues and shipments were as follows:

	2003		2002		Change
	$	%	$	%	$	%
	(dollars in thousands)
EWCO Tubular	$13,069	29.1%	$10,930	28.8%	$2,139	19.6%
EWCO SpaceRak	13,373	29.7%	13,714	36.2%	(341)	(2.5%)
Haines Road	11,172	24.9%	13,266	35.0%	(2,094)	(15.8%)

Steelbank	7,308	16.3%				100.0%

Total	$44,922	100.0%	$37,910	100.0%	($296)	(0.8%)

	2003		2002		Change
	Tons	%	Tons	%	Tons	%
EWCO Tubular	29,750	50.5%	24,106	41.8%	5,644	23.4%
EWCO SpaceRak	13,053	22.2%	12,889	22.4%	164	1.3%
Haines Road	16,102	27.3%	20,633	35.8%	(4,531)	(22.0%)

Total	58,905	100.0%	57,628	100.0%	1,277	2.2%

     The increase in our net revenues was primarily due to the addition of Steelbank’s revenues, the increase in tons of product shipped at EWCO shown in the table above and a $51, or 7.9% increase in average revenue per ton at Haines Road, partially offset by the decrease in tons of product shipped at Haines Road, and by the following decreases in the average revenue per ton: (1) $14, or 3.1%, for EWCO’s steel tubing products, and (2) $39, or 3.7%, for EWCO’s steel storage rack systems products. See “Steel” for a description of changes in our average cost per ton of steel. Haines Road lost a major customer during 2003, but partially replaced the customer with a new customer purchasing the same product line. As a result, Haines Road’s tons shipped and revenues declined in 2003.

The increase in tons of product shipped at EWCO was primarily due to increased shipments of EWCO Tubular products, which we believe resulted from aggressive pricing.

     The decrease in the average price per ton at EWCO was primarily due to price decreases in the beginning of 2003 in the industry generally, we believe, as a result of the weaker economy and not raising our prices as fast as our steel costs increased at the end of the year.

Cost of Goods Sold and Gross Margin

     The following table reflects cost of goods sold and the related gross margin percentages for 2003 and 2002, except that Steelbank’s cost of goods sold and gross margin percentage are only shown for 2003:

	2003		2002		Cost Change
	$	GM%	$	GM%	$	%
			(dollars in thousands)
EWCO Tubular	$13,035	0.3%	$11,002	(0.7%)	$2,033	18.5%
EWCO SpaceRak	12,253	8.4%	11,886	13.3%	367	3.1%
Haines Road	9,771	12.5%	10,442	21.3%	(671)	(6.4%)

Steelbank	6,445	11.8%				N/A

Total	$41,504	7.6%	$33,330	12.1%	$1,729	5.2%

     Our gross margin percentage decreased, primarily due to

•	the decreases in average revenue per ton described above,

•	an increase in costs of materials at Haines Road, primarily due to higher priced inventories on hand at the beginning of the year, and

•	an increase in average manufacturing costs for EWCO’s steel storage rack system products, due to a change in product mix toward products requiring greater labor to produce, and an increase in average manufacturing costs for Haines Road products, due to fixed costs being spread over lower volume.

Selling, General and Administrative Expenses

     The following table reflects total selling, general and administrative expenses for 2003 and 2002, except that Steelbank’s selling, general and administrative expenses are only shown for 2003:

	2003		2002		Cost Change
	$	Sales %	$	Sales %	$	%
	(dollars in thousands)
Tarpon	$650	N/A	$766	N/A	($116)	(15.1%)
EWCO	2,546	9.6%	1,814	7.4%	732	40.3%
Haines Road	948	8.5%	841	6.3%	107	12.7%

Steelbank	859	11.8%				N/A

Total	$5,003	11.1%	$3,421	9.0%	$723	21.1%

     The increase in our selling, general and administrative expense was primarily attributable to at EWCO (a) approximately $365,000 in increased salaries, payroll taxes and recruiting expenses, due to increased headcount and salary increases, (b) approximately $245,000 in increased bad debt expenses in 2003, (c) approximately $39,000 in increased health insurance expenses, (d) approximately $37,000 in increased legal expenses, (e) approximately $28,000 in increased rent, and (f) approximately $26,000 in increased travel and related expenses, at Haines Road: (a) approximately $75,000 in increased foreign exchange losses, and (b) approximately $12,000 in increased professional fees, and the addition of Steelbank in 2003. These increases were partially offset by an approximately $116,000 decrease in Tarpon’s selling, general and administrative expense, primarily due to approximately $106,000 in decreased consulting expenses and approximately $26,000 in abandoned projects expenses in 2002 that were not incurred in 2003. Selling, general and administrative expenses decreased as a percentage of net sales primarily due to the effect of increased sales.

Interest and Other Expenses

     Combined interest expense of EWCO, Haines Road and Steelbank increased approximately $89,000 in 2003 compared to 2002. The increase was primarily due to increased borrowings by EWCO, Haines Road and Steelbank in 2003 and increased interest rates at Haines Road.

Income Taxes

     EWCO was an S corporation until December 31, 2003, and, therefore, was not subject to federal income taxes. Tarpon’s acquisition of Steelbank’s stock results in a limitation on its use of Steelbank’s net operating loss carryforwards. Steelbank’s and Haines Road’s effective tax rates are higher than U.S. rates primarily as a result of higher Canadian federal income tax rates. Tarpon has not recognized a potential tax benefit from its net losses, because of the uncertainty regarding our ability to realize future tax benefit of our net operating loss carryforwards.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

Net Revenues

     In 2002 and 2001, EWCO’s and Haines Road’s net revenues and shipments were as follows:

	2002		2001		Change
	$	%	$	%	$	%
			(dollars in thousands)
EWCO Tubular	$10,930	28.8%	$8,195	20.3%	$2,735	33.4%
EWCO SpaceRak	13,714	36.2%	20,191	49.9%	(6,477)	(32.1%)
Haines Road	13,266	35.0%	12,047	29.8%	1,219	10.1%

Total	$37,910	100.0%	$40,433	100.0%	($2,523)	(6.2%)

	2002		2001		Change
	Tons	%	Tons	%	Tons	%
EWCO Tubular	24,106	41.8%	19,295	34.6%	4,811	24.9%
EWCO SpaceRak	12,889	22.4%	18,813	33.7%	(5,924)	(31.5%)
Haines Road	20,633	35.8%	17,654	31.7%	2,979	16.9%

Total	57,628	100.0%	55,762	100.0%	1,866	3.3%

     The decrease in our net revenues was primarily due to the following decreases in the average revenue per ton: (1) $9, or 0.8%, for EWCO’s steel storage rack systems products, and (2) $40, or 5.9%, for Haines Road, partially offset by a $28, or 6.7% increase in average revenue per ton for EWCO’s steel tubing products. The overall decrease in the average price per ton was primarily due to price decreases in 2002 in the industry generally as a result of lower demand. The decrease in our net revenues is also due to the decrease in tons of product shipped at EWCO SpaceRak shown in the table above, offset by the increase in tons of steel tubing products shipped shown in the table above and the increased shipments by Haines Road. See “Steel” for a description of changes in our average cost per ton of steel. The decrease in tons of product shipped at EWCO SpaceRak in 2002 was primarily due to the loss of customers, due to the loss of a key sales executive and his accounts. The increase in tons shipped at EWCO Tubular and Haines Road in 2002 was primarily due to the acquisition of a major new account in 2002 and increased fencing sales at Haines Road.

Cost of Goods Sold and Gross Margin

     The following table reflects cost of goods sold and the related gross margin percentages for 2002 and 2001:

	2002		2001		Cost Change
	$	GM%	$	GM%	$	%
			(dollars in thousands)
EWCO Tubular	11,002	(0.7%)	8,063	1.6%	2,939	36.5%
EWCO SpaceRak	11,886	13.3%	16,757	17.0%	(4,871)	(29.2%)
Haines Road	10,442	21.3%	9,256	23.2%	1,186	12.8%

Total	$33,330	12.1%	$34,076	15.7%	($746)	(2.2%)

     Our gross margin percentage decreased, primarily due to

•	the decreases in average revenue per ton described above, and

•	an increase in costs of materials, primarily due to increased steel costs.

This decrease was partially offset by a decrease in average manufacturing costs, primarily due to our fixed costs being spread over higher volume at EWCO Tubular and lower labor costs at EWCO SpaceRak. Haines Road benefited in 2002 from substantial levels of lower priced inventory purchased late in 2001.

Selling, General and Administrative Expenses

     The following table reflects total selling, general and administrative expenses for 2002 and, for EWCO only, 2001:

	2002		2001		Cost Change
	$	Sales %	$	Sales %	$	%
			(dollars in thousands)
Tarpon	766	N/A			766	N/A
EWCO	1,814	7.4%	2,272	8.0%	(458)	(20.1%)
Haines Road	841	6.3%	690	5.7%	151	21.9%

Total	$3,421	9.0%	$2,962	7.4%	$459	15.5%

     The increase in our selling, general and administrative expense was primarily attributable to the addition of Tarpon, and at Haines Road: (a) an approximately $81,000 increase in salaries, commissions and related expenses, (b) approximately $51,000 in increased bad debt expenses, and (c) approximately $14,000 in increased professional fees, partially offset by (d) an approximately $28,000 exchange gain in 2002. These increases were partially offset at EWCO by (a) an approximately $236,000 decrease in salaries, (b) an approximately $144,000 decrease in accounting expenses, and (c) an approximately $73,000 decrease in depreciation. Selling, general and administrative expenses decreased as a percentage of net sales primarily due to the effect of increased sales.

Interest and Other Expenses

     Combined interest expense of EWCO and Haines Road decreased approximately $114,000 in 2002, compared to 2001. The decrease was primarily due to decreased borrowings by EWCO in 2002, lower average borrowing rates in 2002 at EWCO and Haines Road.

Income Taxes

     EWCO was an S corporation until December 31, 2003, and, therefore, was not subject to federal income taxes. Haines Road’s effective tax rates are higher than U.S. rates primarily as a result of higher Canadian federal income tax rates. Tarpon has not recognized a potential tax benefit from its net losses, because of the uncertainty regarding our ability to realize future tax benefit of our net operating loss carryforwards.

Effects of Inflation

          We do not believe that inflation has had a significant impact on our financial position or results of operations in the past three years.

Liquidity and Capital Resources

Summary

          The following statements are based on the pro forma financial statements, which reflect the acquisition of Haines Road and the completion of this offering. As of June 30, 2004, we had pro forma working capital of approximately $3,263,000, including cash and cash equivalents of approximately $2,061,000, accounts receivable of approximately $6,630,000, inventories of approximately $8,973,000, and total current liabilities of approximately $14,822,000, including accounts payable of approximately $5,145,000.

          EWCO has a credit facility with Standard Federal Bank, N.A., including a revolving credit facility for up to $7,000,000, and a $1,394,000 term loan. As of October 1, 2004, approximately $2,500,000 was available for borrowing under the revolving credit facility. The amounts available under this credit facility are not included in the pro forma working capital and cash amounts described in the first paragraph.

          Steelbank has a factoring arrangement with Greenfield Commercial Credit, Inc. for the extension of up to approximately $1,161,000 of credit, representing approximately $1,452,000 in face amount of eligible receivables sold and outstanding at any time. As of October 1, 2004, approximately $1,311,000 in face amount of receivables were sold and not yet collected and approximately $141,000 was available for additional sales under the arrangement in Greenfield Commercial Credit, Inc.’s discretion. The amounts available under this credit facility are not included in the pro forma working capital and cash amounts described in the first paragraph.

          We also intend to seek an approximately $7,750,000 revolving line of credit for Haines Road and Steelbank to refinance Steelbank’s factoring arrangement and to pay 50% of the purchase price of the Haines Road inventory, or approximately $1,169,000. We are discussing these loans with a variety of financial institutions, although we have no commitments from them to make these loans. The amounts that might be available under this credit facility are not included in the pro forma working capital and cash amounts described in the first paragraph.

          The estimated net proceeds of this offering will be approximately $10,300,000, of which approximately $1,273,000 will be available for capital expenditures and thus, this offering will not provide liquidity for operations. However, if the underwriter’s over-allotment option is exercised the additional estimated net proceeds of $1,687,500 is intended to be used for capital expenditures and working capital. See “Use of Proceeds.”

          We believe that the estimated net proceeds from this offering together with our existing and projected financial resources will be adequate to satisfy our operating requirements for at least the next 12 months, except for additional acquisitions.

          After this offering, we will not have financial resources for additional acquisitions, which will have to be consummated, if at all, with our common shares. If we are unable to consummate additional acquisitions with our common shares, we will be required to raise capital through additional sales of debt or equity securities, of which there can be no assurance, or forego the acquisition.

Sources and Uses of Cash

          Tarpon, our parent company, has incurred losses and negative cash flows in each year since its inception. It has financed its activities primarily with funds received from private placements of its common shares, notes, warrants and bank loans.

          From its inception on January 16, 2002 through October 2003, Tarpon privately placed 1,219,732 of its common shares for gross proceeds of approximately $1,436,000. Its net proceeds, after deducting the expenses of the offerings, were approximately $1,429,000. As a result of our initial public offering, we will be required to issue an estimated additional 70,262 shares to these shareholders at no additional cost.

          In February and March 2004, we privately placed $150,000 of our junior subordinated secured promissory notes to two of our existing shareholders. In April 2004, we privately placed an additional $2,000,000 of our junior subordinated promissory secured notes to 27 investors in a 2004 note financing. The notes were issued at their face amount, bear interest at 8% a year and are payable at the earlier of the closing of this initial public offering or nine months after issuance. The notes are secured by our assets and the assets of our subsidiaries, but are subordinate to our subsidiaries’ secured bank financing. We also granted the purchasers in these offerings warrants to purchase a number of common shares equal to their purchase price (150% of their purchase price for any investor who purchased $350,000 or more of our notes, one of whom did) divided by our initial public offering price, i.e., an aggregate of 465,000 common shares. The exercise price of the warrants is the initial public offering price of our common shares, and the warrants are exercisable for five years beginning 90, but, at Tarpon’s discretion, up to 180 days after the closing of this offering. Joseph Gunnar & Co., LLC, the underwriter in this offering, was our placement agent in our April 2004 note financing. Our net proceeds, after deducting the expenses of these offerings, were approximately $1,856,500.

          The following include the combined individual unconsolidated financial statement information of Tarpon, EWCO, Haines Road and Steelbank, i.e., combined amounts from the pro forma financial statements before consolidating and pro forma adjustments. As of June 30, 2004, we had cash and cash equivalents of approximately $277,000, working capital of approximately $4,003,000, total current liabilities of approximately $16,997,000 and Tarpon, alone, had shareholders’ equity of approximately $8,000.

Cash Flows From Operating Activities

          Six Months Ended June 30, 2004

          Net cash used in our operations, on a combined basis, based on our individual financial statements, during the six months ended June 30, 2004 (March 31, 2004 for Steelbank) was approximately $1,954,000, including (1) approximately ($1,517,000) used by Tarpon, (2) approximately ($1,403,000) used by EWCO, and (3) approximately ($29,000) used by Steelbank, partially offset by (4) approximately $995,000 provided by Haines Road. Cash was used primarily by (1) the following increases in inventories, primarily because of rising steel prices: (a) approximately $1,065,000 for EWCO and (b) approximately $492,000 for Haines Road, partially offset by an approximately $51,000 decrease for Steelbank, (2) the following increases in receivables, primarily due to increased sales and, for EWCO, slower collection: (a) approximately $1,606,000 for EWCO, (b) approximately $355,000 in inter-company loans by Tarpon, and (c) approximately $14,000 for Steelbank, (3) an approximately $581,000 increase in prepaid expenses for Tarpon, primarily because of expenses of the 2004 Note financing and of this offering, approximately $71,000 at EWCO and approximately $30,000 at Haines Road, (4) an approximately $400,000 unrealized foreign currency translation loss for Haines Road, primarily as a result of the strengthening of the Canadian dollar against the United States dollar, and (5) (a) an approximately $550,000 decrease in accounts payable and accrued liabilities at EWCO, primarily due to vendors requiring faster payment, and (b) an approximately $247,000 decrease in accounts payable and accrued liabilities at Steelbank, primarily due to vendors requiring faster payment, and an approximately $112,000 decrease in Tarpon’s accrued liabilities.

          These decreases were partially offset by (1) the following amounts of income before depreciation and amortization: (a) approximately $1,197,000 from EWCO, (b) approximately $1,362,000 from Haines Road, and (c) approximately $155,000 from Steelbank, partially offset by Tarpon’s net loss of approximately ($706,000), (2) an approximately $46,000 decrease in EWCO’s other notes receivable, as a result of write-off of a receivable of a bankrupt customer, (3) an approximately $667,000 increase in EWCO’s accrued and deferred income taxes, as a result of its ceasing to be taxed as an S corporation in 2004, (4) the issuance of approximately $28,000 of stock by Tarpon in payment for consulting services on approximately $209,000 increase of accrued interest expense, and partially offset by an approximately $25,000 decrease in deferred taxes at Haines Road, and (5) an approximately $563,000 decrease in refundable income taxes at Haines Road and $25,000 at Steelbank.

          Nine Months Ended June 30, 2004 For Steelbank

          Net cash used in Steelbank’s operations during the nine months ended June 30, 2004 was approximately $665,000. Cash was used primarily by (1) an approximately $317,000 increase in prepaid expenses, due to prepaid factoring fees, (2) an approximately $301,000 decrease in accounts payable and accrued liabilities, due to vendors requiring faster payment, (3) an approximately $162,000 increase in receivables, primarily due to increased sales, and (4) an approximately $78,000 increase in inventories, primarily because of increased steel prices, partially offset by (5) approximately $163,000 in income before depreciation and amortization and (6) approximately $34,000 decrease in refundable income taxes.

          Year Ended December 31, 2003

          For 2003, net cash provided by our operations, on a combined basis, based on our individual financial statements, was approximately $3,938,000, including approximately $4,997,000 of cash provided by Haines Road’s operations, partially offset by (1) approximately $539,000 used by Tarpon, (2) approximately $398,000 used by EWCO, and (3) approximately $122,000 used by Steelbank. Cash was provided primarily by (1) the following unrealized gains on foreign currency translation, primarily as a result of the strengthening Canadian dollar: (a) approximately $1,881,000 at Haines Road, and (b) approximately $49,000 at Steelbank, plus an approximately $25,000 foreign currency exchange loss at Steelbank, (2) Haines Road’s net income before depreciation and amortization, totaling approximately $1,339,000, (3) the following decreases in inventories: (a) approximately $1,895,000 for Haines Road, and (b) approximately $244,000 for EWCO, (4) the following increases in payables and accrued liabilities, primarily due to slower payments and the timing of payments: (a) approximately $1,315,000 for EWCO because of slower payment, and (b) approximately $131,000 for Tarpon, partially offset by an approximately $107,000 decrease in Steelbank’s accounts and salaries payable and accrued liabilities, primarily due to the timing of payments, (5) an approximately $39,000 decrease in prepaid expenses and advances at Haines Road, partially offset by an approximately $26,000 increase at EWCO, and (6) an approximately $231,000 increase in deferred taxes at Haines Road.

          These increases were partially offset by (1) funding the following net losses before depreciation and amortization: (a) approximately $1,113,000 from EWCO, and (b) approximately $650,000 from Tarpon, (2) the following increases in receivables, primarily due to increased sales: (a) approximately $777,000 for EWCO and an additional $46,000 on other accounts receivable, because we converted a customer’s receivable into a long-term receivable, and (b) approximately $42,000 for Steelbank, and (3) an approximately $422,000 increase in refundable taxes at Haines Road.

Cash Flows From Investing Activities

          Our investing activities, on a combined basis, based on our individual financial statements, in the six months ended June 30, 2004 (March 31 for Steelbank) provided approximately $2,545,000 in cash, including an approximately $2,933,000 repayment of a shareholder note receivable at EWCO out of the proceeds of redemption of the shareholders shares and approximately $364,000 in net proceeds received at Haines Road upon disposal of equipment, partially offset by approximately $678,000 spent by Tarpon to acquire EWCO and Steelbank, net of cash acquired. Our investing activities, on a combined basis, based on our individual financial statements, in 2003 used approximately $2,756,000 in cash, primarily for miscellaneous equipment and, for Tarpon, intangible assets consisting of capitalized acquisition costs, including (1) approximately $2,403,000 at Haines Road, (2) approximately $114,000 at EWCO, (3) approximately $189,000 at Tarpon, and (4) approximately $50,000 at Steelbank.

          We expect our capital requirements to increase as a result of our proposed use of approximately $1,273,000 of the proceeds of this offering to invest in equipment. See “Use of Proceeds.” We have budgeted approximately $2,500,000 for capital expenditures during the next 18 months, primarily for equipment.

Cash Flows From Financing Activities

          On a combined basis, based on our individual financial statements, our financing activities used approximately $929,000 of cash flows in the six months ended June 30, 2004, consisting of (1) approximately $2,009,000 provided by Tarpon, and (2) approximately $35,000 from Steelbank, partially offset by (3) approximately $1,614,000 in cash used by financing activities at EWCO, and (4) approximately $1,359,000 in cash used by financing activities at Haines Road. Cash was provided primarily by (1) approximately $2,009,000 in net proceeds from notes issued by Tarpon in its 2004 note financing, and (2) the following net borrowings: (a) $1,990,000 by EWCO, and (b) $35,000 by Steelbank. These cash flows were partially offset by approximately $1,359,000 used by Haines Road to repay intra-company indebtedness, and approximately $3,603,000 used by EWCO to redeem shares from a former owner.

          On a combined basis, based on our individual financial statements, our financing activities used approximately $1,664,000 of cash flows in 2003, primarily as a result of (1) approximately $2,594,000 of cash flows used by Haines Road to repay intra-company indebtedness, (2) approximately $344,000 used by Steelbank to acquire shareholder interests and approximately $79,000 to make advances to related parties, and (3) approximately $89,000 of cash flows used by EWCO to make distributions to shareholders. These uses were partially offset by the following cash provided by financing activities: (1) approximately $582,000 in net proceeds from common shares issued by Tarpon, (2) approximately $373,000 in net borrowings by EWCO, and (3) approximately $448,000 in net borrowings by Steelbank.

Needs for Liquidity

          We expect that our primary needs for liquidity in 2004 will be (1) to pay our 2004 note financing and acquisition indebtedness, (2) to pay the portion of the purchase price in the Haines Road acquisition that is payable at the closing of this offering, to pay the fair market value of the acquired inventory due within 45 days after the closing of the acquisition and to pay the portion of the purchase price of the real estate that is due 90 days after the closing of the acquisition, (3) to make capital expenditures for equipment, (4) for working capital, including increased accounts receivable and inventories if sales increase, and (5) to sustain our operations, including funding sales and marketing activities.

Financing Arrangements

          EWCO has a credit facility with Standard Federal Bank, N.A., including a revolving credit facility for up to $7,000,000, subject to a borrowing base based on eligible inventory and receivables , originally maturing August 31, 2007, and a $1,394,000 term loan. The term loan is payable in equal monthly installments of principal based on a five year amortization ending August 1, 2009, but matures August 31, 2007 if the revolving credit facility is not renewed. The loans are secured by all of EWCO’s personal property and is guaranteed by Tarpon. The principal amount outstanding bears interest, payable monthly, at the bank’s prime rate, plus, until completion of this offering, 0.375%. The loan agreement requires EWCO to maintain a minimum debt service coverage ratio and minimum tangible net worth. It also generally prohibits dividends and limits EWCO’s ability to make capital expenditures. We do not expect the restrictions on EWCO’s dividends to have a material impact on our ability to meet our cash obligations. EWCO paid a 1% closing fee and must pay a 0.25% unused line of credit fee. EWCO is also subject to a 1% prepayment fee if the loans are prepaid any time before maturity. As of October 1, 2004, approximately $3,140,000 was outstanding under the revolving credit facility, approximately $1,394,000 was outstanding under the term loan, and approximately $2,500,000 was available for borrowing under the revolving credit facility.

          Steelbank has a factoring arrangement with Greenfield Commercial Credit, Inc. for the extension of up to $1,161,000 of credit, representing approximately $1,452,000 in face amount of eligible receivables sold and outstanding at any time. The facility is secured by all of the assets of Steelbank and all obligations of Steelbank under the arrangements are guaranteed by Tarpon and its wholly-owned subsidiary BST Acquisition, Ltd. Steelbank receives 80% of the face amount of receivables that it desires to sell and Greenfield Commercial Credit, Inc. agrees, in its discretion, to buy. Greenfield Commercial Credit, Inc. may require Steelbank to re-purchase any receivables sold, on demand, for the unpaid face amount of such receivables. The factoring arrangement expires on November

18, 2004. The facility prohibits Steelbank from granting any extension of time for payment of accounts receivable, compromising or settling any accounts receivable for less than the full amount of such accounts receivable, releasing any debtor to such accounts receivable, or granting any credits, discounts, allowances, deductions, return authorizations or the like with respect to any accounts receivable. In addition, Steelbank is prohibited from creating or permitting any lien with respect to the collateral granted under the arrangement, except for a subordinated security interest in favor of holders of the 2004 note financing notes. As of October 1, 2004, approximately $1,216,000 in face amount of receivables were sold and not yet collected and approximately $236,000 was available for additional sales under the arrangement in Greenfield Commercial Credit, Inc.’s discretion.

          We intend to finance approximately $6,976,000 of our purchase price of Haines Road with an approximately $3,097,000 mortgage loan secured by the Haines Road real estate, an approximately $2,710,000 loan secured by the Haines Road equipment, and the revolving line of credit described below. We also intend to seek an approximately $7,742,000 revolving line of credit for Haines Road and Steelbank to refinance Steelbank’s factoring arrangement and to pay an estimated 50% of the purchase price of the Haines Road inventory, or an estimated approximately $1,169,000. We are discussing these loans with a variety of financial institutions, although we have no commitments from them to make these loans.

Proceeds of this Offering

          The estimated net proceeds of this offering will be approximately $10,300,000, of which approximately $5,428,000 is intended to be used for the portion of the purchase price in the Haines Road acquisition payable at the closing of the acquisition, which we expect to complete within seven days after the effective date of this offering with respect to the operating assets and within 90 days after that closing with respect to the Haines Road real estate, $3,599,000 is intended to be used to pay the notes issued in February, March and April 2004 and in the EWCO and Steelbank acquisitions, and $1,273,000 will be available for capital expenditures. If the underwriter’s over-allotment option is exercised the additional estimated net proceeds of $1,687,500 is intended to be used for working capital. See “Use of Proceeds.”

          We believe that the estimated net proceeds from this offering will be adequate to satisfy our operating and capital requirements for at least the next 12 months, except for additional acquisitions. If we are unable to consummate additional acquisitions with our common shares, we will be required to raise capital through additional sales of debt or equity securities, of which there can be no assurance, or forego the acquisition.

Critical Accounting Policies and Use of Estimates

          Our discussion and analysis of our financial condition and results of operations are based on the related financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of the financial statements in accordance with accounting principles generally accepted in the United States of America requires our management to make estimates that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Our most significant estimates relate to accounting for business combinations, including intangible assets acquired, impairment of long-lived assets, allowances for doubtful accounts, and valuing options and warrants granted to non-employees. Actual results could differ from these estimates. We evaluate our estimates primarily based on historical experience, business knowledge and various assumptions we believe to be reasonable under the circumstances. These estimates are evaluated by management and revised as circumstances change. We believe that the following critical accounting policies and estimates affect our more significant estimates and judgments used in the preparation of our financial statements.

Business Combinations and Intangible Assets

          We have adopted SFAS No. 141 and SFAS No. 142, “Goodwill and other Intangible Assets.” SFAS No. 141 requires all business combinations to be accounted for using the purchase method of accounting and that certain intangible assets acquired in a business combination must be recognized as assets separate from goodwill. SFAS No. 142 addresses the recognition and measurement of goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 also addresses the initial recognition and measurement of intangible assets acquired outside of a business combination, whether acquired individually or with a group of other assets. This statement provides that intangible assets with indefinite lives and goodwill will not be amortized but will be tested at least annually for impairment. If an impairment is indicated, then the asset will be written down to its fair value, typically based upon its future expected discounted cash flows. As of June 30, 2004, on a pro forma basis, our intangible assets consisted of goodwill, customer base and covenants not to compete relating to the Haines Road and Steelbank acquisitions. Goodwill will not be amortized, but will be tested for impairment at least annually and whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable.

Impairment of Long-Lived Assets

          Long-lived assets include property, goodwill, intangible assets, and certain other assets. The carrying values of these assets are periodically reviewed for impairment or whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. An impairment loss is recorded in the period in which it is determined that the carrying amount is not recoverable. This requires us to make long-term forecasts of our future revenues and costs related to the assets subject to review. These forecasts require assumptions about demand for our products and services, future market conditions, and technological developments. Significant and unanticipated changes to these assumptions could require a provision for impairment in a future period.

Bad Debts

          We maintain a reserve for known and unknown bad debts. We evaluate credit risk and the adequacy of our reserve by monitoring the age of our accounts receivable and the credit worthiness of our customers. In addition, we monitor the overall status of the industries where our products and services are utilized. Typically, this reserve is not subject to significant fluctuations from period to period. However, if we incur an unusual amount of bad debt, it could alter our exposure and the related reserve. EWCO wrote off an approximately $290,000 receivable in 2003 because of the bankruptcy of a customer, reserved approximately $32,000 for questionable accounts in January 2004 and wrote off approximately $87,500 in bad debts in the second quarter of 2004.

Grants of Options and Warrants

          We have chosen to account for stock-based compensation of employees using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Accordingly, compensation costs for stock options granted to employees are measured as the excess, if any, of the market price of our stock at the date of the grant over the amount an employee must pay to acquire the stock. We must account for stock options and warrants granted to non-employees using the fair value method. In addition, the Financial Accounting Standards Board has proposed that stock-based compensation of employees must also be accounted for using the fair value method. We use the Black-Scholes valuation model for determining the fair value of our options and warrants. That model requires us to make assumptions regarding the expected life of the security, the expected volatility of our stock price during the period, the risk free interest rate and the dividend yield. Varying these assumptions can have a significant impact on our option and warrant valuations and related expenses.

Contractual Obligations

          The following information is provided on a pro forma combined basis as of December 31, 2003 with respect to our known contractual obligations specified in the following table, aggregated by type of contractual obligation:

		Payments due by period
		Less			More
		than 1	1-3	3-5	than 5
Contractual Obligations	Total	year	years	years	years
	(dollars in thousands)
Long-term debt obligations	$15,776	$7,949	$3,665	$1,333	$2,829
Capital lease obligations	110	29	81	0	0
Operating lease obligations	1,142	424	713	5	0
Purchase obligations	1,834	1,834	0	0	0
Other long-term liabilities	0	0	0	0	0

Purchase obligations consist primarily of purchase orders executed for raw material inventories. We have entered into a factoring arrangement replacing Steelbank’s former credit facility and a new credit facility for EWCO and intend to obtain additional financing. See “Liquidity and Capital Resources.” In addition, we intend to combine the Steelbank offices and warehouse with the Haines Road facility, and either terminate or sublease the existing Steelbank facility. See “Business – Our Business Strategy.”

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

          We are exposed to risks associated with changes in foreign currency rates, interest rates and commodity prices. We have not used derivative financial instruments for any purpose during the periods shown.

          Our Canadian operations, Steelbank and Haines Road, are accounted for in Canadian dollars, converted to the U.S. dollar equivalent based on published exchange rates for the period reported and are, therefore, subject to risk of exchange rate fluctuations.

          We are exposed to interest rate risk under our credit facilities because of the variable interest rates charged on those facilities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.”

          We are subject to commodity price risk, primarily with respect to purchases of steel. Purchased steel represents the most significant portion of EWCO’s and Haines Road’s cost of goods sold. As a result, fluctuations in the cost of purchased steel, which can be volatile and cyclical in nature, have a significant impact on our margins both positively and negatively. Our steel costs have risen significantly since 2003. We have generally been successful in passing these higher steel costs on to our customers because our competitors increased their prices too, but we might not be able to continue to do so in the future. We currently seek to minimize the potential adverse impact of commodity price risks of our steel inventory by minimizing the amount of steel inventory we carry. However, opportunities to purchase larger quantities at below market value are considered and reviewed against current market conditions. We try to coordinate our steel purchases with our sales and production forecast, generally resulting in a one to two month supply of steel.

          The tables below provide pro forma information about our financial instruments that are sensitive to changes in interest rates, foreign currency exchange rates, or both, consisting of debt obligations, including Canadian dollar-denominated debt obligations. The tables provide information by functional currency and presents such information in U.S. dollar equivalents. For these financial instruments, the tables present principal cash flows and related weighted average interest rates by expected maturity dates. Weighted average variable rates are based on current rates for the applicable period. Weighted average fixed rates are based on the contract rates. The information is presented in U.S. dollar equivalents, which is our reporting currency. The actual cash flows of the instruments are denominated in U.S. dollars (U.S.$) and Canadian dollars (Cdn.$), as indicated in parenthesis.

June 30, 2004
Expected Maturity Dates

(U.S.$ equivalent in thousands)	2004	2005	2006	2007	2008	Thereafter	Total	Fair Value
Short-term Debt:
Variable Rate (U.S.$)	$5,170	—	—	—	—	—	$5,170	$5,170
Average interest rate	5.0%						5.0%
Fixed Rate (U.S.$)	$6	$4	—	—	—	—	$10	$10
Average interest rate	0.0%	0.0%					0.0%
Variable Rate (Cdn.$)	$1,667	—	—	—	—	—	$1,667	$1,667
Average interest rate	7.99%						7.99%
Fixed Rate (Cdn.$)	$1	—	—	—	—	—	$1	$1
Average interest rate	15.48%						15.48%
Long-term Debt:
Fixed Rate (U.S.$)	$155	$256	$11	$7	$2	—	$432	$432
Average interest rate	2.83%	3.45%	7.01%	5.24%	5.24%		3.36%
Fixed Rate (Cdn.$)	$245	$2,293	$535	$563	$592	$3,137	$7,365	$7,365
Average interest rate	5.15%	7.37%	5.16%	5.16%	5.16%	7.72%	6.94%

December 31, 2003
Expected Maturity Dates

(U.S.$ equivalent in thousands)	2004	2005	2006	2007	2008	Thereafter	Total	Fair Value
Short-term Debt:
Variable Rate (U.S.$)	$5,170	—	—	—	—	—	$5,170	$5,170
Average interest rate	5.0%						5.0%
Fixed Rate (U.S.$)	$48	—	—	—	—	—	$48	$48
Average interest rate	6.19%						6.19%
Variable Rate (Cdn.$)	$1,667	—	—	—	—	—	$1,667	$1,667
Average interest rate	7.99%						7.99%
Fixed Rate (Cdn.$)	$10	—	—	—	—	—	$10	$10
Average interest rate	15.48%						15.48%
Long-term Debt:
Fixed Rate (U.S.$)	$493	$440	$192	$145	$3	—	$1,273	$1,273
Average interest rate	4.74%	5.37%	7.92%	7.85%	5.24%		5.79%
Fixed Rate (Cdn.$)	$257	$2,293	$535	$564	$594	$3,120	$7,363	$7,363
Average interest rate	5.29%	7.37%	5.16%	5.17%	5.17%	7.72%	6.94%

          The tables below provide information about the Company’s pro forma steel inventory that are sensitive to changes in commodity prices, specifically steel prices. The tables present the carrying amount and fair value as of the indicated date.

	June 30, 2004		June 30, 2003
(U.S.$ equivalent in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Steel Inventories	$4,457,683	$4,457,683	$3,330,710	$3,330,710

	December 31, 2003		December 31, 2002
(U.S.$ equivalent in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Steel Inventories	$3,349,067	$3,349,067	$4,932,110	$4,932,110

BUSINESS

General

          We manufacture and sell structural and mechanical steel tubing and steel storage rack systems. We also distribute and broker the sale of structural and mechanical steel tubing manufactured by others. We were incorporated in Michigan on January 16, 2002 and have made two acquisitions. Our subsidiaries are Eugene Welding Co., or “EWCO,” acquired in April 2004, and Steelbank, Inc., or “Steelbank,” acquired in May 2004, and our to be acquired subsidiary is the Haines Road facility of Bolton Steel Tube Co., Ltd., or “Haines Road,” as to which we signed an agreement in July 2004. Through EWCO and Haines Road, we manufacture and sell structural and mechanical steel tubing and steel storage rack systems. Through Steelbank, we act as a distributor and sales representative for structural and mechanical steel tubing. We have two manufacturing facilities in Michigan, within 80 miles north of Detroit, and a third manufacturing facility and a warehouse facility in Mississauga, Ontario, Canada, a suburb of Toronto. Our customers are generally located within 800 miles of our manufacturing plants. We intend to seek other acquisitions in the steel tubing and related industries, although we currently have no agreement for any other such acquisition.

          Our principal executive offices are located at 2420 Wills Street, Marysville, Michigan 48040. Our telephone number is (810) 364-7421. Our e-mail address is tarponir@tarponind.com and our web site address is http://www.tarponind.com. Information accessed on or through our web site does not constitute part of this prospectus.

Industry Overview

          The steel tubing and the steel storage rack systems industries are fragmented, with more than 100 manufacturers geographically disbursed in the United States and Canada serving niche and regional markets. Because of the size and weight of structural and mechanical steel tubing, costs of transportation are significant, and it is generally not cost effective to ship these products more than 800 miles from the manufacturing plant. This and customers’ short lead-time requirements limit the geographic market for steel tubing manufacturers.

Structural and Mechanical Steel Tubing

          Structural steel tubing, also known as Hollow Structural Sections or “HSS”, is processed continuously from hot rolled steel coil, roll formed and welded in line using high frequency welding and cut to length by an in-line traveling saw or shear. HSS is manufactured in round, square and rectangular sections in sizes ranging from 2 inches square and round through 4 inches square and 5 inches round at EWCO to ASTM A500 Grade B and C specifications. HSS is used as structural members for buildings and structural frames and parts for equipment in a variety of applications and industries. Structural steel tubing provides a high strength-to-weight ratio, uniform strength, torsional rigidity, an aesthetic appearance, cost-effectiveness and recyclability.

          Mechanical steel tubing is typically manufactured to smaller sizes, 2 inches square and below, and lighter gauges, 0.120 of an inch wall and lighter. This tubing is made to tighter manufacturing tolerances than structural tubing and usually from steels with lower strength and greater formability and ductility. Mechanical tubing produced at EWCO and Haines Road are produced from hot rolled pickled and oiled, cold rolled, aluminized, pre-galvanized (G-60 or G-90), and galvalume steel and galvanneal strip. These products are manufactured typically to ASTM A513 type 1 or 2 specifications. Mechanical steel tubing is manufactured from low carbon to high strength, low alloy material, for greater strength and formability. Using this type of steel allows for lighter weight products for use in automotive parts and furniture and in a variety of applications for machine and equipment parts, typically where formability, machinability and fluid conduction are required.

          Applications for structural and mechanical steel tubing include the following:

•	Leisure Products: exercise equipment, bicycles, boating trailers, boat hoists, recreational vehicles and pop-up campers.

•	Agricultural/Commercial: greenhouses, sprinkler systems, farm implement components, tillage equipment, fork lifts and industrial equipment.

•	Commercial Construction: building conduit, handrails, scaffolding, bridges and miscellaneous uses.

•	Automotive: various components, including aftermarket automotive exhaust systems, trunk hinges, trailer hitches, storage racks and hydro formed components.

•	Furniture: tables, chairs, stools, closet and curtain rods, beds, futons, storage units, and store display racks.

•	Appliance: refrigerators, stoves and barbecues.

•	Garden and Home Tools: Lawnmowers, snow blowers, shovels, rakes, and water sprinklers.

•	Fencing: residential, including “dog runs”, commercial, industrial and ornamental.

•	Energy and Exploration: oil rigging related equipment.

•	Steel storage rack systems.

Steel Storage Rack Systems

          Steel storage rack systems are generally structural steel tubing or structural beams that are assembled with fabricated metal components and welded together to form frames and beams. Leading manufacturers of steel storage rack systems are members of the Rack Manufacturers Institute, which promulgates standards for, and certifies, standard rack components. These standard components can be assembled to form

•	selective racks, which are typically used in public and commercial warehouse applications where the ability to select palletized materials is desired, which represent a substantial majority of our steel storage rack system sales,

•	drive-in/through racks, which provide high-density storage of palletized long shelf life products, such as salt,

•	push back racks, another form of high-density storage, which provides some degree of selectivity,

•	cantilevered racks, which are typically used in the bulk storage of large unit items, such as lumber, plywood and drywall,

•	archival storage systems, which are designed to provide high density records storage, including for the legal, medical and banking industries, and

•	order picking systems, which are designed to incorporate into the rack a conveying system and multi-level mezzanine from which product can be taken off of pallets and repackaged for shipment to individual store locations.

These systems are used in the home center, retail distribution, public warehouse and commercial and industrial distribution markets. Engineering and system design services are involved in choosing the appropriate components for the system.

Our Operations

EWCO

          EWCO manufactures and sells structural steel tubing and SpaceRak® steel storage rack systems at its leased facilities in Marysville and Marlette, Michigan, with its sales in the United States. EWCO commenced operations in 1954 as a manufacturer of steel products. Currently, EWCO manufactures structural and mechanical steel tubing in sizes ranging from 1.5 inches round and square to 5.0 inches round and 4.0 inches square, and complementary sizes in rectangular and specialty oval shapes, typically to the structural specification ASTM A500 Grade B and C and the mechanical specification ASTM A513 Grade B structural steel tubing. In addition, EWCO manufactures steel storage rack systems, now including selective racks, drive-in/through racks, push back racks, cantilevered racks, archival storage systems and order picking systems used in the home center, retail distribution, public warehouse and commercial and industrial distribution markets. In the six months ended June 30, 2004, tubular products accounted for approximately 50% of EWCO’s revenues, and SpaceRak systems accounted for approximately 50% of EWCO’s revenues. We believe EWCO has significant additional manufacturing capacity.

          In April 2004, we acquired 100% of the outstanding common shares of EWCO from its sole shareholder, who was our Chief Executive Officer from April to August 2004. We acquired EWCO for $415,450 in cash paid to its sole shareholder for certain of his EWCO shares, and EWCO redeemed the remaining outstanding shares from him for $3,603,144, of which $670,000 is represented by a promissory note payable out of the proceeds of this offering and secured by EWCO shares that would represent 60% of the outstanding shares. The remaining $2,933,144 of the redemption price was retained by EWCO to repay a note to EWCO from the former sole shareholder relating to his acquisition of EWCO in 2001. We also paid $143,677 in settlement of a purchase price dispute relating to the 2001 acquisition of EWCO by the former sole shareholder.

Steelbank

          Since 1990, Steelbank has distributed structural and mechanical steel tubing and has acted as a sales representative. It currently operates from its leased warehouse facility in Mississauga, Ontario, a suburb of Toronto. It does not manufacture its own products. We intend to relocate the Steelbank offices and warehouse to the Haines Road facility and to have Steelbank personnel function primarily as a sales force for EWCO and Haines Road products.

          On May 18, 2004, we acquired 100% of the outstanding common stock of Steelbank for a total cost of approximately $1,229,783, by paying approximately $54,263 in cash, issuing a promissory note in the principal amount of approximately $595,200, payable in monthly installments of Cdn.$15,000 beginning July 1, 2004, with the balance payable at the earlier of the closing of this offering and December 10, 2004, agreeing to issue a number of our common shares equal to approximately $279,000 divided by the public offering price of our shares in this offering, and by issuing additional promissory notes in the aggregate principal amount of approximately $301,320, payable over three years to the three former shareholders of Steelbank, unless their employment with Steelbank is terminated for specified reasons. The notes are secured by all of the shares of Steelbank and the assets of Steelbank. Canadian dollars are translated into U.S. dollars as of June 30, 2004.

Haines Road

          Haines Road has manufactured and sold structural and mechanical steel tubing at an owned facility in Mississauga, Ontario, Canada, a suburb of Toronto, since 1988. Its customers use its products for residential, commercial and industrial fencing, scaffolding, automotive after-market exhaust systems, racking and greenhouses. We believe Haines Road has significant additional manufacturing capacity.

          In July 2004, we entered into an agreement to acquire the operating assets of Haines Road, which we expect to complete within seven days after the effective date of this offering and the Haines Road real estate, which we expect to complete within 90 days after the closing of the acquisition of the Haines Road operating assets, for an estimated aggregate of approximately $14,533,000, consisting of (in U.S. dollars) (1) approximately $271,000 in deposits paid, (2) an estimated approximately $6,581,000, including an estimated approximately $426,000 in closing adjustments, payable in cash at the closing of the acquisition, (3) an approximately $929,000 secured promissory note, payable 15 months after closing or, if the book value of BST Acquisition, Ltd.’s assets minus liabilities does not exceed approximately $929,000, payable at the closing of the acquisition, (4) an estimated approximately $2,339,000 for purchased inventory, payable within 45 days after the closing of the acquisition, (5) approximately $3,484,000 for the cash portion of the purchase price of the Haines Road real estate, with approximately $154,841 paid as a deposit and the balance payable within 90 days after the closing of the acquisition, and (6) an approximately $929,000 secured promissory note, payable 15 months after real estate closing date or, if the fair value of the purchased real estate less the loans secured by the purchased real estate is not at least approximately $387,000 or if the first mortgage on the purchased real estate exceeds approximately $3,097,000, payable on the real estate closing date. We have also agreed (1) to pay an additional approximately $39,000 for each month that the closing is later than September 7, 2004 (three months of such payments are included in the estimated closing adjustments above), and (2) to lease the Haines Road real estate during any period between the acquisition closing date and the real estate closing date at a monthly rent of approximately $58,000. We expect to seek approximately $6,976,000 in mortgage, equipment and revolving credit financing, although we do not currently have a commitment for such financing. As part of the transaction, we have agreed not to compete with Bolton with respect to hot-dipped galvanized products for a period of six months after closing.

Our Business Strategy

          Our business strategy is to become a larger and more significant manufacturer and distributor of structural and mechanical steel tubing, steel storage rack systems and related products in our current geographic market, and then to expand outside our markets. Key elements of our strategy are to

          Acquire facilities, customers and management through strategic acquisitions of other steel tubing, steel storage rack system and related product manufacturers or distributors. The steel tubing and the steel storage rack system industries are fragmented, with more than 100 manufacturers geographically dispersed in the United States and Canada serving niche and regional markets, providing us with potential acquisition opportunities. We could use our common shares, other securities or additional indebtedness for possible strategic acquisitions of steel tubing, steel storage rack system and related product manufacturers, distributors or both, to expand our manufacturing capabilities within our current geographic markets to realize purchasing and administrative economies of scale and to expand our geographic markets by acquiring manufacturing facilities closer to additional customers. Although we regularly review potential acquisition opportunities, we have no agreement, other than with respect to Haines Road, and no understanding for any other acquisition.

          Invest in production equipment. We intend to use a portion of the proceeds of this offering to invest in newer, more efficient equipment to replace older, less efficient equipment, which we believe will improve our manufacturing costs. In addition, if we can obtain additional financing (although we currently have no commitments for such financing), we intend to invest in equipment to enable us to perform additional finishing operations, which may include punching, mitering, drilling, cutting, de-burring, assembly and additional automated welding for the various tube sizes we currently produce. We expect these value added processes will generate additional revenue and gross margin from existing customers and allow us to sell products to additional customers that require these services. Also, if we can obtain additional financing, we also intend to upgrade our liquid painting system at EWCO to a powder coat painting system, since we believe that some customers will only purchase product painted with a powder coat painting system. We believe that adding this capability could increase our sales of steel storage rack systems in the home center and other retail markets.

          Expand marketing and sales activities for EWCO and Haines Road. We intend to use Steelbank’s marketing and distribution personnel to increase its distribution of EWCO and Haines Road products. Steelbank, however, is likely to lose existing suppliers and customers as a result of this plan; in particular, manufacturers that compete with our subsidiaries are expected to stop using Steelbank to distribute or sell their products. We also intend to use our steel storage rack systems engineering and manufacturing expertise to attempt to increase sales to existing customers and to new customers and to identify additional potential markets, including automatic storage and retrieval systems, refrigerated steel storage rack systems, archival steel storage rack systems and additional engineered projects in the home center and other retail industries.

          Integrate the operations of EWCO, Haines Road and Steelbank, as appropriate, and other entities we may acquire. We intend to use our combined buying power to purchase more efficiently and to use Steelbank’s steel purchasing expertise. We also intend to centralize some management functions, including accounting, finance, human resources and administration and adopt consistent standards, controls, procedures and policies. We intend to relocate the Steelbank offices and warehouse to the Haines Road facility and to have its personnel function primarily as a sales force for EWCO and Haines Road products, and either terminate or sublease the existing Steelbank facility. Because they produce different products for different customers, with EWCO primarily producing structural steel tubing and Haines Road primarily producing mechanical steel tubing, we currently intend to continue to use the EWCO and Haines Road facilities to manufacture the types of products they currently produce.

Our Products

Tubular Products

          EWCO’s and Haines Road’s steel tubing products are building blocks for manufacturers of other products. Steel tubing products are used in original equipment manufacturer automotive, boating, industrial equipment, construction, agricultural, steel service center, leisure and recreational vehicle markets. EWCO manufactures primarily structural steel tubing from plain steel coil, while Haines Road manufactures primarily mechanical steel tubing from coated steels, the primary difference being that mechanical steel tube uses thinner, generally coated steel, such as pre-galvanized, aluminized and G90 steel, and generally has closer tolerances, smaller diameters and more corrosion resistance, making it more useful for some consumer products.

Steel Storage Rack Systems

          Our steel storage rack systems are used for heavy-duty industrial, warehouse and retail storage systems. EWCO manufactures structural and roll-formed steel selective racks, drive-in/through racks, push back racks, cantilevered racks, archival storage systems and order picking systems. The general difference between these products is the manner in which the stored items are accessed. The difference between structural and roll-formed racks is primarily the material from which the product is manufactured. Structural racks use structural beams as their base material, for heavier-duty applications, while roll-formed racks use structural steel tubing.

          Our roll-formed products are “R-mark certified” (#5170), which is an independent certification process registered with the Rack Manufacturers Institute of North America. This certification assures that the designs and capacity tables meet all current Rack Manufacturers Institute, American Iron and Steel Institute and American Institute of Steel Construction specifications. It also makes our products standardized. We design our steel storage rack systems to comply with customer specifications.

          SpaceRak® products include the following:

•	Selective Rack – Roll Formed: We manufacture this product in five different post cross sections, from 3 inch x 1-5/8 inch to 4 inch x 3 inch, with gauges ranging from 16 gauge to 10 gauge in most shapes. We also manufacture eight different size step beams, ranging from 2-1/4 inch x 2-1/5 inch to 6 inch x 2-1/2 inch rolled in 16 gauge through 11 gauge. We also offer a large quantity of box beams. We also manufacture accessories for pallet rack installation, including special accessories for the retail market. Historically, this rack has generated our largest steel storage rack systems sales.

•	Selective Rack – Structural Steel: We can furnish this product with uprights from 3 inch to 4 inch structural channels and beams made from any structural channel, I-beam or wide flange section. It makes a special wide flange upright frame that also uses bolt on beams.

•	Drive-in/Drive-through Rack: Using the frames and beams from the selective rack, we design drive in racks using special arms and rails to hold the pallets.

•	Pushback Racks – Roll Formed and Structural Steel: We furnish rolled formed and structural pushback racks. They use a pushback track system purchased from a third party for most of its systems.

•	Cantilever Rack – Roll Formed: We have a roll formed cantilever rack that is medium duty and is used for smaller systems and furniture storage applications. We also offer accessories to compliment this product.

•	Cantilever Rack – Structural Steel: We have a structural steel cantilever rack that is heavy duty and is used in the lumber industry and retail lumber applications. We offer columns from 6 inches to 16 inches deep that have matching arms welded from 3 inch to 5 inch I-beams and 6 inch and 8 inch wide flanges. We also offer accessories to compliment this product.

•	Archival storage system: We use our roll formed storage racks with special decking options and mezzanine decking options to create a multi-level steel storage rack system to store archival records.

•	Order Picking Systems: We use our roll formed storage racks with pallet flow and carton flow products. These systems also require a large amount of outside purchased items, including floor decking, safety grating, stairs, and fire baffles.

Our Customers

          We market and sell our steel tubing products to customers in original equipment manufacturer automotive, boating, industrial equipment, construction, agricultural, steel service center, leisure and recreational vehicle markets. We market and sell our steel storage rack systems products to customers in the home center industry, retail distribution, public warehouse and commercial and industrial distribution markets and distributors to customers in those markets. During the first six months of 2004, our ten largest customers represented approximately 50% of our pro forma combined net revenues. During 2003, our ten largest customers represented approximately 44% of our pro forma combined net revenues. The loss of any of these customers or any significant reduction in their business would have an adverse effect on our business, financial condition and results of operations.

Our Marketing, Sales and Distribution

          We currently sell our structural and mechanical steel tubing and steel storage rack systems products primarily through independent distributors and also through our direct sales force. EWCO’s steel tubing products are sold through two direct salespersons, including Mark Madigan of Steelbank, EWCO’s customer service department and independent sales representatives. EWCO’s steel storage rack system products are sold through two direct sales persons, independent distributors and independent sales representatives. Haines Road sells its products through two direct salespersons and numerous independent sales representatives. Steelbank, a sales representative and distributor, sells products through four direct sales persons.

          EWCO’s tubing products sold for approximately $960 a ton as of June 2004. EWCO’s steel storage rack systems products sold for approximately $1,340 a ton as of June 2004. Haines Road’s tubing products sold for approximately $1,040 a ton as of July 1, 2004. These prices exclude shipping costs.

          We intend to increase Steelbank’s distribution of EWCO and Haines Road steel tubing products, and expect a reduction in our distribution of products of other suppliers with a complete elimination of competing products. Before the closing of our acquisition of Haines Road and Steelbank’s access to its products, Steelbank’s loss of existing suppliers might make it unable to fill its customers needs, adversely affecting its relationships with its customers.

          We also intend to use our steel storage rack systems engineering and manufacturing expertise to attempt to increase sales to existing customers and to new customers and to identify additional potential markets, including automatic storage and retrieval systems, refrigerated steel storage rack systems, archival steel storage rack systems and additional engineered projects in the home center and other retail industries.

          EWCO provides a 12 month warranty on its SpaceRak products. Our warranty claims were less than $50,000 in each of 2003, 2002 and 2001.

Inventory and Backlog

          We generally produce our products to fill specific orders or for forecasted requirements to provide us with some additional flexibility in responding to customer delivery demands, while generally producing one tube size on each mill over a six to eight week mill rolling schedule to minimize changeover costs. Inventories of our steel storage rack system products are generally a combination of components manufactured by EWCO and components purchased from third parties. Historically, stock inventory levels of steel storage rack systems components of large volume products fluctuate between two and three weeks.

          Neither EWCO nor Haines Road has a backlog of firm orders. We do not consider any of our backlog orders to be firm, as they generally may be cancelled without penalty.

Manufacturing

          The raw material for manufacturing structural steel tubing is steel coil. We purchase various gauges of steel coil that is typically 50 inches wide and weighs 40,000 to 50,000 pounds. The steel coil is slit to the desired width, typically five to 16 inches. If appropriate, we then punch holes in the steel. The slit, and sometimes punched, steel is then fed into a tube mill. The mill forms the steel into a round tube, welds the seam and then reforms the tube into the desired shape: square, rectangular, round or special. The tubes are then cut to a desired length and are prepared for shipment to the customer or moved for further processing, such as saw cutting, punching, drilling, mitering, de-burring, or painting. Haines Road’s mechanical steel tubing products are primarily manufactured from coated steels, such as pre-galvanized, aluminized and G90 steel.

          EWCO currently has four tube mills primarily producing structural steel tubing products. We intend to use a portion of the proceeds of this offering to acquire a high-speed tube mill system, additional production tooling, material handling systems, and additional automation systems for EWCO’s structural steel tubing operations. The new tube mill will replace two existing mills at EWCO, which will likely be scrapped. We also intend to use a portion of the proceeds of this offering to invest in equipment that will enable us to perform more finishing operations on EWCO’s steel tubing and to acquire a new frame welding system for EWCO’s steel storage rack systems operations to automate and reduce the costs of welding.

          Haines Road currently has three principal tube mills primarily producing mechanical steel tubing. It is produced using a variety of steel types and in a wide variety of sizes. Its close tolerances allow the tubing to be used in mechanical parts with little or no metal removal or machining, making it cost-effective for many mechanical applications. One of Haines Road’s primary tube mills is a high-speed tube mill with quick change and “dimple free cut” capability. This mill has the ability to produce close tolerance tubing at high run speeds, using more efficient solid-state welding technology. This mill also has remetalizing, UVC coating and in-line quality testing capabilities. Haines Road’s other two primary mills also have in-line UVC coating as well as in-line de-dimpling capability.

          Haines Road’s mills have the capability to provide a clear UVC coating on products for customers who require or request additional corrosion resistance for more severe applications. The coating is applied in-line and is cured rapidly using “ultra-violet” technology. It is typically applied over zinc-coated substrates, such as G90, to enhance the corrosion resistant properties and prevent the onset of “white-rust.” The finish is a smooth clear paint coating, which is bonded to the substrate. Haines Road is considering adding the capability to apply the coating in various colors. The in-line remetalizing system for tube products manufactured from coated (pre-galvanized) steel repairs the weld area of the tube.

          The manufacturing process for roll formed steel storage rack systems is similar to the process for structural and mechanical steel tubing. Slit steel coil is fed into a tube mill and converted into C and U shaped sections of various lengths. These parts are then assembled together with a variety of fabricated metal components, either produced by us or acquired from third parties. The parts are assembled in fixtures and welded, currently primarily by hand, into their desired configuration. The completely welded “frames” and “beams” are then painted using an electrostatic paint system. The paint system applies a water-based acrylic enamel coating.

          For structural steel storage rack systems, we initially cut structural beams to the required dimensions. These structural components are then used for the columns or support arms of the steel storage rack system. We then use equipment such as shears, press brakes, ironworkers and presses to produce various fabricated components and then weld the necessary brackets and components to the structural columns or arms. The completely welded parts are then painted using a hand-applied electrostatic baking enamel, matched to the customer’s color requirements, on a continuous flow paint line.

          EWCO currently has one step tube mill and five roll form tube mills primarily producing steel storage rack system products. Manufacturing time for an order is typically one week, although complex or large orders may take up to several weeks.

Competition

          Our structural and mechanical steel tubing and steel storage rack systems products are generally manufactured according to standard industry specifications. Substantially similar products are available from a number of manufacturers. As a result, we are subject to intense competition, principally based on price and also based on how closely the product conforms to specifications, product availability, delivery and service. Some of our competitors are larger than we are, have larger product lines, have more diversified businesses, have well-

established reputations and customer relationships and have greater financial, engineering, manufacturing, marketing, distribution and management resources than we do and are more able to engage in price competition.

          Because of the size and weight of structural and mechanical steel tubing and the resulting costs of transportation and price competition, it is generally not cost effective to ship these products more than 800 miles from the manufacturing plant. This and customers’ short lead-time requirements create geographic limits for our steel tubing products.

          Our competitors may be more successful than we are in manufacturing and marketing their products, may be able to take advantage of the significant time and effort we invest in engineering and system design services for steel storage rack systems and may be better able to endure business downturns or periods of declining prices of steel tubing and steel storage rack systems products. We believe that some competitors reduce their prices and gross profits from time to time to obtain market share. We also believe that our manufacturing costs are higher than some of our competitors. As a result, our competitors may be more willing or better able to engage in price competition.

          Our more significant competitors with respect to structural and mechanical steel tubing are United States and Canadian manufacturers located within 800 miles of our selling area, including Copperweld Corporation, Atlas Tube, Inc., Bull Moose Tube Company, Levitt Tube Company, Lockjoint Tube, Inc., Sterling Pipe and Tube, Inc., Hanna Steel Corporation, Independence Tube Corporation, Allied Tube and Conduit, a division of Tyco International Limited Company, Maverick Tube Corporation, Wheatland Tube Company and Welded Tube of Canada Limited.

          Our more significant competitors with respect to steel storage rack systems are United States and Canadian manufacturers, including United Store Fixtures Company, Morgan Marshall Industries, Inc., Ridg-u-Rak, Inc., SpeedRack Products Group, Ltd. and SteelKing Industries, Inc. We believe that the principal competitive factors affecting our steel storage rack system products depend on the type of customer. For sales to distributors, we believe the principal competitive factors are price and delivery, with little engineering and system design on our part. For retail sales, we believe the principal competitive factors are price, quality, product availability, delivery and customer support systems that can work with the logistical and purchasing functions of the customer. Engineered large products are generally sold through systems consultants and manufacturing representatives. We believe that the principal competitive factors for these sales are price, quality, product availability, delivery and engineering design knowledge, including technical creativity and project management capabilities.

Steel

          We use steel coil in the manufacture of our products. We try to coordinate our steel purchases with our sales and production forecast, generally resulting in a one to two month supply of steel coil on hand. We currently seek to minimize the potential adverse impact of commodity price risks of our steel inventory by minimizing the amount of steel inventory we carry. However, opportunities to purchase larger quantities at below market value are considered and reviewed against current market conditions. A portion of our working capital may be used to purchase and store steel when prices are deemed to be favorable.

     EWCO also uses structural materials in the manufacture of its steel storage rack systems, such as angle iron, I-beams, and flange beams. EWCO generally purchases items that it uses in larger volumes directly from three steel mills to obtain the best price and quality, subject to product availability and freight costs. It typically maintains a one-month supply of large volume materials. It purchases smaller volume materials through one of two local service centers, which charge more, but do not require us to carry as much inventory.

          In 2003, EWCO purchased approximately 70% of its steel coil from four suppliers, and Haines Road, purchased approximately 90% of its steel coil from three suppliers. While we believe steel coil is generally available from a number of suppliers, the loss of any of our present suppliers, interruption of production at one or more of these suppliers or any other disruption in the supply of steel coil from these suppliers could impair our ability to manufacture our products or require us to pay higher prices to obtain steel coil from other sources. We do not intend to maintain significant inventories of steel coil. Therefore, we might incur delays in meeting delivery deadlines if a particular supplier is unable or unwilling to meet our requirements.

          The cost of purchased steel represented approximately 58% of EWCO’s revenues in 2003 and 62% of Haines Road’s revenues in 2003, which generally uses more expensive steel. As a result, the steel industry, which is highly volatile and cyclical in nature, materially affects our business. Steel is a global commodity, with its price based on worldwide supply and demand. Numerous factors, most of which are beyond our control, drive the cycles of the steel industry and influence steel prices. The following table sets forth the average cost per ton of steel coil purchased by EWCO and Haines Road in the six months ended June 30, 2004 and 2003 and the years ended December 31, 2003, 2002 and 2001:

	Average Cost Per Ton of Steel
	Six Months Ended		Year Ended
	June 30,		December 31,
	2004	2003	2003	2002	2001
EWCO	$597	$286	$294	$325	$234
Haines Road	$700	$479	$462	$382	$387

          The United States imposed anti-dumping tariffs in March 2002 on some countries over a three-year period at decreasing rates, reducing foreign imports of steel coil and increasing the cost of flat rolled steel in 2003. These protections were rescinded in December 2003, but we believe the devaluation of the U.S. dollar and increased Chinese consumption of steel have limited steel imports. We believe that these conditions, combined with increased demand from a recovering U.S. economy and increased consolidation in the domestic steel producing industry have resulted in continued increased costs of steel coil in the beginning of the second quarter of 2004, although steel prices have stabilized in the latter part of the second quarter.

Trademark and Domain Names

          We have registered the trademark SpaceRak® in the United States. The registration of this trademark is renewable indefinitely. We believe that SpaceRak® is recognizable in the industry and might be important to our steel storage rack systems business.

          Tarpon maintains web sites at www.tarponindustries.net and www.tarponind.com. EWCO also maintains web sites at www.spacerak.net and www.ewco.net.

Environmental, Health and Safety Regulation

          Our business is subject to numerous U.S. and Canadian local, state, provincial and federal laws and regulations concerning environmental, health and safety matters, including those relating to air emissions, wastewater discharges, storm water drainage, and the generation, handling, storage, transportation, treatment and disposal of hazardous materials. Violations of such laws and regulations could lead to substantial fines and penalties. Also, there are risks of substantial costs and liabilities relating to the investigation and remediation of past or present contamination, at current or former properties used or owned by us and at third-party disposal sites, regardless of fault or the legality of the original activities that led to such contamination.

          EWCO is unaware of any material noncompliance with its air permits or applicable air, water and waste management rules and regulations at its Marysville or Marlette, Michigan facilities, except that, in July 2004, the Michigan Department of Environmental Quality, or “MDEQ,” notified EWCO that it had determined that the Marysville facility was a “major source” for certain air emissions and that EWCO had failed to apply for a revised Renewable Operating Permit for air emissions not covered by its permit then in effect. EWCO applied for the permit in August 2004, and we expect the permit to be issued in due course. MDEQ has not threatened or initiated enforcement action for the alleged failure to obtain the permit, but enforcement action is possible in the future.

          A Phase I and II environmental report prepared in June 2003 for the Haines Road facility in Mississauga, Ontario did not identify any material noncompliance with applicable environmental legislation and guidelines, except that it recommended that the facility determine whether it is required to obtain from the appropriate regulatory agencies (1) a certificate of approval for its baghouse operation, and (2) a sewer use approval for its cooling water discharge. We expect to determine the necessity of these approvals and, if the approvals are required, to file the necessary applications after the closing of our acquisition of Haines Road. The report also identified an area of petroleum hydrocarbon soil contamination near a disconnected electrical transformer on the Haines Road property. Additional testing to determine the extent of the contamination is planned.

Seasonality

          There are seasonal fluctuations in demand for our products. Historically, the demand for our steel tubing products typically peaks during the first and second quarters, while demand for our steel storage rack systems typically peaks during the third and fourth quarters. The timing of these fluctuations has been dependent on the overall economy and may change as our customer and product mix change.

Insurance

          Actual or claimed defects in our products could give rise to products liability claims against us. We might be sued because of injury or death, property damage, loss of production or suspension of operations resulting from actual or claimed defects in our products. We have products liability insurance with a liability limit of $3,000,000 at EWCO.

Employees

          As of October 1, 2004, we employed approximately 225 full-time individuals, after giving effect to the Haines Road acquisition, as described below:

	Sales and	Tubular	SpaceRak
Employer	Administrative	Manufacturing	Manufacturing	Total
Tarpon	2	0	0	2
EWCO – Marysville	33	42	76	151
EWCO – Marlette	1	0	13	14
Steelbank	11	0	0	11
Haines Road	7	41	0	48

Total	54	83	89	226

Our future performance depends on the continued service of our key sales, production and senior management personnel and consultants.

          Approximately 130 EWCO employees are covered by a collective bargaining agreement with the International Brotherhood of Teamsters that expires on October 15, 2006. The Teamsters have represented employees at the Marysville facility since 1967 and employees at the Marlette facility since 1999. Approximately 40 Haines Road employees are covered by a collective bargaining agreement with the United Steelworkers of America that expires on November 30, 2005. The United Steelworkers of America have represented employees at the Haines Road facility since December 2001.

          While we believe our relations with our employees are good, if we are unable to renew the collective bargaining agreements on mutually agreeable terms, it could result in strikes, closing our manufacturing facilities or limiting their operations, labor disruptions and increased labor costs, which would increase the costs of producing our products.

Financial Information about Geographic Areas

          The following table sets forth on a pro forma basis (after giving effect to the acquisition of EWCO, Haines Road, and, beginning in 2003, Steelbank) information regarding our revenues from the United States and Canada and long-lived assets located in the United States and Canada:

	Six Months Ended June 30,		Year Ended December 31,
	(March 31 for Steelbank),		(September 30 for Steelbank)
Revenues By Country	2004	2003	2003	2002	2001
	(dollars in thousands)
United States	$24,662	$13,018	$28,676	$31,258	$35,634
Canada	$11,300	$7,829	$15,990	$13,993	$13,830

	As of June 30,		As of December 31,
Long-Lived Assets Located In	2004	2003	2003	2002	2001
	(dollars in thousands)
United States	$3,335	$3,956	$1,217	$1,021	$818
Canada	$7,313	$7,578	$7,601	$6,600	$6,484

Properties

          EWCO leases approximately 200,000 square feet of manufacturing and office space in Marysville, Michigan, approximately 60 miles north of Detroit, and approximately 40,000 square feet of manufacturing space in Marlette, Michigan, approximately 80 miles north of Detroit. Approximately 7,000 square feet of the Marysville facilities is office space. Monthly rent for the two facilities is $22,107 a month, excluding occupancy costs, and the leases expire in October 2006. We believe that these facilities are more than suitable and adequate for our current needs, and that EWCO has significant additional manufacturing capacity that will allow for substantial expansion of our business and number of employees.

          Haines Road will own approximately 100,000 square feet of manufacturing and office space on Haines Road in Mississauga, Ontario, Canada, a suburb of Toronto. Approximately 15,000 square feet of the Mississauga facility is office space. We will lease the facility for a monthly rent of approximately $58,000 a month, excluding occupancy costs, between the closing of the Haines Road acquisition and the closing of the purchase of the related real estate. We expect to finance part of the purchase price of the Haines Road real estate with approximately $3,766,069 of mortgage loans, although we currently only have a commitment for approximately $929,000 of seller financing. We believe that this facility is more than suitable and adequate for our current needs, and that Haines Road has significant additional manufacturing capacity that will allow for substantial expansion of our business and number of employees.

          Steelbank leases approximately 18,000 square feet of office and warehouse space in Mississauga, Ontario, Canada, a suburb of Toronto. Monthly rent for the facility is currently $7,089 a month, excluding occupancy costs, and the lease expires, unless otherwise renewed, on June 30, 2006. We believe that these facilities are suitable and adequate for our current needs, although we intend to combine the Steelbank offices and warehouse with the Haines Road facility, and either terminate its lease or sublease the existing Steelbank facility.

Legal Proceedings

          We are involved from time to time in routine litigation incidental to our business. This litigation arises principally from claims of defects in our products sold, from governmental agency proceedings relating to occupational safety and health, wage and hour laws and similar employment and workplace regulations, from workers compensation, and from employment termination claims. Although the amount of any liability that could arise with respect to these actions cannot accurately be predicted, in our opinion, such liability will not have a material adverse effect on our financial position, results of operations or cash flows.

MANAGEMENT

Directors, Executive Officers and Significant Employees

          Our executive officers, directors and significant employees as of October 1, 2004 are as follows:

Name	Age	Position
J. Peter Farquhar (1) (2) (3)	48	Chairman of the Board, President, Chief Executive Officer, Secretary and Class I Director

Dr. Robert H. Pry (1) (2) (3)	80	Class II Director

Michael A. Ard (1) (2) (3)	47	Class III Director

James T. House	43	Senior Vice President, Chief Financial Officer, Chief Accounting Officer, Treasurer and Assistant Secretary

Barry Seigel	60	President of Steelbank

Jerry W. Cunningham	54	General Manager of Operations of EWCO

C. David Weaver	57	Vice President of Sales & Engineering, SpaceRak

Jeffrey Greenberg	52	Secretary, Treasurer and part of the sales group of Steelbank

Mark D. Madigan	47	Part of the sales group of Steelbank; Vice President of Tubular Sales of EWCO

(1)	Member of the Compensation Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Nominating Committee.

          J. Peter Farquhar. Mr. Farquhar has served as our Class I director since December 2003, as our Secretary since March 2004 and as our non-officer Chairman of the Board since April 2004 and as our President and Chief Executive Officer since August 2004. He has also served as a director of EWCO since April 2004 and of Steelbank since May 2004 and as President and Chief Executive Officer of EWCO and Steelbank since August 2004. He also served as our Treasurer from April 2004 to August 2004. Since April 2002, he has also served as Project Manager for FCL Builders, Inc., a design-build general contractor, managing commercial construction projects in the Chicago area. From June 2001 to March 2002, he served as a self-employed consultant, performing work for several companies in the primary steel and steel tubing industries. From November 2000 to May 2001, he served as Chief Operating Officer and from July 2000 to November 2000, as Vice President—Integration, for Concord Steel, a fabricated steel counterweight manufacturer and a retailer of certified chemistry steel plate. From January 1998 to June 2000, he served as Director of Business Development, and from March 1995 to January 1998, he served as Vice President of Operations, of Welded Tube of America, a manufacturer of structural steel tubing. Before that, he served in various senior management and operating capacities with Katayama American Company, a roll formed and stamped steel automotive supplier, and ITT Automotive Inc., a tubular and stamped steel automotive supplier. Mr. Farquhar received a BA Sc degree in Mechanical Engineering from the University of Waterloo and an MBA from the University of Michigan.

          Dr. Robert Pry. Dr. Pry has served as our Class II director since December 2003. He has also served as a director of EWCO since April 2004. He has been retired for at least the past five years. He served as an Adjunct Professor at Massachusetts Institute of Technology in its Sloan School of Management and in its Department of Metallurgy in 1986. Dr. Pry is the retired Vice Chairman, Technology of Gould Inc., an international manufacturer of electrical and electronic products, where he served from 1977 to 1983. Previously Dr. Pry served for 25 years with General Electric Corporation, a diversified manufacturer and marketer of a wide range of consumer and commercial electronics and defense products, where he managed both General Electric’s Central Materials Research and Development and Central Electrical, Electronics and Software Research and Development. He also served as Chairman of Somanetics Corporation’s Scientific Advisory Board from 1984 to 1987. Dr. Pry received a BS degree in Physics from Texas A&I, an MS degree in Physics from Rice University, and a PhD degree in Physics from Rice University.

          Michael A. Ard. Mr. Ard has served as our Class III director and as EWCO’s director since October 2004. He has served as Director of Sales and Marketing, Storage Condo Division, of Aardex Corporation, a commercial real estate developer, since March 2003. He served as Western Area Sales Manager of LiDCO Limited, a start-up medical device manufacturer and distributor, from August 2001 to August 2002. He served as Director of Global Marketing, from June 1998 to July 2001, and as U.S. Area Manager, from February 1996 to June 1998, of Deltex Medical Group, a start-up cardiac monitor manufacturer and distributor. Mr. Ard received a B.S. degree in broadcast communications from the University of Florida.

          James T. House. Mr. House has served as our Senior Vice President, Chief Financial Officer and Treasurer and as EWCO’s Chief Financial Officer since August 2004 and as our and EWCO’s Chief Accounting Officer since October 2004. From December 2001 until July 2004, Mr. House served as Vice President – Chief Financial Officer of New Horizons Computer Learning Centers, Inc, an independent information technology training company. From 1995 until 2001, Mr. House served as Vice President – Chief Financial Officer of Superior Consultant Holdings Corporation, an international health care consulting firm. Mr. House received a B.A. in Business – Accounting from Michigan State University. Mr. House is a party to an employment agreement with us that requires us to elect him to the offices he currently holds.

          Barry Seigel. Mr. Seigel has served as Steelbank’s President and as one of its directors since February 1986, when he joined Steelbank.

          Jerry W. Cunningham. Mr. Cunningham has served as the General Manager of Operations of EWCO since October 2001. As such he is responsible for EWCO’s manufacturing operations. From April 1990, when he joined EWCO, until October 2001 he served as EWCO’s Engineering Manager. Mr. Cunningham received a BSME from General Motors Institute.

          C. David Weaver. Mr. Weaver has served as the Vice President of Sales & Engineering, SpaceRak at EWCO since November 2002. From January 2000 to October 2002, Mr. Weaver served as Director of Engineering for Unarco Material Handing, a manufacturer of steel storage rack systems. Mr. Weaver ran a 24-member engineering department involved in the design, detailing, project management and field installation of steel storage rack systems. From October 1986 to January 2000, Mr. Weaver served as Director of Sales & Engineering, SpaceRak at EWCO. Mr. Weaver received a BS degree in engineering from Tri-State University.

          Jeffrey Greenberg. Mr. Greenberg has served as Steelbank’s Secretary and Treasurer, as a part of Steelbank’s sales group and as one of its directors since December 2001, when he purchased a one-third interest in Steelbank and joined Steelbank. From 1992 until December 2001, Mr. Greenberg was a self-employed sales representative for Steelbank. Prior to joining Steelbank, Mr. Greenberg held sales positions with Welded Tube of Canada Limited, Sonco Steel Tube Inc. (now known as Copperweld Inc.) and Columbia-MBF Inc.

          Mark D. Madigan. Mr. Madigan has served as part of Steelbank’s sales group since December 2001, when he purchased a one-third interest in Steelbank and joined Steelbank, and as Vice President of Tubular Sales of EWCO since August 2004. From 1992 until December 2001, Mr. Madigan was a self-employed sales representative for Steelbank. Mr. Madigan received a BS in Business Administration from Lake Superior State University in 1980.

          Our officers serve at the discretion of the board of directors. Our directors will hold office until the Annual Meeting of Shareholders to be held in 2005 for Dr. Robert Pry, the Annual Meeting of Shareholders to be held in 2006 for Michael A. Ard, the Annual Meeting of Shareholders to be held in 2007 for J. Peter Farquhar, and until their successors are elected and qualified, or until their earlier death, resignation or removal. Directors may be removed only for cause.

          Charles Vanella, the former Chief Executive Officer of EWCO, and Jason Vines, the former Chief Accounting Officer of EWCO, our current principal operating subsidiary, who is currently Mr. Vanella’s son-in-law have recently resigned following our purchase of EWCO from Mr. Vanella. In August 2004, we entered into a Termination Agreement with Charles Vanella described below under the caption “Compensation – Employment Contracts and Termination of Employment and Change-in-Control Arrangements. Mr. Vanella had served as President and Chief Executive Officer of EWCO since 1998 and as one of its officers since 1995.

Board of Directors and Committees of the Board of Directors

Board of Directors

          Our board of directors consists of Mr. Ard, Mr. Farquhar and Dr. Pry. Our board of directors has determined that Mr. Ard and Dr. Pry are independent as independence is defined in The Nasdaq SmallCap Market’s listing standards.

Audit Committee

          In October 2004, our board of directors established an Audit Committee that consists of three directors and is established for the purpose of overseeing our accounting and financial reporting processes and audits of our financial statements. Dr. Robert Pry, J. Peter Farquhar and Michael A. Ard are the current member of this committee. We are relying on an exemption from the independence standards contained in SEC Rule 10A-3(b)(1)(iv). That exemption allows issuers, such as us, that have a registration statement under the Securities Act covering an initial public offering of securities to be listed by a non-reporting issuer, to (1) exempt all but one of our Audit Committee members from the independence requirements for 90 days from the effective date of our registration statement, and (2) exempt a minority of the members of our Audit Committee from the independence requirement for one year from the effective date of our registration statement.

          Dr. Pry and Mr. Ard are independent as independence for audit committee members is defined in The Nasdaq SmallCap Market’s listing standards, as those standards have been modified or supplemented. We expect to add another independent director to our board of directors and Audit Committee within one year after the closing of this offering.

          Our board of directors has determined that we do not have an Audit Committee financial expert, as defined by the Securities and Exchange Commission, serving on our Audit Committee. The Board of Directors has decided that the existing committee members have adequate ability to oversee our financial statements because of their extensive business backgrounds, although it intends to add members of its audit committee and is willing to consider candidates who meet the SEC’s definition of Audit Committee Financial Expert. See “Directors, Executive Officers and Significant Employees.”

          The Audit Committee intends to meet at least quarterly and (1) is directly responsible for the appointment, compensation, retention and oversight of the work of our independent public accounting firm, (2) approves the engagement of our independent public accounting firm to render audit or non-audit services before the services begin; this pre-approval authority may be delegated to one or more members of the Audit Committee, (3) takes, or recommends that the full board takes, appropriate action to oversee the independence of our independent public accounting firm, (4) reviews audit and other reports from our independent public accounting firm and provides them with access to report on any and all appropriate matters, (5) reviews and discusses the audited financial statements and the matters required to be discussed by SAS 61 with management and the independent accountants, (6) recommends to the board whether the audited financial statements should be included in our Annual Report on Form 10-K, (7) reviews with management and the independent accountants the quarterly financial information before we file our Form 10-Qs, (8) discusses with management and the independent accountants the quality and adequacy of our internal controls, (9) establishes procedures for (a) the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters, and (b) confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters, (10) reviews related party transactions required to be disclosed in our proxy statement for potential conflict of interest situations and approves all such transactions, and (11) discusses with management the status of pending litigation as it pertains to the financial statements and disclosure and other areas of oversight as the committee deems appropriate.

          Our board of directors has adopted a written charter for the Audit Committee, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Compensation Committee

          In October 2004, our board of directors established a standing Compensation Committee which consists of three directors. The Compensation Committee makes recommendations to the board of directors with respect to compensation arrangements and plans for our senior management, officers and directors and administers our 2004 Stock Option Plan. Dr. Robert Pry, Michael A. Ard and J. Peter Farquhar are the current members of this committee. We are relying on an exemption from The Nasdaq SmallCap Market’s independence standards. That exemption allows newly listed companies, such as us, to have a committee with one independent member at the time of listing, a majority of independent members within 90 days of listing and all independent members within one year of listing. Dr. Pry and Mr. Ard are independent as independence is defined in The Nasdaq SmallCap Market’s listing standards, as those standards have been modified or supplemented. We expect to add another independent director to our board of directors and Compensation Committee within one year after the closing of this offering.

Nominating Committee

          In October 2004, our board of directors established a standing Nominating Committee which consists of three directors. The Nominating Committee identifies individuals to become board members and selects, or recommends for the board’s selection, director nominees to be presented for shareholder approval at the Annual Meeting of Shareholders or to fill any vacancies. Dr. Robert Pry, J. Peter Farquhar and Michael A. Ard are the current members of this committee. We are relying on an exemption from The Nasdaq SmallCap Market’s independence standards. That exemption allows newly listed companies, such as us, to have a committee with one independent member at the time of listing, a majority of independent members within 90 days of listing and all independent members within one year of listing. Dr. Pry and Mr. Ard are independent as independence is defined in The Nasdaq SmallCap Market’s listing standards, as those standards have been modified or supplemented We expect to add another independent director to our board of directors and Nominating Committee within one year after the closing of this offering.

          Our board of directors has adopted a written charter for the Nominating Committee, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

          The Nominating Committee’s policy is to consider any director candidates recommended by shareholders. Such recommendations must be made pursuant to timely notice in writing to our Secretary, at Tarpon Industries, Inc., 2420 Wills Street, Marysville, Michigan 48040. To be timely, the notice must be received at our offices at least 120 days before the anniversary of the mailing of our proxy statement relating to the previous Annual Meeting of Shareholders or by January 29, 2005 for the 2005 Annual Meeting of Shareholders. The notice must set forth (1) with respect to the director candidate, among other things, information about the candidate’s name, age, principal occupation or employment, shares owned, independence, other boards on which the candidate serves, transactions, relationships, arrangements and understandings between the candidate and us and between the candidate and the shareholder giving the notice, and any other information relating to the candidate that we would be required to disclose in our proxy statement, and (2) with respect to the shareholder giving the notice, among other things, information about the shareholder’s name, address, shares owned and the period they have been held.

          The Nominating Committee has not established specific, minimum qualifications for recommended nominees or specific qualities or skills for one or more of our directors to possess. The Nominating Committee uses a subjective process for identifying and evaluating nominees for director, based on the information available to, and the subjective judgment of, the members of the Nominating Committee and our then current needs, although the committee does not believe there would be any difference in the manner in which it evaluates nominees based on whether the nominee is recommended by a shareholder. Historically, our directors have been existing directors, associates of our founder or an owner of a business we acquired.

Code of Business Conduct and Ethics

          We adopted a Code of Business Conduct and Ethics in October 2004 that applies to all of our employees, officers and directors, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Code of Business Conduct and Ethics contains written standards that we believe are reasonably designed to deter wrongdoing and to promote (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (2) full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commissions and in other public communications we make, (3) compliance with applicable governmental laws, rules and regulations, (4) the prompt internal reporting of violations of the code to an appropriate person or persons named in the code, and (5) accountability for adherence to the code.

          This Code of Business Conduct and Ethics is attached as an exhibit to our registration statement, of which this prospectus is a part. We will provide to any person without charge, upon request, a copy of our Code of Business Conduct and Ethics. Requests for a copy of our Code of Business Conduct and Ethics should be made to our Secretary at Tarpon Industries, Inc., 2420 Wills Street, Marysville, Michigan 48040. We intend to satisfy the disclosure requirement under Form 8-K regarding an amendment to, or a waiver from, a provision of our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions and that relates to any element of the code definition enumerated in Securities and Exchange Commission, Regulation S-K, Item 406(b) by posting such information on our Web site at http://www.tarponind.com within five business days following the date of the amendment or waiver.

Shareholder Communications with the Board

          Our board of directors has a process for shareholders to send communications to the board of directors, its Nominating Committee or its Audit Committee, including complaints regarding accounting, internal accounting controls, or auditing matters. Communications can be sent to the board of directors, its Nominating Committee or its Audit Committee or specific directors either by regular mail to the attention of the board of directors, its Nominating Committee, its Audit Committee or specific directors, at our principal executive offices at 2420 Wills Street, Marysville, Michigan 48040, or by e-mail to tarponir@tarponind.com. These communications will be reviewed by our Secretary (1) to filter out communications that our Secretary deems are not appropriate for our directors, such as spam and communications offering to buy or sell products or services, and (2) to sort and relay the remainder (unedited) to the appropriate directors.

          We encourage all of our directors to attend the Annual Meeting of Shareholders, if possible. Our shareholders acted by written consent instead of having a 2004 Annual Meeting of Shareholders. Therefore, there was no 2004 meeting for our directors to attend.

Compensation

Summary Compensation Table

          The following table sets forth information for the year ended December 31, 2003 concerning compensation of (1) all individuals serving as Chief Executive Officer of Tarpon during the year ended December 31, 2003 and (2) our four most highly-compensated other executive officers whose total annual salary plus bonus exceeded $100,000 in 2003:

Summary Compensation Table

					Long-Term
					Compensation
					Awards
					Securities		All Other
		Annual Compensation			Underlying		Compensation
Name and Principal Position	Year	Salary($)		Bonus($)	Options(#)		($)
Gary D. Lewis, former	2003	350,000		0	0	(1)	0
Chairman of the Board,
President and Chief Executive
Officer until April 2004 (1)

Charles A. Vanella, former	2003	125,000	(2)	0	0	(2)	3,185	(3)
President and Chief Executive
Officer April to August 2004;
President and Chief Executive
Officer of EWCO (2)

(1) We have agreed to grant options to purchase 110,000 common shares, exercisable at 110% of our initial public offering price, to designees of Bainbridge Advisors, Inc., an advisory firm primarily owned by Mr. Lewis, on the closing date of this offering, and Bainbridge intends to designate Mr. Lewis as a recipient of options to purchase 80,000 of those shares and his son to receive options to purchase 30,000 of those shares. Mr. Lewis is the managing member of Bainbridge, which we currently retain for acquisition and other consulting services. Mr. Lewis resigned as our Chairman of the Board, President, Treasurer, Chief Executive Officer and as one of our directors in April 2004 effective upon the acquisition of EWCO. We also paid Mr. Lewis $350,000 for his services to us in 2002 and $45,390 for his services to us in 2001 and reimbursed him for automobile lease payments and excess mileage charges in the amount of $11,140 in 2004, $9,552 in 2003 and $8,987 in 2002.

(2) We acquired EWCO in April 2004. See “Employment Contracts and Termination of Employment and Change in Control Arrangements” for a description of a Termination Agreement with Mr. Vanella.

(3) Represents 401(k) plan matching contributions.

          We have hired J. Peter Farquhar as our Chief Executive Officer in August 2004 at an annual salary of $100,000. We have also agreed to grant him options to purchase 50,000 common shares exercisable at 110% of the initial public offering price of our common shares.

          We have hired James T. House as our Chief Financial Officer in August 2004 at an annual salary of $140,000, increasing to $160,000 at the closing of this offering and to $190,000 if we have two consecutive quarters after the closing of this offering in which our consolidated net income before extraordinary items is greater than $10,000. We have also agreed to pay him a $25,000 signing bonus on the closing date of this offering and to grant him options to purchase 40,000 common shares exercisable at 110% of the initial public offering price of our common shares. He is also entitled to a $500 a month car allowance.

Option Grants Table

          No individual stock options were granted during 2003 or earlier. The following table sets forth information concerning individual grants of stock options that we have agreed to make at the closing of this offering to each of our executive officers named in the Summary Compensation Table above:

Option Grants at Closing of Offering

	Individual Grants				Potential
		% of			Realizable Value at
		Total			Assumed Annual
	Number of	Options			Rates of Stock Price
	Securities	Granted to			Appreciation
	Underlying	Employees	Exercise		for Option Term
	Options	in Fiscal	Price	Expiration
Name	Granted (#)	Year	($/Sh)	Date	5% ($)	10% ($)
Gary D. Lewis	110,000 (1)	55.0%	$5.50	__/__/14	290,892	821,558
Charles A. Vanella	0	0.0%	N/A	N/A	N/A	N/A

(1) The options listed in the table are expected to be granted to Mr. Lewis (including options expected to be granted to his son) effective at the closing of this offering, under our 2004 Stock Option Plan, exercisable at 110% of the initial public offering price of our common shares. The option to be granted to Mr. Lewis and his son will become exercisable on the date of grant. We have also agreed to grant Mr. Farquhar an option to purchase 50,000 common shares, exercisable at 110% of the initial public offering price of our common shares in one-third cumulative annual increments beginning after the closing of this offering and they will also become 100% exercisable immediately 10 days before or upon specified changes in control of the Company. We have also agreed to grant each of Messrs. Greenberg, Madigan and Seigel (a) options to purchase 17,807 common shares, exercisable at 110% of the initial public offering price of our common shares in one-third cumulative annual increments beginning after the closing of this offering and they will also become 100% exercisable immediately 10 days before or upon specified changes in control of the Company, and (b) options to purchase a number of common shares equal to approximately $322,600 divided by the fair market value of the common shares on the date of grant, which will be exercisable at 110% of the fair market value of the common shares on the date of grant. The options will be granted to each of them after the calendar years 2005, 2006 and 2007 if certain performance targets are met in those years and will be immediately vested. We have also agreed to grant Mr. Madigan options to purchase an additional 5,000 common shares at the closing of this offering, exercisable at 110% of the initial public offering price of our common shares in one-third cumulative annual increments beginning after the closing of this offering and they will also become 100% exercisable immediately 10 days before or upon specified changes in control of the Company. The portion of each of these options that is exercisable at the date of termination of employment or other service will remain exercisable until the expiration date of the option, unless termination is for cause.

          If, upon exercise of any of the options described above, we must pay any amount for income tax withholding, in the Compensation Committee’s or the board of directors’ sole discretion, either the optionee will pay such amount to us or the number of common shares we deliver to the optionee will be appropriately reduced to reimburse us for such payment. The Compensation Committee or the board may also permit the optionee to choose to have these shares withheld or to tender common shares the optionee already owns. The Compensation Committee or the board may also make such other arrangements with respect to income tax withholding as it shall determine.

          We hired James T. House as our Chief Financial Officer in August 2004 and agreed to grant him options to purchase 40,000 common shares exercisable at 110% of the initial public offering price of our common shares.

Compensation of Directors

          We refer to our directors who are not our officers or employees as Outside Directors. Our Outside Directors receive $1,000 for each board meeting attended in person, $250 for each telephonic board meeting attended, and $250 for each board committee meeting attended on a date other than the date of a board meeting. We also reimburse Outside Directors for their reasonable expenses of attending board and board committee meetings. In May 2004, we began paying Mr. Farquhar $3,000 a month and agreed to grant Mr. Farquhar on the closing date of this offering a number of common shares equal to $10,000 divided by our initial public offering price (an estimated 2,000 common shares), for additional services provided to us. In addition, we have granted to each of our directors on the closing date of this offering options to purchase 10,000 common shares exercisable at 110% of our initial public offering price. We have also agreed to grant Mr. Farquhar an option to purchase 50,000 common shares, exercisable at 110% of the initial public offering price of our common shares in one-third cumulative annual increments beginning after the closing of this offering and they will also become 100% exercisable immediately 10 days before or upon specified changes in control of the Company. We also intend to grant options to purchase 3,500 common shares to Outside Directors who continue to serve as Outside Directors each year immediately after our annual meeting of shareholders beginning in 2005.

          See “Compensation Committee Interlocks and Insider Participation” for a description of a previous Consulting Agreement between J. Peter Farquhar and us.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

          Charles A. Vanella. In April 2004 and in connection with our acquisition of EWCO, we entered into an employment agreement with Charles A. Vanella, pursuant to which he was employed as our President and Chief Executive Officer. In August 2004, we entered into a Termination Agreement with Mr. Vanella, pursuant to which he resigned from all of his positions with us, agreed to render consulting services to us for one year, agreed to a release of claims, agreed to keep our information confidential and agreed not to compete with us for a period of two years following the termination of his consultation. Mr. Vanella’s compensation under the agreement includes (1) payment of $100,000 a year for two years, (2) payment for his current health insurance coverage for 18 months, and (3) payment of his country club dues for 2004 and 2005, up to $5,000 a year, and (4) continued use of his truck and payment of premiums for insurance on his truck.

          James T. House. On July 8, 2004, we entered into an employment agreement with James T. House, pursuant to which he is employed as our Chief Financial Officer beginning August 2004, or in such other position as the board of directors determines, for a period ending July 8, 2007. Mr. House’s annual salary is currently $140,000, which may be increased by the board of directors. We have also agreed to increase his salary to $160,000 at the closing of this offering, and, if we have two consecutive quarters after the closing of this offering in which our net income before extraordinary items is greater than $10,000, we have agreed to increase his salary to $190,000. Pursuant to this agreement, effective at the closing date of this offering, we have also granted Mr. House an option to purchase 40,000 common shares exercisable at 110% of our initial public offering price. Mr. House is also entitled to a $25,000 signing bonus on the closing date of this offering and to participate in any bonus plan established by the Compensation Committee of the board of directors. Mr. House is entitled to various fringe benefits under the agreement, including a $500 a month car allowance and one year of salary if his employment under the agreement is terminated without cause. Mr. House has agreed not to compete with us during specified periods following the termination of his employment.

          Barry Seigel. On May 18, 2004 and in connection with our acquisition of Steelbank, we entered into an employment agreement with Barry Seigel, pursuant to which he is employed as one of our Senior Sales Managers, or in such other position as the board of directors determines, for a period ending May 18, 2007, unless extended. His annual salary is currently approximately $77,400, increasing to approximately $100,600 upon completion of this offering, which may be increased by the board of directors. Pursuant to this agreement, effective at the closing date of this offering, we have also granted Mr. Seigel options to purchase an estimated 17,807 common shares exercisable at 110% of our initial public offering price. We have also agreed to grant him options to purchase a number of common shares equal to approximately $322,600 divided by the fair market value of the common shares on the date of grant, which will be exercisable at 110% of the fair market value of the common shares on the date of grant. The options will be granted to him after the calendar years 2005, 2006 and 2007 if certain performance targets are met in those years and will be immediately vested. He is also entitled to participate in any Steelbank management bonus plan then in place beginning in his third year of employment under the agreement. He is also entitled to various fringe benefits under the agreement, including an approximately $9,300 a year car allowance and an approximately $5,400 a year health club allowance. He is entitled to the lesser of his base salary for the remainder of the term of his agreement or his base salary for one year, if his employment under the agreement is terminated without cause.

          Stock Option Terms. We expect that all options granted under our stock option plans, that are not already 100% exercisable immediately, including options granted to Mr. Farquhar, Mr. House, and Mr. Seigel, will become 100% exercisable immediately ten days before or upon specified changes in control of the Company.

Compensation Committee Interlocks and Insider Participation

          None of Tarpon, EWCO, Steelbank or Haines Road had a Compensation Committee during 2003. During 2003, Gary D. Lewis served as the director of Tarpon and made its compensation decisions. Beginning in December 2003, Dr. Robert Pry and J. Peter Farquhar were elected as directors of Tarpon and made its compensation decisions. Gary D. Lewis was our Chairman of the Board and Chief Executive Officer from our inception in January 2002 until April 2004 and was our President from January 2003 until April 2004. J. Peter Farquhar became our Secretary in March 2004 and our President and Chief Executive Officer in August 2004.

          During 2003, Charles A. Vanella served as the sole director of EWCO and made its compensation decisions. Mr. Vanella was the President, Chief Executive Officer and sole owner of EWCO from October 2001 until April 7, 2004, when we acquired EWCO and Mr. Vanella became Tarpon’s and EWCO’s President and Chief Executive Officer and a director until his resignation in August 2004.

          During 2003, Jeffrey Greenberg, Mark D. Madigan and Barry Seigel served as the directors of Steelbank and made its compensation decisions. They were the sole owners of Steelbank until we acquired it on May 18, 2004, and Mr. Greenberg served as Steelbank’s Vice President – Sales, Mr. Madigan served as Steelbank’s Vice President – Sales and Mr. Seigel served as Steelbank’s President and Chief Executive Officer. For a description of the consideration paid to them in connection with our acquisition of Steelbank, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Recent Acquisitions – Steelbank.”

          During 2003, none of the Haines Road employees or officers served on the board of directors of Bolton Steel Tube Co., Ltd., which made Haines Road’s compensation decisions.

          None of the directors described above as making compensation decisions for Tarpon, EWCO, Steelbank or Haines Road had any other relationship with us requiring disclosure by us pursuant to Securities and Exchange Commission rules regarding disclosure of related-party transactions, except that Mr. Lewis, Mr. Vanella and Mr. Farquhar had the relationships with us described below:

          On January 16, 2002, Gary D. Lewis, James E. Romzek, Adam G. Mayblum and Robert Soto founded Tarpon. In connection with the formation of Tarpon, they and their family members received 904,131 of our common shares for an aggregate purchase price of $794.12, including 368,351 common shares received by Gary D. Lewis and members of his family for $352.94.

          Gary N. Lewis, Gary D. Lewis’s son, served as Tarpon’s Assistant to the Chairman from August 2002 until April 2004. He was paid $72,000 in 2003 and $28,500 in 2002 for these services.

          In April 2004, we entered into a Management Consulting Agreement with Bainbridge Advisors, Inc., an advisory firm primarily owned by Gary D. Lewis, our former Chairman of the Board, President and Chief Executive Officer. Mr. Lewis is the managing member of Bainbridge. Mr. Lewis founded Tarpon, then known as Wall St. Acquisitions, Inc., and served as its Chairman of the Board and Chief Executive Officer and as one of its directors from its inception in January 2002 until the closing of our initial acquisition, EWCO, in April 2004 and served as its President from January 2003 until April 2004. He has been primarily responsible for implementing our business strategy, including identifying the EWCO, Haines Road and Steelbank acquisitions. The initial term of the agreement expires April 7, 2007 and is automatically extended on a year-to-year basis unless either party gives 120 days notice of termination before the end of the initial term or 60 days notice of termination before the end of any extension of the term. Pursuant to the agreement, Bainbridge, primarily through Gary D. Lewis, provides consulting services for us concerning the integration of the EWCO, Haines Road and Steelbank acquisitions, the further development and implementation of our business and financing plans and strategy, our expansion and acquisition plans and other areas, all to the extent we and Bainbridge mutually agree. Bainbridge will have satisfactorily provided the required availability to perform its services so long as, with respect to Gary D. Lewis, Mr. Lewis has provided an average of at least an aggregate of 120 hours of service a month during the term through February 2006 and at least an aggregate of 70 hours of service a month during the term after February 2006, unless Tarpon enters into an acquisition other than the EWCO, Steelbank and Haines Road acquisitions. Tarpon is required to pay the advisory and transaction fees even if it does not use Bainbridge for the allotted hours.

          In exchange for Bainbridge’s consulting services, we have agreed to pay Bainbridge (1) $15,000 a month, (2) all reasonable expenses incurred by Bainbridge in connection with the agreement, including (a) fees and expenses of legal counsel retained at our direction, (b) legal fees up to $7,500 in connection with preparing the agreement, (c) out-of-pocket costs incurred in performing the agreement, and (d) up to $5,000 a year for professional liability errors and omissions insurance relating to Bainbridge’s services, (3) 4% of the total consideration paid in an acquisition approved by our board, with a minimum of $200,000 and a maximum of $300,000 for each transaction, and (4) a stock option to Bainbridge or its designees to purchase 110,000 common shares at an exercise price equal to 110% of our initial public offering price. The success fee is generally paid over 12 months after closing, except that the fee for the EWCO, Haines Road and Steelbank acquisitions, totaling $600,000 after the closing of Haines Road, are payable $22,222 a month until the closing of this offering, when the remaining amount will be paid equally over the period ending 24 months from the closing. If payments exceed $60,000 a month, the excess will be deferred until the next month in which they can be paid and not exceed $60,000 a month.

          We have also agreed to indemnify Gary D. Lewis, obtain additional directors and officers insurance coverage and reimburse him for legal fees incurred, all in connection with certain services performed by Mr. Lewis in his capacity as one of our former officers. We expect the legal fees and additional insurance premiums paid by us to be less than $10,000.

          In October 2001, Charles A. Vanella purchased all of the issued and outstanding common shares of EWCO from Richard Loznak and other members of his family. EWCO borrowed $2.9 million from Comerica Bank and loaned the $2.9 million to Mr. Vanella, who used the money to pay the purchase price for the common shares. Approximately $39,920 of interest on this indebtedness was waived in 2004, $152,380 was waived in 2003, $169,735 was waived in 2002, and $40,170 was waived in 2001. The highest amounts of this indebtedness outstanding in 2003 was $3,085,524, in 2002 was $3,102,879 and in 2001 was $2,973,314. In connection with our acquisition of EWCO, in April 2004, EWCO agreed to redeem 36 common shares of EWCO from Mr. Vanella for $3,603,144, of which $670,000 is represented by a promissory note from EWCO payable out of the proceeds of this offering. The remaining $2,933,144 of the redemption price was used by Mr. Vanella to repay his note due to EWCO relating to his acquisition of EWCO in 2001. Tarpon bought the remaining four common shares of EWCO for $415,450 in cash paid to Mr. Vanella.

          After the closing of Mr. Vanella’s acquisition from Mr. Loznak, disputes arose regarding post-closing adjustments, among other things. Mr. Loznak obtained arbitration awards of $143,677 against EWCO and $575,000 against Mr. Vanella, and filed an action in the St. Clair County Circuit Court to confirm the awards. As part of our acquisition of EWCO, the Loznaks agreed to settle and release their claims against Mr. Vanella and EWCO in exchange for a lump sum payment of $410,000. We also caused EWCO to pay approximately $143,677 of this amount and Mr. Vanella paid the remaining $266,000 of this amount in connection with the closing of our acquisition of EWCO.

          Mr. Vanella’s daughter, Beth Vines, has been employed by EWCO since 2003, and his son-in-law, Jason K. Vines, was employed by EWCO from February 2003 to October 2004. Mrs. Vines is EWCO’s human resources manager and was paid $48,000 in 2003. Mr. Vines was EWCO’s Chief Financial Officer in 2003 and was paid $75,000 in 2003.

          For a description of our Termination Agreement with Mr. Vanella, see “Employment Contracts and Termination of Employment and Change-in-Control Arrangements.”

          Between January and August 2004, we engaged J. Peter Farquhar, one of our directors, to provide consulting services to us concerning our operations, general management and business development, at times and places and in an amount determined by mutual agreement. We accrued $22,000 in fees to Mr. Farquhar for these services, including $10,000 payable in common shares at the closing of this offering.

Stock Option Plan

          Our board of directors and shareholders have adopted the Tarpon Industries, Inc. 2004 Stock Option Plan. The plan allows us to grant incentive stock options and non-qualified stock options to our directors, officers, employees, consultants and advisors to purchase up to an aggregate of 650,000 common shares. We have granted options under the plan, effective as of the closing of this offering, to purchase 110,000 common shares to Bainbridge’s designees (80,000 to Gary D. Lewis and 30,000 to Gary N. Lewis), 50,000 common shares to J. Peter Farquhar, 40,000 common shares to James T. House, an estimated 17,807 common shares to each of Jeffrey Greenberg, Mark D. Madigan and Barry Seigel, 10,000 shares to each of Dr. Pry, J. Peter Farquhar and Michael A. Ard and 22,500 shares to various employees, including 5,000 to Mr. Madigan. We have also agreed to grant each of Messrs. Greenberg, Madigan and Seigel options to purchase a number of common shares equal to approximately $322,600 divided by the fair market value of the common shares on the date of grant, which will be exercisable at 110% of the fair market value of the common shares on the date of grant. The options will be granted to each of them after the calendar years 2005, 2006 and 2007 if certain performance targets are met in those years and will be immediately vested. See “Executive Compensation – Option Grants Table.” Under the plan, stock options to purchase no more than 650,000 common shares may be granted to any one participant in any calendar year. The plan also contains provisions to ensure that incentive stock options qualify under the Internal Revenue Code. Options granted under the plan expire within 10 years of the date of grant. The plan is administered by our board of directors or by the Compensation Committee of our board of directors, which determines the exercise prices and vesting periods of options granted under the plan in their discretion.

RELATED PARTY TRANSACTIONS

          See “Management – Compensation – Compensation Committee Interlocks and Insider Participation” for a description of relationships between us and Gary D. Lewis, Charles A. Vanella and J. Peter Farquhar.

          For a description of (1) Joseph Gunnar & Co., LLC’s compensation for acting as our placement agent in our April 2004 $2,000,000 note financing, and (2) our arrangements with Joseph Gunnar & Co., LLC in connection with the 2004 note financing and this offering, see “Underwriting.”

          Adam Mayblum and Robert Soto, two or our initial stockholders, provided consulting services to us in 2002, for which Mr. Mayblum was paid $122,000 and Mr. Soto was paid $87,500, $37,500 in cash and 10,000 common shares issued in March 2004.

          James E. Romzek, one of our former officers and directors and the husband of the holder of approximately 16.3% of our outstanding common shares as of October 1, 2004, is also formerly a partner in the law firm of Howard & Howard Attorneys, P.C. We engaged Howard & Howard Attorneys, P.C. to perform legal services for us on 2003 and 2002. We paid them $45,889.50 for those services in 2003 and $45,638 for those services in 2002. In March 2004, Mr. Romzek became a partner in the law firm of Warner Norcross & Judd, LLP. Warner Norcross & Judd, LLP has performed legal services for us in 2004 and we expect them to continue to do so. In addition, we paid Mr. Romzek consulting fees of $23,000 in 2003.

          During the year ended September 30, 2003, Steelbank recorded receivables in connection with sales commissions to be paid to Steelbank by Master Sales and Marketing Limited, an entity owned by Messrs. Greenberg and Madigan, and Seigel Investments Limited, an entity owned by Mr. Seigel. These receivables were forgiven by Steelbank in connection with our acquisition of Steelbank on May 18, 2004, the amount of which on such date, due to the then current currency exchange rate, was approximately $63,600. In addition, in connection with our acquisition of Steelbank on May 18, 2004, (1) an interest free loan to Steelbank by 1276758 Ontario Limited, an entity owned by Messrs. Seigel and Greenberg, of approximately $7,400, was forgiven by 1276758 Ontario Limited, (2) a payable from Steelbank to Tube Distributors, Inc., an entity owned by Messrs. Seigel and Greenberg, of approximately $25,200, incurred in connection with certain equipment purchases by Tube Distributors, Inc. for Steelbank, was forgiven by Tube Distributors, Inc. and (3) approximately $44,000 of lease payments and leasehold improvements owing by Steelbank to Tube Distributors, Inc. was forgiven by Tube Distributors. During nine months ended June 30, 2004 and fiscal 2003, Steelbank accrued $68,733 and $80,340 in rental expense for properties it subleased from Tube Distributors, Inc.

          In addition, during the year ended September 30, 2003, approximately $72,800 in aggregate accrued wages payable to Barry Seigel, Jeffrey Greenberg and Mark Madigan were forgiven by Messrs. Seigel, Greenberg and Madigan, approximately $20,696 of legal fees payable by Barry Seigel, Jeffrey Greenberg and Mark Madigan were paid by Steelbank, and approximately $19,522 of bad debts were recovered from an entity controlled by Barry Seigel, Jeffrey Greenberg and Mark Madigan.

PRINCIPAL SHAREHOLDERS

          The following table sets forth information with respect to the beneficial ownership of our common shares as of October 1, 2004, and as adjusted to reflect the sale of the common shares offered by this prospectus, by (1) each of our directors, (2) each of our executive officers named in the Summary Compensation Table above, (3) all of our directors and executive officers as a group, and (4) each person known by us to own more than 5% of our common shares:

			Percentage
	Number of		Beneficially Owned
	Common Shares		Before the	After the
Name of Beneficial Owner	Beneficially Owned		Offering (1)	Offering (2)
J. Peter Farquhar	12,000	(3)	*	*
Dr. Robert Pry	10,000	(4)	*	*
Michael A. Ard	10,000	(5)	*	*
Gary D. Lewis	478,351	(6)	32.5%	12.0%
Debra E. Romzek	200,920	(7)	14.8%	5.2%
Adam G. and Debra Mayblum	126,412	(8)	9.3%	3.3%
Robert and Lucy Soto, Jr.	110,460	(9)	8.1%	2.9%
Lester J. Sova	135,000	(10)	9.9%	3.5%
Lancaster Ltd.	74,507	(11)	5.5%	1.9%
All directors and executive officers as a group (5 persons)	51,355	(12)	3.7%	1.3%
Charles A. Vanella	0	(13)	0.0%	0.0%

*	Represents less than 1% of the outstanding common shares.

(1) Based on 1,360,059 common shares outstanding as of October 1, 2004, including (a) 1,229,732 common shares actually outstanding as of October 1, 2004, (b) an estimated 58,065 common shares issuable as part of the consideration for the acquisition of Steelbank, (c) an estimated 70,262 common shares issuable to purchasers of our common shares in December 2002 to October 2003 to reduce their purchase price to approximately $3.70 a share, and (d) an estimated 2,000 common shares issuable to J. Peter Farquhar, one of our directors, on the closing date of this offering for additional services he has provided to us.

(2) Based on 3,860,059 common shares outstanding, including all of the common shares assumed to be outstanding and described in note (1) and assuming all 2,500,000 common shares offered by this prospectus are sold to third parties.

(3) Includes (a) 10,000 common shares that will be subject to an option granted to Mr. Farquhar at the closing of this offering that will be immediately exercisable, and (b) an estimated 2,000 common shares we have agreed to grant to Mr. Farquhar at the closing of this offering for additional services provided to us. Does not include 50,000 common shares that will be subject to an option granted to Mr. Farquhar at the closing of this offering that will be exercisable in one-third cumulative annual increments.

(4) Includes 10,000 common shares that will be subject to an option granted to Dr. Pry at the closing of this offering that will be immediately exercisable.

(5) Includes 10,000 common shares that will be subject to an option granted to Mr. Ard at the closing of this offering that will be immediately exercisable.

(6) Includes (a) 309,751 common shares owned jointly with his wife, with whom he shares voting and investment power, (b) 41,858 common shares owned by his adult son, who does not live with him, (c) 8,371 common shares owned by his other adult son, who does not live with him, (d) 8,371 common shares owned by his adult daughter, who does not live with him, (e) 80,000 common shares that will be subject to an option granted to Mr. Lewis, and (f) 30,000 shares that will be subject to an option granted to Mr. Lewis’s adult son, Gary N. Lewis, both options to be granted at the closing of this offering and become exercisable beginning on the date of grant.

Mr. Lewis disclaims beneficial ownership of the common shares held by his adult children. Mr. Lewis’s address is c/o Bainbridge Advisors, Inc., P.O. Box 36940, Grosse Pointe, Michigan 48236.

(7) Ms. Romzek’s address is 2000 Town Center, Suite 2700, Southfield, Michigan 48075-1318.

(8) Includes (a) 121,389 shares they hold jointly, and (b) 5,023 shares held by Mr. Mayblum as custodian for their minor son under the uniform gifts to minors act. Mr. and Mrs. Mayblum’s address is 50 Andrew Lane, New Rochelle, New York 10804.

(9) Includes (a) 10,000 shares held directly by Robert Soto, (b) 90,414 shares they hold jointly, (c) 5,023 shares held by Robert Soto as custodian for their minor son, and (d) 5,023 shares held by Robert Soto as custodian for their minor son. Mr. and Mrs. Soto’s address is Two Lenape Trail, Freehold, New Jersey 07728.

(10) Includes 51,284 common shares issuable to Mr. Sova as a purchaser of our common shares in December 2002 to October 2003 to reduce his purchase price to approximately $3.70 a share. Mr. Sova’s address is 2000 Town Center, Suite 2700, Southfield, Michigan 48075-1318.

(11) Lancaster Ltd’s address is 20-27 Carlton Place, Fairlawn, New Jersey 07410.

(12) Includes an estimated 19,355 shares to be issued in our acquisition of Steelbank to Mr. Seigel. Does not include an estimated 17,807 common shares that will be subject to options granted to Mr. Seigel at the closing of this offering that will become exercisable in three equal annual installments beginning one year after grant. Also does not include options we have agreed to grant to Mr. Seigel to purchase a number of common shares equal to approximately $322,600 divided by the fair market value of the common shares on the date of grant, which will be exercisable at 110% of the fair market value of the common shares on the date of grant. We have agreed to grant these options to Mr. Seigel after 2005, 2006 and 2007 if certain performance targets are met in those years and will be immediately vested. Also, does not include 40,000 common shares that will be subject to an option granted to Mr. House at the closing of this offering that will become exercisable in three equal annual installments beginning one year after grant and 100% exercisable immediately if we terminate his employment without cause.

(13) Mr. Vanella is our former Chief Executive Officer and a former director.

Lock-up Agreements

          Under the underwriting agreement between us and the underwriter of this offering, prior to the effective date of this prospectus, holders of all of our outstanding common shares and options or warrants to purchase our common shares, other than warrants issued in the 2004 note financing, will not be able, directly or indirectly, to offer, sell, announce an intention to sell, contract to sell, pledge, hypothecate, grant any option to purchase or otherwise dispose of any common shares or any securities convertible into or exchangeable or exercisable for common shares for a period of one year following the closing of this offering without the prior written consent of the underwriter, except for issuances or sales by us under the terms of our outstanding options and warrants or options granted under the 2004 Stock Option Plan and subject to other exceptions. In addition, the underwriter has agreed that the common shares underlying the warrant granted to it by us in connection with this offering may not be sold or otherwise disposed of by it for a period of 12 months following the date of this prospectus.

DESCRIPTION OF SECURITIES

          The following summary description of our capital stock is not intended to be complete and is subject to, and qualified in its entirety by reference to, our amended and restated articles of incorporation and our amended and restated bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

          On December 1, 2003, our board of directors and shareholders approved a transaction to issue one common share for every 3.69203259 common shares then outstanding effective December 16, 2003. On March 23, 2004, our board of directors and shareholders approved a transaction to issue one common share for every 1.6176795 common shares then outstanding effective March 30, 2004. All outstanding common and common-equivalent shares and per share amounts have been retroactively adjusted to give effect to both of these reverse stock splits.

General

          Our authorized capital shares consist of an aggregate of 20,000,000 common shares, no par value, and 1,000,000 preferred shares, no par value. As of October 1, 2004, 1,229,732 common shares and no preferred shares were outstanding and there were 23 holders of record of our common shares. All of the shares being offered in this offering are common shares. The number of shares outstanding as of October 1, 2004 do not include an aggregate of an estimated 4,470,327 shares consisting of (1) the 2,500,000 shares to be issued in this offering, (2) an estimated 58,065 common shares issuable as part of the consideration for the acquisition of Steelbank, (3) an estimated 70,262 common shares issuable to purchasers of our common shares in December 2002 to October 2003 to reduce their purchase price to approximately $3.70 a share, (4) an estimated 2,000 common shares issuable to J. Peter Farquhar, one of our directors, on the closing date of this offering for additional services he has provided to us, or (5) 1,840,000 common shares issuable upon exercise of outstanding options and warrants, including the over-allotment option in connection with this offering, described under “Capitalization.”

Common Shares

          Holders of common shares have one vote per share on each matter submitted to a vote of the shareholders and a right to participate ratably in our net assets upon liquidation. Holders of common shares participate ratably in dividends and distributions that may be declared by the board of directors from funds legally available for that purpose. See “Dividend Policy.” The common shares have no conversion rights, are not redeemable and are not entitled to any preemptive or subscription rights. The common shares currently outstanding are, and the shares to be issued in connection with this offering will be, duly authorized, validly issued, fully paid and non-assessable. Holders of common shares have no cumulative voting rights, and accordingly, holders of a majority of the outstanding common shares are able to elect all of our directors. Holders of a majority of the outstanding common shares constitute a quorum at any meeting of our shareholders, and the vote by the holders of a majority of our outstanding common shares is required to effect specific fundamental corporate changes, including liquidation, merger of sale of substantially all of our assets, subject to the exceptions described below under “Business Combination Provisions of Michigan Law.”

          Our board of directors is divided into three classes and the directors serve staggered three-year terms. Our directors will hold office until the Annual Meeting of Shareholders to be held in 2005 for Dr. Robert Pry, the Annual Meeting of Shareholders to be held in 2006 for Michael A. Ard, the Annual Meeting of Shareholders to be held in 2007 for J. Peter Farquhar, and until their successors are elected and qualified, or until their earlier death, resignation or removal. Directors may be removed only for cause. Our Restated Articles of Incorporation set the minimum and maximum number of directors constituting the entire Board at three and fifteen, respectively, and require approval of holders of 90% of our voting shares to amend this provision. Directors are elected by plurality vote. Vacancies and newly-created directorships resulting from an increase in the authorized number of directors may be filled by a majority vote of the directors then in office, even if less than a quorum. In addition, our bylaws require advance notice of any nominations for director, along with information about the nominee and the shareholder. See “Management – Board of Directors and Committees of the Board of Directors – Nominating Committee.”

Preferred Shares

          We have authorized the issuance of up to 2,000,000 preferred shares, no par value, none of which is outstanding as of the date of this prospectus. The preferred shares may be issued from time to time in one or more series. Our board of directors is authorized to determine the rights, preferences, privileges and restrictions granted to, and imposed upon, each series of preferred shares and to fix the number of shares of any series of preferred shares and the designation of any such series. We could issue preferred shares, under certain circumstances, to prevent a takeover of Tarpon, and our board of directors may issue preferred shares without any action of the holders of the common shares, which could have a detrimental effect on the rights of holders of the common shares, including loss of voting control. Anti-takeover provisions that could be included in the preferred shares when issued might depress the market price of our securities and might limit the shareholders’ ability to receive a premium on their shares by discouraging takeover and tender offer bids. We have no present plans to issue any preferred shares.

Various Lenders’ Warrants

          In February and March 2004, we issued warrants to persons who provided loans to us of $150,000. In April 2004, we issued warrants to persons who provided the 2004 note financing loans to us of $2,000,000. We also issued warrants to designees of the placement agent in the April 2004 note financing. The warrants entitle the holders to purchase an aggregate of 565,000 common shares at an exercise price equal to the initial public offering price per share (125% of the initial public offering price for the designees of the placement agent) for five years beginning 90, but, at Tarpon’s discretion, up to 180 days after the closing of this offering (one year after the closing of this offering for the designees of the placement agent). The shares underlying the warrants are being registered in this offering and may not be purchased, and thus resold, for 90, but, at Tarpon’s discretion, up to 180 days after the closing of this offering.

Registration Rights

          Holders of warrants originally issued to designees of the placement agent and the purchasers of notes in our April 2004 note financing and in our February and March 2004 note financing have demand and piggy-back registration rights with respect to their resale of the underlying common shares. These rights allow the holders to include their common shares in any registration of our securities in a registration statement under the Securities Act or to demand that we file a registration statement to register the resale of their common shares, subject to specified limitations. Exercise of these registration rights may adversely affect the terms on which we may obtain additional financing. We are registering for resale the 565,000 common shares issuable upon exercise of warrants issued in our April 2004 note financing in April 2004 and to our shareholders who made similar loans to us in February and March 2004, although the warrants are not exercisable until 90, but, at Tarpon’s discretion, up to 180 days after the closing of this offering, and the 250,000 common shares issuable upon exercise of warrants granted to the underwriter in connection with this offering, although these warrants are not exercisable until one year after the closing of this offering. The names of the selling shareholders and the number of shares they elect to register will be set forth in a post effective amendment to the registration statement of which this prospectus forms a part prior to the date on which any such warrants become exercisable. When this registration statement is declared effective, and as long as it remains effective, the warrant holders have no demand registration rights. Further, while our warrants and options are outstanding, our ability to obtain additional financing on favorable terms might be adversely affected.

Business Combination Provisions of Michigan Law

          Chapters 7A and 7B of the Michigan Business Corporation Act may affect attempts to acquire control of us. In general, under Chapter 7A, “business combinations” (defined to include, among other transactions, certain mergers, dispositions of assets or shares and recapitalizations) between covered Michigan business corporations or their subsidiaries and an “interested shareholder” (defined as the direct or indirect beneficial owner of at least 10% of the voting power of a covered corporation’s outstanding shares) can only be consummated if approved by at least 90% of the votes of each class of the corporation’s shares entitled to vote and by at least two-thirds of such voting shares not held by the interested shareholder or affiliates, unless five years have elapsed after the person involved became an “interested shareholder” and unless certain price and other conditions are satisfied. The board of directors has the power to elect to be subject to Chapter 7A as to specifically identified or unidentified interested shareholders.

          Control Shares are shares that when added to shares already owned by an entity, would give the entity voting power in the election of directors over any of the three thresholds: one-fifth, one-third and a majority. In general, under Chapter 7B, an entity that acquires “Control Shares” of us may vote the Control Shares on any matter only if a majority of all shares, and of all non-“Interested Shares,” of each class of shares entitled to vote as a class, approve such voting rights. Interested Shares are shares owned by our officers, our employee-directors and the entity making the Control Share Acquisition. The effect of the statute is to condition the acquisition of voting control of a corporation on the approval of a majority of the pre-existing disinterested shareholders. The board of directors may amend the bylaws before a Control Share Acquisition occurs to provide that Chapter 7B does not apply to us. In addition, certain provisions of our bylaws could have the effect of delaying, deterring or preventing changes in control of us.

Indemnification of Directors and Officers

          The Michigan Business Corporation Act permits Michigan corporations to limit the personal liability of directors for a breach of their fiduciary duties. Our Restated Articles of Incorporation so limit the liability of directors. Our bylaws also provide for indemnification of directors and executive officers. We believe that such indemnification will assist us in continuing to attract and retain talented directors and officers in light of the risk of litigation directed against directors and officers of publicly-held corporations.

          Our Restated Articles of Incorporation limit director liability to the maximum extent permitted by Michigan law. Michigan law allows the articles of incorporation of a Michigan corporation to contain a provision eliminating or limiting a director’s liability to the corporation or its shareholders for money damages for any action taken or any failure to take any action as a director, except for liability for specified acts. As a result of the inclusion of such a provision, our shareholders may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to shareholders in any particular case, shareholders may not have any effective remedy against the challenged conduct. These provisions, however, do not affect liability under the Securities Act.

          The Michigan Business Corporation Act authorizes a corporation under specified circumstances to indemnify its directors and officers, including reimbursement for expenses incurred. The provisions of our bylaws relating to indemnification of directors and officers generally provide that directors and officers will be indemnified to the fullest extent permissible under Michigan law. The provision also provides for advancing litigation expenses at the request of a director or officer. These obligations are broad enough to permit indemnification with respect to liabilities arising under the Securities Act or the Michigan Uniform Securities Act. Messrs. Farquhar’s, Greenberg’s, Madigan’s and Seigel’s employment agreements also provide for indemnification.

          We have obtained Directors’ and Officers’ liability insurance. The policy provides for $2,000,000 in coverage including prior acts dating to our inception and liabilities under the Securities Act in connection with this offering.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

          Before this offering, there has been no public market for our common shares. Sales of a substantial amount of our common shares in the public market, or even the perception that such sales may occur, could adversely affect the market price of our common shares prevailing from time to time and could impair our ability to raise additional capital through future sales of equity securities.

          Upon completion of this offering and after giving effect to shares issuable (1) as part of the consideration for the acquisition of Steelbank, (2) to purchasers of our common shares in December 2002 to October 2003 to reduce their purchase price to approximately $3.70 a share, and (3) to J. Peter Farquhar, one of our directors, on the closing date of this offering for additional services he has provided to us, we will have outstanding 3,860,059 common shares, consisting of 2,500,000 common shares being offered in this prospectus and 1,360,059 restricted common shares. In addition, we have reserved 1,465,000 shares for future issuance consisting of (a) an estimated 565,000 common shares issuable upon the exercise of warrants issued in connection with our 2004 note financing completed in 2004, (b) 650,000 common shares reserved for issuance under our 2004 Stock Option Plan, of which options to purchase an aggregate of 305,921 common shares are expected to be outstanding as of the closing of this offering, and (c) 250,000 common shares issuable upon exercise of the warrant issuable to designees of the underwriter in connection with this offering.

          The 2,500,000 common shares being offered by this prospectus will be freely tradable without restriction or further registration under the Securities Act by all persons other than our affiliates. The estimated 1,360,059 restricted shares will be freely tradable as and to the extent permitted by Rule 144 or some other exemption from registration under the Securities Act or if registered under the Securities Act, subject to the lock-up restrictions agreed to by our existing shareholders, optionees and warrantholders, which restrictions expire one year after the closing of this offering. See “Principal Shareholders – Lock-up Agreements.”

          In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, if one year has elapsed since the date of the acquisition of restricted shares by a holder from Tarpon or from an affiliate of Tarpon, the holder is entitled to sell, in the public market, within any three-month period, the number of common shares that does not exceed the greater of 1% of the total number of our then outstanding common shares or the average weekly trading volume of our common shares during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC. Sales under Rule 144 are subject also to requirements as to the manner of sale, notice and availability of current public information about Tarpon. If two years have elapsed, a holder, other than an affiliate of Tarpon or a person who has been an affiliate in the prior 90 days, is entitled to resell restricted shares in the public market under Rule 144(k), without regard to the volume limitation, manner of sale requirements, current public information requirements or notice requirements.

          Rule 701, as currently in effect, permits our employees, officers, directors or consultants who purchased shares under a written compensatory plan or contract to resell such shares in reliance upon Rule 144 but without compliance with specific restrictions. Rule 701 provides that, commencing 90 days after we become subject to reporting requirements under the Securities Exchange Act of 1934, affiliates may sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and that non-affiliates may sell such shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144.

          In addition, we currently intend to register the common shares reserved for issuance under the 2004 Stock Option Plan. Also, we are registering for resale the 565,000 common shares issuable upon exercise of warrants issued in our April 2004 note financing in April 2004 and to our shareholders who made similar loans to us in February and March 2004, although the warrants are not exercisable, and thus may not be resold, for (at our discretion) up to 180 days after the closing of this offering, and the 250,000 common shares issuable upon exercise of warrants granted to the underwriter in connection with this offering, although these warrants are not exercisable until one year after the closing of this offering.

UNDERWRITING

          Subject to the terms and conditions of the underwriting agreement between us and the underwriter named below, the underwriter has agreed to purchase from us, and we have agreed to sell to the underwriter, the number of common shares set forth below opposite the underwriter’s name, at the initial public offering price per share less the underwriting discounts and commissions (i.e., 7% of the initial public offering price) set forth on the cover page of this prospectus:

Underwriter	Number of Shares
Joseph Gunnar & Co., LLC	2,500,000

Total	2,500,000

          The underwriting agreement sets forth the obligations of the underwriter to pay for and accept delivery of the shares and provides that the underwriter will purchase all of the shares, if any of the shares are purchased.

          The underwriters initially proposes to offer the common shares directly to the public at the initial public offering price per share set forth on the cover page of this prospectus and to selected dealers at such price less a concession not in excess of $0.   per share. The underwriter may allow, and these dealers may reallow, a concession not in excess of $0.   per share to other dealers. After this offering, the public offering price, concession and re-allowance may be changed.

          We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 375,000 additional common shares at the initial public offering price per share less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriter may exercise this option only to cover over-allotments, if any, made in connection with the sale of the common shares offered in this prospectus.

          We have agreed to pay the underwriter a non-accountable expense allowance equal to 3% of the gross proceeds of this offering (including any over-allotment shares) to cover the underwriting costs and due diligence expenses relating to this offering, $25,000 of which we have already paid. We have also agreed to pay the reasonable fees and expenses of underwriter’s counsel, including in connection with state securities law filings, up to $75,000 plus out-of-pocket expenses, $20,000 of which we have already paid. We estimate that our expenses of this offering payable by us, other than the underwriting discounts and commissions, but including the non-accountable expense allowance, will be $950,000.

          Our agreement to permit the underwriter to have a non-voting observer attend meetings of our board of directors continues for a period of two years from the closing date of our April 2004 note financing. The underwriter’s observer will be reimbursed for all out-of-pocket expenses incurred in connection with his attendance at meetings of our board of directors and will receive cash compensation equal to the cash compensation payable by us to our outside directors for attendance at such meetings. The underwriter’s observer, in that capacity, shall also be entitled to the same coverage under our directors and officers insurance policy that is extended to our officers and directors.

          In connection with this offering, we have agreed to sell warrants to the underwriter for a nominal price. The underwriter’s warrants entitle the underwriter or its designees to purchase up to 250,000 common shares, subject to increase and decrease by reason of anti-dilution provisions contained in the warrants and to decrease if exercised by a cashless exercise. The shares issuable upon exercise of the underwriter’s warrants will be in all respects identical to the shares offered to you. The underwriter’s warrants will be limited to a term of five years from the closing of this offering and will become exercisable commencing one year after the completion of this offering at a per share exercise price equal to 125% of the initial public offering price per share set forth on the cover page of this prospectus. The one-year restriction on the exercise of the underwriter’s warrants is pursuant to Rule 2710(g) of the NASD Conduct Rules. The underwriter’s warrants may not be sold, assigned, transferred, pledged or hypothecated except to the officers or members of the underwriter and to members of the selling group and/or their officers or partners. In accordance with the terms of the underwriting agreement, we are registering the shares issuable upon exercise of the underwriter’s warrants under the registration statement of which this prospectus forms a part, and we have agreed to file post effective amendments or a new registration statement in order to permit the public resale of the shares issued or issuable upon exercise of the underwriter’s warrants at our expense. During the term of the underwriter’s warrants, the holders of the warrants will be given the opportunity to profit from a rise in the market price of the common shares, which may result in a dilution of the interest of our shareholders. As a result, we may find it more difficult to raise additional equity capital if it should be needed for our business while the underwriter’s warrants are outstanding. The holders of the underwriter’s warrants might be expected to exercise them at a time when we would, in all likelihood, be able to obtain additional equity capital on terms more favorable to us than those provided by the underwriter’s warrants. Any profit realized on the sale of the shares issuable upon the exercise of the underwriter’s warrants may be deemed additional underwriting compensation.

          We and the underwriter have agreed to indemnify each other against, or to contribute to losses arising out of, untrue statements or omissions of material facts contained in this prospectus and the registration statement of which the prospectus forms a part in connection with this offering. We and the underwriter are each aware that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. As a result of our agreement to maintain the effectiveness of the registration statement of which this prospectus forms a part in order to permit the public resale of the shares underlying the underwriter’s warrants, we will remain subject to liability under the Securities Act even well after we have received and applied the net proceeds of this offering.

          The underwriter may engage in over-allotment, stabilizing, syndicate and covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a prescribed maximum. Covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover short positions. Such over-allotment and covering transactions may cause the price of the common shares to be higher than it would be in the absence of such transactions. These transactions may be effected on The Nasdaq SmallCap Market and, if commenced, may be discontinued at any time.

          Application has been made for listing the common shares on The Nasdaq SmallCap Market under the symbol TARP. It is expected that this application will be effective at the time of this offering.

          Before this offering, there has been no public trading market for our common shares. The public offering price of our common shares offered in this prospectus was determined by negotiation between us and the underwriter. Factors to be considered in determining the initial public offering price, in addition to prevailing market conditions, include the history of and prospects for the industry in which we operate, an assessment of our management, our prospects, our financial condition, our capital structure and such other factors as are deemed relevant. We cannot assure you that an active trading market will develop or be sustained upon the completion of this offering or that the market price of our common shares will not decline below the initial public offering price. Investors purchasing in this offering might not be able to resell their shares at or above the initial public offering price and could lose all of their investment.

          The foregoing description includes a summary of the principal terms of the underwriting agreement and the underwriter’s warrant agreement and does not purport to be complete. The underwriting agreement and the underwriter’s warrant agreement are filed as exhibits to the registration statement of which this prospectus forms a part and should be referenced for the complete contents of these documents.

          Joseph Gunnar & Co., LLC, the underwriter in this offering, was the placement agent in our April 2004 $2,000,000 note financing. Joseph Gunnar & Co., LLC received for its services (1) $200,000 in commissions and fees, (2) a $50,000 non-accountable, non-refundable retainer ($25,000 of which is applied to this offering and is to be credited against its non-accountable expense allowance of this offering), (3) reimbursement of its out-of-pocket expenses, including the fees of its counsel, subject to (a) a $35,000 limit on legal fees of its counsel in connection with blue sky matters and blue sky filing fees, plus disbursements, and (b) a credit of $25,000 for a portion of the retainer received by the placement agent, which was credited against its expenses, (4) a five year warrant to purchase 100,000 common shares at 125% of the offering price of our common shares in our initial public offering (an estimated $6.25 a share), which was issued to its employee designees, (5) the right to appoint a non-voting observer to our board of directors for two years from the completion of our April 2004 note financing, and (6) a 12-month agreement to provide investment banking services to us in consideration for a $7,500 a month retainer plus out-of-pocket expenses and success fees for business combinations, other than EWCO, Haines Road and Steelbank.

          Joseph Gunnar & Co., LLC is acting as a representative of the note holders for $2,000,000 of our 2004 note financing for purposes of enforcing the notes, executing and enforcing the related security agreement, perfecting the security agreement and exercising rights under the agreements in the absence of written instructions from the holders of 50% in principal amount of the notes. These notes will be paid in full from the proceeds of this offering, thus terminating such duties.

TRANSFER AGENT

          American Stock Transfer and Trust Company will be the transfer agent for the common shares.

LEGAL MATTERS

          The validity of the common shares being sold in this offering will be passed upon for us by Honigman Miller Schwartz and Cohn LLP of Detroit, Michigan. Legal matters related to this offering will be passed upon for the underwriters by Ruskin Moscou Faltischek, PC of Uniondale, New York.

EXPERTS

          The financial statements of Tarpon as of, and for the years ended, December 31, 2003 and 2002, of EWCO and Haines Road as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, and of Steelbank as of, and for the year ended, September 30, 2003, appearing in this prospectus and registration statement , and the related financial statement schedule included elsewhere in the registration statement, have been audited by Grant Thornton LLP, Independent Registered Public Accounting Firm, as stated in their reports thereon, which reports for Tarpon and EWCO contain an explanatory paragraph relating to an uncertainty concerning their ability to continue as a going concern, as described in their Notes to Financial Statements appearing elsewhere in this prospectus, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN GET MORE INFORMATION

          We have filed with the SEC a registration statement on Form S-1 under the Securities Act to register the common shares that we and the potential selling shareholders are offering in this prospectus. This prospectus is part of the registration statement. This prospectus does not include all of the information contained in the registration statement, portions of which have been omitted in accordance with the rules and regulations of the SEC. For further information about us and the common shares offered in this prospectus, you should review the registration statement. Statements contained in this prospectus concerning the provisions of documents are necessarily summaries of the documents and when any of those documents is an exhibit to the Registration Statement, each such statement is qualified in its entirety by reference to the copy of such document filed with the SEC.

          You may read and copy any materials we file with the SEC, including the registration statement and any related exhibits and schedules, at prescribed rates for copies, at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains registration statements, reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov.

          We do not currently file reports with the SEC, but as a result of this offering, we will become subject to the reporting and other requirements of the Securities Exchange Act of 1934. For as long as we are subject to the reporting requirements of the Exchange Act, we will give to our shareholders annual reports containing audited financial statements.

TARPON INDUSTRIES, INC.
INDEX TO FINANCIAL STATEMENTS

Page
Tarpon Industries, Inc.
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets — June 30, 2004 (consolidated and unaudited) and December 31, 2003 and 2002	F-3
Statements of Operations — For the Three and Six Months Ended June 30, 2004 and 2003 (consolidated and unaudited) and For the Years Ended December 31, 2003 and 2002	F-4
Statements of Shareholders’ Equity — For the For the Six Months Ended June 30, 2004 and 2003 (consolidated and unaudited) and For the Years Ended December 31, 2003 and 2002	F-5
Statements of Cash Flows — For the Six Months Ended June 30, 2004 and 2003 (consolidated and unaudited) and For the Years Ended December 31, 2003 and 2002	F-6
Notes to Financial Statements	F-7
Eugene Welding Co.
Report of Independent Registered Public Accounting Firm	F-19
Balance Sheets — June 30, 2004 (unaudited) and December 31, 2003 and 2002	F-20
Statements of Operations — For the Three and Six Months Ended June 30, 2004 and 2003 (unaudited) and For the Years Ended December 31, 2003, 2002 and 2001	F-21
Statements of Shareholders’ Equity — For the For the Six Months Ended June 30, 2004 (unaudited) and For the Years Ended December 31, 2003, 2002 and 2001	F-22
Statements of Cash Flows — For the Six Months Ended June 30, 2004 and 2003 (unaudited) and For the Years Ended December 31, 2003, 2002 and 2001	F-23
Notes to Financial Statements	F-24
Haines Road
Report of Independent Registered Public Accounting Firm	F-29
Balance Sheets — June 30, 2004 (unaudited) and December 31, 2003 and 2002	F-30
Statements of Operations and Location Equity — For the Three and Six Months Ended June 30, 2004 and 2003 (unaudited) and For the Years Ended December 31, 2003, 2002 and 2001	F-31
Statements of Cash Flows — For the Six Months Ended June 30, 2004 and 2003 (unaudited) and For the Years Ended December 31, 2003, 2002 and 2001	F-32
Notes to Financial Statements	F-33
Steelbank, Inc.
Report of Independent Registered Public Accounting Firm	F-40
Balance Sheets — June 30, 2004 (unaudited) and September 30, 2003	F-41
Statements of Operations — For the Three and Nine Months Ended June 30, 2004 and 2003 (unaudited) and For the Year Ended September 30, 2003	F-42
Statements of Shareholders’ Equity — For the For the Nine Months Ended June 30, 2004 (unaudited) and For the Year Ended September 30, 2003	F-43
Statements of Cash Flows — For the Nine Months Ended June 30, 2004 and 2003 (unaudited) and For the Year Ended September 30, 2003	F-44
Notes to Financial Statements	F-45
Pro Forma Combined Financial Statements (unaudited)
Introduction	F-51
Pro Forma Consolidated Balance Sheet — June 30, 2004	F-52
Pro Forma Consolidated Statements of Operations — For the Six Months Ended June 30, 2004 and 2003 and For the Year Ended December 31, 2003	F-53
Notes to Pro Forma Consolidated Financial Statements	F-56

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of
Tarpon Industries, Inc.

We have audited the accompanying balance sheets of Tarpon Industries, Inc. (a Michigan corporation) as of December 31, 2003 and 2002, and the related statements of operations, shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tarpon Industries, Inc. as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company incurred a net loss of $650,386 during the year ended December 31, 2003, and, as of that date, the Company has an accumulated deficit of $1,416,866. These factors, among others, as discussed in Note 2 to the financial statements, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ GRANT THORNTON LLP

Southfield, Michigan
October 21, 2004

TARPON INDUSTRIES, INC.
(Formerly known as Wall St. Acquisitions, Inc.)
BALANCE SHEETS

	June 30,	December 31,
	2004	2003	2002
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$276,889	$22,454	$169,111
Accounts receivable (less allowance for doubtful accounts of $19,217 at June 30, 2004)	6,777,637	0	0
Inventories	6,763,987	0	0
Prepaid expenses	652,528	611	54,956
Deferred financing costs	614,438	0	0
Prepaid initial public offering expenses	409,194	0	0
Deposits	74,441	74,441	0

Total current assets	15,569,114	97,506	224,067
PROPERTY PLANT AND EQUIPMENT:
Machinery and equipment	355,726	0	0
Leasehold improvements	108,232	0	0
Computer equipment	50,422	0	0
Transportation equipment	28,739	0	0
Furniture and fixtures	42,870	0	0

Total	585,989	0	0
Less accumulated depreciation and amortization	22,731	0	0

Net property and equipment	563,258	0	0
OTHER ASSETS:
Deferred income taxes	3,720	0	0
Financing costs	141,330	0	0
Goodwill	1,223,021	0	0
Deferred costs and other intangible assets	526,162	233,906	45,007
Accumulated amortization	(89,567)	0	0

Total other assets	1,804,666	233,906	45,007

TOTAL ASSETS	$17,937,038	$331,412	$269,074

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Notes payable — bank	$5,184,968	$0	$0
Notes payable — other	2,770,987	0	0
Accounts payable — trade	5,108,343	281,977	187,690
Advances from related parties and wages payable	6,369	36,932	0
2004 note financing notes payable	2,150,000	0	0
Accrued expenses	625,365	0	0
Accrued income taxes	617,634	0	0
Capital lease obligation	1,115	0	0
Current maturities on long-term debt	203,351	0	0

Total current liabilities	16,668,132	318,909	187,690
LONG-TERM LIABILITIES, LESS CURRENT MATURITIES	716,433	0	0
DEFERRED TAX LIABILITY	57,400	0	0
SHAREHOLDERS’ EQUITY (DEFICIT):
Common shares; no par value, authorized, 10,000,000 shares at June 30, 2004 and December 31, 2003 and 2002; issued and outstanding, 1,229,732 shares at June 30, 2004, 1,219,732 shares at December 31, 2003, and 1,188,760 shares at December 31, 2002	1,479,369	1,429,369	847,864
Additional paid-in capital — warrants	651,583	0	0
Accumulated deficit	(1,635,879)	(1,416,866)	(766,480)

Total shareholders’ equity (deficit)	495,073	12,503	81,384

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$17,937,038	$331,412	$269,074

The accompanying notes are an integral part of these financial statements

TARPON INDUSTRIES, INC.
(Formerly known as Wall St. Acquisitions, Inc.)
STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended		Year Ended
	June 30,		June 30,		December 31,
	2004	2003	2004	2003	2003	2002
	(unaudited)		(unaudited)
REVENUES:
Sales	$12,078,694	$0	$12,078,694	$0	$0	$0
Less discounts allowed	87,510	0	87,510	0	0	0

Net revenues	11,991,184	0	11,991,184	0	0	0
COST OF GOODS SOLD:
Materials	7,914,589	0	7,914,589	0	0	0
Direct labor	675,124	0	675,124	0	0	0
Manufacturing overhead	1,913,360	0	1,913,360	0	0	0

Total cost of goods sold	10,503,073	0	10,503,073	0	0	0

Gross profit	1,488,111	0	1,488,111	0	0	0
OPERATING EXPENSES:
Selling, general and administrative expenses	944,745	191,457	1,109,001	337,041	650,386	740,848
Depreciation and amortization	77,463	0	112,908	0	0	0
Abandoned projects	0	0	0	0	0	25,632

Total operating expenses	1,022,208	191,457	1,221,909	337,041	650,386	766,480

OPERATING INCOME (LOSS) BEFORE OTHER INCOME (EXPENSE)	465,903	(191,457)	266,202	(337,041)	(650,386)	(766,480)
OTHER INCOME (EXPENSE):
Scrap sales	190,692	0	190,692	0	0	0
Miscellaneous income	10,079	0	10,079	0	0	0
Interest and finance expense	(478,856)	0	(479,523)	0	0	0
Debt forgiveness	6,311	0	6,311	0	0	0
Foreign exchange	634	0	634	0	0	0

Total other income (expense)	(271,140)	0	(271,807)	0	0	0

NET INCOME (LOSS) BEFORE INCOME TAXES:	194,763	(191,457)	(5,605)	(337,041)	(650,386)	(766,480)
INCOME TAXES:	213,408	0	213,408	0	0	0

NET INCOME (LOSS)	$(18,645)	$(191,457)	$(219,013)	$(337,041)	$(650,386)	$(766,480)

NET LOSS PER COMMON SHARE - BASIC AND DILUTED	$(0.02)	$(0.16)	$(0.18)	$(0.28)	$(0.54)	$(0.73)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	1,229,732	1,188,760	1,224,842	1,188,760	1,194,998	1,050,415

The accompanying notes are an integral part of these financial statements

TARPON INDUSTRIES, INC.
(Formerly known as Wall St. Acquisitions, Inc.)
STATEMENTS OF SHAREHOLDERS’ EQUITY

			Additional	Total
	Common	Accumulated	Paid in Capital	Shareholders’	Comprehensive
	Shares	Deficit	Warrants	Equity	Income
Balance at January 16, 2002 (inception)	$0	$0	$0	$0	$0
Issuance of stock, less issuance costs of $2,930	1,247,864			1,247,864
Stock subscription receivable	(400,000)			(400,000)
Net income (loss)		(766,480)		(766,480)	(766,480)
Comprehensive income					$(766,480)

Balance at December 31, 2002	847,864	(766,480)	0	81,384	(766,480)
Issuance of stock, less issuance costs of $3,495	581,505			581,505
Net income (loss)		(650,386)		(650,386)	(650,386)
Comprehensive income					$(650,386)

Balance at December 31, 2003	1,429,369	(1,416,866)	0	12,503	(1,416,866)
Stock issued for consulting services	50,000			50,000
Additional paid-in capital - warrants			651,583	651,583
Net income (loss)		(219,013)		(219,013)	(219,013)
Comprehensive income					$(219,013)

Balance at June 30, 2004 (unaudited)	$1,479,369	$(1,635,879)	$651,583	$495,073	$(1,635,879)

The accompanying notes are an integral part of these financial statements

TARPON INDUSTRIES, INC.
(Formerly known as Wall St. Acquisitions, Inc.)
STATEMENTS OF CASH FLOWS

			For the Year Ended
	Six Months Ended June 30,		December 31,
	2004	2003	2003	2002
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(219,013)	$(337,041)	$(650,386)	$(766,480)
Adjustments to reconcile net (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization:	112,298	0	0	0
Deferred income taxes	6,100	0	0	0
Stock issued for consulting services	27,500	0	0	0
Interest expense relating to warrant issuance	209,254	0	0	0
Changes in assets and liabilities:
Accounts receivable (increase) decrease	(499,237)	0	0	0
Inventory (increase) decrease	(1,812,780)	0	0	0
Prepaid expenses (increase) decrease	(425,472)	0	54,345	(54,956)
Deferred financing costs (increase) decrease	(172,109)	0	0	0
Deposits (increase)	0	0	(74,441)	0
Accounts payable and accrued expenses increase (decrease)	38,811	(69,864)	131,220	187,690
Federal income taxes payable increase	206,182	0	0	0

Net cash (used in) operating activities	(2,528,466)	(406,905)	(539,262)	(633,746)
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of Eugene Welding Co.	(499,490)	0	0	0
Cash acquired with Eugene Welding Co.	431,739	0	0	0
Acquisition of Steelbank, Inc.	(338,396)	0	0	0
Increase in intangible assets	0	0	(188,900)	(45,007)
Expenditures for property and equipment	(17,516)	0	0	0
Expenditures for other assets	(23,586)	0	0	0

Net cash provided by (used in) investing activities	(447,249)	0	(188,900)	(45,007)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common shares (net of issuance costs of $3,495 in 2003 and $2,930 in 2002)	0	250,000	581,505	847,864
Net proceeds from bank loan	1,134,907	0	0	0
Proceeds from 2004 note financing	2,150,000	0	0	0
Repayment of long-term obligations	(54,757)	0	0	0

Net cash provided by financing activities	3,230,150	250,000	581,505	847,864
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	254,435	(156,906)	(146,657)	169,111
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	22,454	169,111	169,111	0

CASH AND CASH EQUIVALENTS, END OF PERIOD	$276,889	$12,205	$22,454	$169,111

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$221,037	$0	$0	$0

Cash paid during the period for income taxes	$0	$0	$0	$0

Non-cash transactions:
Success fee obligation for EWCO acquisition	$200,000	$0	$0	$0

Obligations incurred in Steelbank acquistion	$1,375,520	$0	$0	$0

Stock issued for consulting services	$50,000	$0	$0	$0

Issuance of stock warrants	$651,583	$0	$0	$0

Stock subscription receivable	$0	$0	$0	$400,000

The accompanying notes are an integral part of these financial statements

TARPON INDUSTRIES, INC.
(Formerly known as Wall St. Acquisitions, Inc.)
NOTES TO FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

     The balance sheet as of June 30, 2004, the results of operations for the three and six months ended June 30, 2004 and 2003, the cash flows for the six months ended June 30, 2003, and the related footnotes are unaudited. The unaudited interim financial statements reflect all adjustments which are, in the opinion of the Company’s management, necessary to a fair statement of the results for the interim periods presented. All such adjustments are of a normal recurring nature.

     A summary of the significant accounting policies in the preparation of the accompanying financial statements follows.

Company and Industry

     Tarpon Industries, Inc. (formerly known as Wall St. Acquisitions, Inc.) (the “Company”) was incorporated in Michigan on January 16, 2002 and had made acquisitions in the structural and mechanical steel tubing industry. The Company completed two acquisitions in 2004, Eugene Welding Co., or “EWCO,” acquired in April 2004, and Steelbank, Inc., or “Steelbank,” acquired in May 2004. EWCO manufactures structural steel tubing and steel storage rack systems at two manufacturing facilities in Michigan, north of Detroit. Steelbank acts as a distributor and sales representative for the sale of structural and mechanical steel tubing. Steelbank is currently located near Toronto, Ontario, Canada. We also signed an agreement in July 2004 to acquire the assets of the Haines Road facility of Bolton Steel Tube Co., Ltd., or “Haines Road.” We intend to seek other acquisitions in the steel tubing and related industries, although we currently have no agreement for any other such acquisition.

     We changed our name from Wall St. Acquisitions, Inc. to Tarpon Industries, Inc. in March 2004.

Consolidation

     The consolidated financial statements as of June 30, 2004 and for the three and six months ended June 30, 2004 include the accounts of the Company and three wholly-owned subsidiaries, EWCO, Steelbank and BST Acquisition Ltd. from their date of acquisition, April 2004 for EWCO and May 2004 for Steelbank, or formation, for BST Acquisition Ltd. All significant inter-company transactions and balances have been eliminated, and the assets of the acquired subsidiaries have been adjusted to fair values as of the date of acquisition and goodwill has been recognized for the difference between the purchase price and fair value of the assets acquired for the acquired subsidiaries. We consider the Company to operate in a single segment.

Cash and Cash Equivalents

     All highly liquid debt instruments purchased with a maturity of three months or less are considered to be cash equivalents.

Accounts Receivable and Concentration of Credit Risk

     Periodically throughout each year, the Company maintained a balance in one bank account in excess of the federally insured limit of $100,000.

     Accounts receivable are due within 30 to 60 days and are stated at amounts due from customers net of an allowance for doubtful accounts. Accounts outstanding longer than the contractual terms are considered past due. The Company determines its allowance by considering a number of factors, including the length of time an account is past due, the Company’s previous loss history, the customer’s current ability to pay its obligation and the condition of the general economy and the industry as a whole. Accounts receivable are written off when they become uncollectible and payments subsequently received on such receivables are credited to the allowance for doubtful accounts.

TARPON INDUSTRIES, INC.
(Formerly known as Wall St. Acquisitions, Inc.)
NOTES TO FINANCIAL STATEMENTS – (Continued)

     The Company had two major customers in the three months ended June 30, 2004 that accounted for ten percent or more of net sales in that period. Sales to these customers amounted to approximately 24% in that period. Accounts receivable balances due from one significant customer at June 30, 2004 amounted to approximately 13% of total accounts receivable. The Company had one major supplier in the three months ended June 30, 2004 that accounted for ten percent or more of net purchases in that period. Purchases from these suppliers amounted to approximately 30% in that period.

Inventories

     Inventories are valued at the lower of cost and market value, with cost being determined on the average cost method.

     Major classes of inventory consist of the following:

June 30,
2004
(unaudited)
Raw materials	$3,760,604
Work in process	528,889
Finished goods	2,351,814
Supplies	122,680

Total	$6,763,987

Property and Equipment

     The Company’s policy is to compute depreciation and amortization for financial statement purposes using straight-line and accelerated methods over the following estimated useful lives for EWCO:

Machinery and equipment	5 – 10 years
Leasehold improvements	5 – 39 years
Computer equipment	3 – 7 years
Transportation equipment	5 years
Furniture and fixtures	5 – 7 years

     For Steelbank equipment, depreciation is provided on the declining balance and straight line methods based upon estimated useful lives as follows:

Shop equipment	30% declining balance
Telephone equipment	20% declining balance
Office equipment	20% declining balance
Computer equipment	30% declining balance
Computer software	100% declining balance
Leasehold improvements	4 years

     Expenditures for repairs and maintenance are charged to operations and major betterments are capitalized.

Income Taxes

     Deferred income taxes are provided for timing differences between financial statement income and tax return income under the provisions of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” which requires deferred income taxes to be computed on the asset and liability method and deferred tax assets are recognized only when realization is certain. Such deferred income tax asset and liability computations

TARPON INDUSTRIES, INC.
(Formerly known as Wall St. Acquisitions, Inc.)
NOTES TO FINANCIAL STATEMENTS — (Continued)

are based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. The principal timing difference arises from net operating loss carryforwards.

     The effect of such difference is included annually on the income statement and on the balance sheet as an adjustment to deferred income taxes. At June 30, 2004, December 31, 2003 and 2002, deferred income tax benefits in the amounts of $240,018, $221,131 and $260,603 respectively were calculated. An offsetting reserve for income tax benefit in the amounts of $240,018, $221,131 and $260,603 has been provided because the Company’s history of operating losses make realization of the future tax benefits uncertain. The Company’s net operating loss carryforward at December 31, 2003 is approximately $1,417,000 and will begin to expire in 2022. In addition, as of June 30, 2004, the Company had not made the election to file a consolidated return with its wholly-owned subsidiary, EWCO.

Stock Options

     We account for stock-based compensation of employees using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Accordingly, compensation costs for stock options granted to employees and directors are measured as the excess, if any, of the market price of our stock at the date of grant over the amount an employee or director must pay to acquired the stock. No compensation expense has been charged against income for stock options granted to employees or directors. Stock-based compensation of consultants and advisors is determined based on the fair value of the options or warrants on the grant date pursuant to the methodology of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” estimated using the Black-Scholes model. The resulting amount is recognized as compensation expense and an increase in additional paid-in capital over the vesting period of the options or warrants.

Goodwill and Intangible Assets

     Intangible assets include pre-acquisition costs associated with pending acquisitions, goodwill associated with completed acquisitions and costs associated with the 2004 note financing closed in February, March and April 2004. Pre-acquisition costs will be allocated to purchased assets or goodwill when acquisitions are completed. Financing costs will be amortized over the life of the 2004 note financing notes, anticipated to be a maximum of nine months. See Note 7.

Foreign Currency Translation and Currency Risk

     Assets and liabilities have been translated at exchange rates in effect at the balance sheet date. Income and expenses are translated at average exchange rates during the period. Exchange gains or losses resulting from translation are reflected in other comprehensive income.

     Steelbank does not enter into currency futures or forward contracts to manage its exposure to foreign currency fluctuations. At June 30, 2004, Steelbank’s receivables include U.S.$44,299 and payables include U.S.$157,917.

Revenue Recognition

     For sales of products, revenue is recognized at the time the product is shipped to customers.

Earnings Per Share

     Basic earnings per share is computed by dividing earnings on common shares by the weighted average number of common shares outstanding during each year. Diluted earnings per share reflect per share amounts that would have resulted if dilutive potential common shares had been converted to common shares.

TARPON INDUSTRIES, INC.
(Formerly known as Wall St. Acquisitions, Inc.)
NOTES TO FINANCIAL STATEMENTS — (Continued)

Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

2. Financial Statement Presentation

     We have incurred an accumulated deficit of $1,416,866 through December 31, 2003. We had a working capital deficit of $221,403, cash and cash equivalents of $22,454, total current liabilities of $318,909 and shareholders’ equity of $12,503, as of December 31, 2003. We have incurred an accumulated deficit of $1,635,879 through June 30, 2004. We had a working capital deficit of $1,099,018, cash and cash equivalents of $276,889, total current liabilities of $16,668,132 and shareholders’ equity of $495,073, as of June 30, 2004.

     The net proceeds from our private placements of common shares in 2003 were sufficient to fund our working capital requirements for the year ended December 31, 2003, although we have not generated any revenues from inception through December 31, 2003. The cash and cash equivalents on hand at December 31, 2003 are not adequate to satisfy our operating and capital requirements in 2004. We will be required to raise additional cash either through sales of securities, by incurring indebtedness or by some combination of these alternatives. If we are unable to raise additional cash by that time, we will be required to reduce or discontinue our operations. We plan to fund future operations by issuing notes and then engaging in a public offering of our common shares.

     The estimated length of time current cash and cash equivalents will sustain our operations is based on estimates and assumptions we have made. These estimates and assumptions are subject to change as a result of actual experience. Actual capital requirements necessary to sustain our operations might be substantially greater than current estimates.

     Even if we receive additional capital, we might not be able to complete acquisitions or generate revenues, income or cash flows necessary to sustain our operations. We might not be able to obtain any funds on terms acceptable to us and at times required by us through sales of our products, sales of securities or loans in sufficient quantities.

     These factors, among others, raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might be necessary should we be unable to continue as a going concern.

3. Goodwill and Intangible Assets

	June 30,	December 31,
	2004	2003	2002
	(unaudited)
Goodwill	$1,223,021	$0	$0

Pre-acquisition costs	$116,162	$233,906	$45,007
Customer base	80,000	0	0
Covenant not to compete	330,000	0	0

Total other intangible assets	$526,162	$233,906	$45,007

     Pre-acquisition costs are related to costs associated with acquisitions of new investments that have not been closed as of the date of the financial statement.

TARPON INDUSTRIES, INC.
(Formerly known as Wall St. Acquisitions, Inc.)
NOTES TO FINANCIAL STATEMENTS — (Continued)

4. Notes Payable – Bank

     At June 30, 2004, EWCO had a credit facility with Comerica Bank, including a revolving credit facility for up to $6,000,000 secured by its accounts receivable and inventory and a term loan with a balance of $638,992 as of June 30, 2004, secured by its equipment. The revolving credit facility was due on demand and was based on a borrowing base based on qualifying accounts receivable and inventories. The principal amount outstanding bore interest, payable monthly, at the bank’s prime rate (4.50% at June 30, 2004) plus 1/2%. The loan agreements required it to maintain minimum debt service coverage and debt to tangible net worth ratios. They also limited EWCO’s ability to pay dividends or incur additional debt. As of June 30, 2004, $5,170,392 was outstanding under the revolving credit facility and listed under notes payable – bank, $593,350 was outstanding under the term loan (recorded as long-term debt), and $453,616 was available for borrowing under the revolving credit facility. In August 2004, EWCO refinanced this credit facility, see Note 13.

     At June 30, 2004, Steelbank Inc. had a factoring arrangement with Greenfield Commercial Credit, Inc. for the extension of up to approximately $1,161,000 of credit, representing approximately $1,452,000 in face amount of eligible receivables sold and outstanding at any time. The facility is secured by all of the assets of Steelbank and all obligations of Steelbank under the arrangements are guaranteed by the Company and its wholly-owned subsidiary BST Acquisition, Ltd. Tarpon receives 80% of the face amount of receivables that it desires to sell and Greenfield Commercial Credit, Inc. agrees, in its discretion, to buy. Greenfield Commercial Credit, Inc. may require Steelbank to re-purchase any receivables sold, on demand, for the unpaid face amount of such receivables. The factoring arrangement expires on November 18, 2004. The facility prohibits Steelbank from granting any extension of time for payment of accounts receivable, compromising or settling any accounts receivable for less than the full amount of such accounts receivable, releasing any debtor to such accounts receivable, or granting any credits, discounts, allowances, deductions, return authorizations or the like with respect to any accounts receivable. In addition, Steelbank is prohibited from creating or permitting any lien with respect to the collateral granted under the arrangement, except for subordinated liens under the Company’s 2004 note financing notes. As of June 30, 2004, $14,576 was outstanding under the factoring arrangement and listed under notes payable – bank. As of October 1, 2004, $1,216,000 in face amount of receivables were sold and not yet collected $236,000 was available for additional sales under the arrangement with Greenfield Commercial Credit, Inc.

5. Long-Term Debt and Capital Leases

June 30,
2004
(unaudited)
A capital lease payable in monthly installments of $219, including finance costs at 10.5%, through August 2006	4,878
A capital lease payable in monthly installments of $199, including finance costs at 10.75%, through November 2006	5,057
An installment note payable to a transportation company in monthly installments of $1,000, bearing no interest, through April 2005	10,057
An installment note payable to a bank in monthly installments of $15,214, plus interest at ¼% above the prevailing prime lending rate through September 2007. This note is secured by all assets of EWCO. This note is cross liened and cross defaulted with EWCO’s revolving credit facility (see Note 4)	593,350
An installment note payable to former shareholders of Steelbank, due in annual installments of $93,000, plus interest at 8%, through December 2006	279,000

TARPON INDUSTRIES, INC.
(Formerly known as Wall St. Acquisitions, Inc.)
NOTES TO FINANCIAL STATEMENTS — (Continued)

June 30,
2004
(unaudited)
A secured equipment note payable to a bank in monthly installments of $668, including interest at 5.24%, through April 2008	27,784

Total	$920,126
Less current portion	281,471

Long-term portion	$638,655

     Maturities of long-term debt for the years (six months for 2004) ending December 31 are as follows:

2004	$180,661
2005	290,785
2006	286,192
2007	159,845
2008	2,643

$920,126

Subsequent to June 30, 2004, the secured equipment note was refinanced with the bank, see Note 13.

     Steelbank has entered into a capital lease that expires July 2004. Monthly payments are $1,519 with interest at 15.48%. At June 30, 2004, the net book value of assets under capital lease was $16,265.

6. Related Party Transactions

     The Company entered into an employment arrangement with its Chairman and Chief Executive Officer. This Agreement called for annual compensation of $350,000 per year and reimbursement of business-related expenses. Included in Selling, General and Administrative expenses for 2002 are wages of $45,390 for start-up services that Mr. Lewis performed in November, 2001 and December, 2001. As of April 8, 2004, Mr. Lewis is no longer an employee of the Company, but remains as a consultant through an entity primarily owned by him.

     In addition, the Chairman and Chief Executive Officer’s son was employed by the Company as Assistant to the Chairman at an annual salary of $72,000. As of April 8, 2004, the son is no longer an employee of the Company, but remains as a consultant through an entity partially owned by him.

     In April 2004, the Company entered into a Management Consulting Agreement with Bainbridge Advisors, L.L.C. (primarily owned by Gary D. Lewis and Gary N. Lewis). The Agreement has a three year term and provides for $15,000 per month in consulting fees, a fee ranging from $200,000 to $300,000 for additional acquisitions by the Company, and options to purchase 110,000 shares of the Company’s stock.

7. Capitalization

     In connection with the Company’s formation on January 16, 2002, four of our shareholders and their family members received 904,131 of our common shares for an aggregate purchase price of $794.

     From March 2002 through June 2002, the Company privately placed 200,913 newly-issued common shares to eight accredited investors, at a price of $3.73 per share, for gross proceeds of $750,000. Our net proceeds, after deducting the expenses of the offering, were approximately $747,000.

     From December 2002 through October 2003, the Company privately placed 114,688 newly-issued common shares to six accredited investors, at a price of $5.97 per share, for gross proceeds of $685,000. Our net proceeds, after deducting the expenses of the offering, were approximately $685,000. As part of the issuance of these common shares, we agreed that if an initial public offering is completed, we will issue additional common shares to these purchasers so that to total common shares they receive equals (1) 1.35 times the amount they invested in this

TARPON INDUSTRIES, INC.
(Formerly known as Wall St. Acquisitions, Inc.)
NOTES TO FINANCIAL STATEMENTS — (Continued)

offering, divided by (2) our initial public offering price per share. We will be required to issue an estimated additional 70,262 shares to these shareholders as a result of our initial public offering, effectively lowering their purchase price to $3.70 a share.

     We effected a 1-for-3.69203259 reverse split in December 2003 and a 1-for-1.6176795 reverse stock split in March 2004. The share numbers in these footnotes have been adjusted to reflect these reverse stock splits.

     In February and March 2004, the Company raised $150,000 in an offering of notes and warrants in anticipation of, and under the same terms associated with, the April 2004 note financing described below. The notes were issued at their face amount, bear interest at 8% a year and are payable at the earlier of the closing of this initial public offering or nine months after issuance. The notes are secured by our assets and the assets of our subsidiaries, but are subordinate to our subsidiaries’ secured bank financing. Our net proceeds, after deducting the expenses of the offering, were approximately $146,000. We also granted the purchasers in the February and March offerings warrants to purchase a number of common shares equal to their purchase price divided by our initial public offering price, i.e., an estimated aggregate of 30,000 common shares. The exercise price of the warrants is the initial public offering price of our common shares, and the warrants are exercisable for five years beginning 90, but, at Tarpon’s discretion, up to 180 days after the closing of this offering.

     In April 2004, the Company closed a private note financing which provided the Company with $2 million in gross proceeds, approximately $1,725,000 after the placement agent’s fees and the expenses of the offering. These proceeds were used primarily to facilitate the acquisition of Eugene Welding Co. and Steelbank, Inc. (see below), for working capital and general corporate purposes, including the payment of then accrued expenses and expenses in connection with the Company’s proposed initial public offering of common shares. The debt was issued at its face amount and bears interest at 8% per annum, payable in cash upon maturity. Maturity will occur upon the earlier of January 7, 2005 or the closing of a public offering of the Company’s common shares. The notes are secured by our assets and the assets of our subsidiaries, but are subordinate to our subsidiaries’ secured bank financing. We also granted the purchasers in this offering five-year cashless exercise warrants to purchase a number of common shares equal to their purchase price (150% of their purchase price for any investor who purchased $350,000 or more of our notes, one of whom did) divided by our initial public offering price, i.e., an estimated aggregate of 435,000 common shares. The exercise price of the warrants is the initial public offering price of our common shares, and the warrants are exercisable for five years beginning 90, but, at Tarpon’s discretion, up to 180 days after the closing of this offering.

     In March 2004, we issued 10,000 of our common shares to Robert Soto, Jr., one of our shareholders and one of our consultants, in payment of $50,000 for consulting fees we owed to Mr. Soto.

8. Commitments

     In April 2004 and in connection with our acquisition of EWCO, we entered into an employment agreement with EWCO’s then President and Chief Executive Officer. In August 2004, we entered into a Termination Agreement with him, pursuant to which he resigned from all of his positions with us, agreed to render consulting services to us for one year, agreed to a release of claims, agreed to keep our information confidential and agreed not to compete with us for a period of two years following the termination of his consultation. His compensation under the agreement includes (1) payment of $100,000 a year for two years, (2) payment for his current health insurance coverage for 18 months, and (3) payment of his country club dues for 2004 and 2005, up to $5,000 a year, and (4) continued use of his truck and payment of premiums for insurance on his truck.

     On July 8, 2004, we entered into an employment agreement with our new Chief Financial Officer for a period ending July 8, 2007. His annual salary is currently $140,000, which may be increased by the board of directors. We have also agreed to increase his salary to $160,000 at the closing of our initial public offering, and, if we have two consecutive quarters after the closing of our initial public offering in which our net income before extraordinary items is greater than $10,000, we have agreed to increase his salary to $190,000. Pursuant to this agreement, effective at the closing date of our initial offering, we have also granted him an option to purchase

TARPON INDUSTRIES, INC.
(Formerly known as Wall St. Acquisitions, Inc.)
NOTES TO FINANCIAL STATEMENTS — (Continued)

40,000 common shares exercisable at 110% of our initial public offering price. He is also entitled to a $25,000 signing bonus on the closing date of our initial public offering and to participate in any bonus plan established by the Compensation Committee of the board of directors. He is entitled to various fringe benefits under the agreement, including a $500 a month car allowance and one year of salary if his employment under the agreement is terminated without cause. He has agreed not to compete with us during specified periods following the termination of his employment.

     On May 18, 2004 and in connection with our acquisition of Steelbank, we entered into an employment agreements with the three former owners of Steelbank for a period ending May 18, 2007, unless extended. Their annual salaries are currently approximately $77,400, increasing to approximately $100,600 upon completion of our initial public offering, which may be increased by the board of directors. Pursuant to this agreement, effective at the closing date of our initial public offering, we have also granted each of them options to purchase an estimated 17,807 common shares exercisable at 110% of our initial public offering price. We have also agreed to grant each of them options to purchase a number of common shares equal to approximately $322,600 divided by the fair market value of the common shares on the date of grant, which will be exercisable at 110% of the fair market value of the common shares on the date of grant. The options will be granted to them after the calendar years 2005, 2006 and 2007 if certain performance targets are met in those years and will be immediately vested. They are also entitled to participate in any Steelbank management bonus plan then in place beginning in the third year of employment under the agreement. Each of them is also entitled to various fringe benefits under the agreement, including an approximately $9,300 a year car allowance and an approximately $5,400 a year health club allowance. Each of them is entitled to the lesser of his base salary for the remainder of the term of his agreement or his base salary for one year, if his employment under the agreement is terminated without cause.

     EWCO and Steelbank lease facilities and equipment used in their operations under lease agreements expiring through 2007. The operating lease requires EWCO and Steelbank to pay the taxes, insurance and maintenance expense related to the leased property. Minimum future lease payments under non-cancelable leases at June 30, 2004 are summarized as follows:

Year Ended (Six Months for 2004) December 31,
2004	$196,647
2005	390,012
2006	296,149
2007	4,890

$887,698

9. Stock Option Plan

     As of October 22, 2004, our board of directors and shareholders have adopted the Tarpon Industries, Inc. 2004 Stock Option Plan. The plan allows us to grant incentive stock options and non-qualified stock options to our directors, officers, employees, consultants and advisors to purchase up to an aggregate of 650,000 common shares. We have granted options under the plan, effective as of the closing of our initial public offering, to purchase 305,921 common shares to consultants, officers, employees and directors of the Company. The options are exercisable at 110% of our initial public offering price and vest immediately, for the consultant and director options, or in cumulative annual installments over three years for the officer and employee options. We have also agreed to grant each of Messrs. Greenberg, Madigan and Seigel options to purchase a number of common shares equal to approximately $322,600 divided by the fair market value of the common shares on the date of grant, which will be exercisable at 110% of the fair market value of the common shares on the date of grant. The options will be granted to each of them after the calendar years 2005, 2006 and 2007 if certain performance targets are met in those years and will be immediately vested.

     Under the plan, stock options to purchase no more than 650,000 common shares may be granted to any one participant in any calendar year. The plan also contains provisions to ensure that incentive stock options qualify under the Internal Revenue Code. Options granted under the plan expire within 10 years of the date of grant. The

TARPON INDUSTRIES, INC.
(Formerly known as Wall St. Acquisitions, Inc.)
NOTES TO FINANCIAL STATEMENTS — (Continued)

plan is administered by our board of directors or by the Compensation Committee of our board of directors, which determines the exercise prices and vesting periods of options granted under the plan in their discretion.

10. Employee benefit plans

     EWCO has three separate 401(k) plans. Two of these plans cover union employees who have attained 18 years of age with six months of service. The participants can contribute up to 15 percent of their compensation. EWCO matches the employee contributions based on the collective bargaining agreement, not to exceed 4 percent of compensation. The employer contributions for these two plans for the second quarter ended June 30, 2004 was $16,474.

     The third 401(k) plan is for employees who are not covered by a collective bargaining agreement, who have attained 18 years of age and who have 1,000 hours and six months of service. The participants can contribute up to 15 percent of their salary and are eligible for an employer discretionary contribution. EWCO matches the employee contributions 50% up to 5% of employees’ wages. The employer matching contributions for the second quarter ended June 30, 2004 was $6,762.

11. Acquisitions

     In April 2004, the Company completed the acquisition of 100% of the stock of Eugene Welding Co., which manufactures and sells structural and mechanical steel tubing and steel storage rack systems at two manufacturing facilities in Michigan north of Detroit. The acquisition was accounted for under the purchase accounting method in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.”

     The aggregate purchase price for EWCO was $699,490. The Company acquired EWCO for $415,450 in cash paid to its sole shareholder for certain of his EWCO shares. We also paid our consultant a $200,000 success fee in connection with the acquisition and incurred approximately $84,040 in expenses related to the acquisition, which we have added to the cost of the acquisition. EWCO redeemed the remaining outstanding shares from EWCO’s shareholder for $3,603,144, of which $670,000 is represented by a promissory note (recorded in notes payable – other) payable out of the proceeds of the Company’s initial public offering of common shares and secured by EWCO shares that would represent 60% of the outstanding shares. The remaining $2,933,144 of the redemption price was retained by EWCO to repay a note to EWCO from the former sole shareholder relating to his acquisition of EWCO in 2001.

     The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition:

TARPON INDUSTRIES, INC.
(Formerly known as Wall St. Acquisitions, Inc.)
NOTES TO FINANCIAL STATEMENTS — (Continued)

Asset
Cash	$431,739
Receivables (net of an $18,696 allowance)	4,953,552
Inventories	4,370,151
Prepaid expenses	303,147
Deferred tax	6,500
Property, plant and equipment	506,269
Notes payable – bank	(4,035,485)
Notes payable – related party (seller)	(670,000)
Accounts payable	(3,363,575)
Accounts payable – inter-company	(143,677)
Accrued expenses	(502,134)
Accrued income taxes	(403,314)
Current maturities of long-term debt	(209,704)
Long-term debt	(486,179)
Long-term deferred tax liability	(57,800)

Total	$699,490

     In May 2004, the Company completed the acquisition of 100% of the stock of Steelbank, Inc., which acts as a distributor and sales representative for the sale of structural and mechanical steel tubing and is based in a suburb of Toronto, Ontario, Canada. The acquisition was accounted for under the purchase accounting method in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.”

     The aggregate purchase price for Steelbank was $1,713,916. The Company acquired Steelbank for approximately $1,229,783, by paying approximately $54,263 in cash , issuing a promissory note in the principal amount of approximately $595,200 (recorded in notes payable – other), payable in monthly installments of Cdn.$15,000 beginning July 1, 2004, with the balance payable at the earlier of the closing of this offering and December 10, 2004, agreeing to issue a number of our common shares equal to approximately $279,000 divided by the public offering price of our shares in this offering (recorded in notes payable – other), and by issuing additional promissory notes in the aggregate principal amount of approximately $301,320 (recorded as long-term debt), payable over three years to the three former shareholders of Steelbank, unless their employment with Steelbank is terminated for specified reasons. The notes are secured by all of the shares of Steelbank and the assets of Steelbank. We also paid our consultant a $200,000 success fee in connection with the acquisition and incurred approximately $284,133 in expenses related to the acquisition, which we have added to the cost of the acquisition.

     The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition:

Asset
Accounts receivable	$1,324,848
Inventories	581,056
Prepaid expenses	332,492
Net property and equipment	62,204
Future income taxes	3,720
Goodwill and other intangibles	1,633,021
Notes payable – bank	(14,576)
Accounts payable – trade	(1,061,134)
Accrued liabilities	(5,746)
Advances from related parties	(6,369)
Income taxes payable	(8,138)
Loan payable	(1,126,347)
Capital lease obligation	(1,115)

Total	$1,713,916

TARPON INDUSTRIES, INC.
(Formerly known as Wall St. Acquisitions, Inc.)
NOTES TO FINANCIAL STATEMENTS — (Continued)

     The following pro forma consolidated information is provided as if the acquisitions of EWCO and Steelbank had occurred as of the beginning of the applicable period:

	Three Months Ended		Six Months Ended		Year Ended
	June 30,		June 30,		December 31,
	2004	2003	2004	2003	2003	2002
	(unaudited)
	(in thousands, except per share data)
Net sales	$12,870	$8,461	$25,612	$15,707	$33,750	$31,985
Net income (loss) before taxes	334	(543)	1,193	(1,553)	(2,301)	(1,082)
Net income (loss)	85	(540)	490	(1,556)	(2,244)	(1,039)
Net income (loss) per common share – basic and diluted	0.07	(0.45)	0.40	(1.31)	(1.88)	(0.99)
Weighted average number of common shares outstanding	1,225	1,189	1,225	1,189	1,195	1,050

12. Geographic Information

     Revenues by country are as follows for the three and six months ended June 30, 2004:

United States	$11,141,175
Canada	850,009

Total	$11,991,184

13. Subsequent Events

     In July 2004, the Company entered into an agreement to acquire certain assets of the Haines Road facility of Bolton Steel Tube Co., Ltd., which manufactures and sells structural and mechanical steel tubing to acquire substantially all of the assets of the Haines Road facility of Bolton Steel Tube, a manufacturer of steel pipe tubing at a manufacturing facility in a suburb of Toronto, Ontario, Canada. The Company expects to complete the acquisition within seven days after the effective date of its initial public offering of common shares, for an estimated aggregate of approximately $14,533,000, consisting of (in U.S. dollars) (1) approximately $271,000 in deposits paid, (2) an estimated approximately $6,581,000, including an estimated approximately $426,000 in closing adjustments, payable in cash at the closing of the acquisition, (3) an approximately $929,000 secured promissory note, payable 15 months after closing or, if the book value of BST Acquisition, Ltd.’s assets minus liabilities does not exceed approximately $929,000, payable at the closing of the acquisition, (4) an estimated approximately $2,339,000 for purchased inventory, payable within 45 days after the closing of the acquisition, (5) approximately $3,484,000 for the cash portion of the purchase price of the Haines Road real estate, with approximately $154,841 paid as a deposit and the balance payable within 90 days after the closing of the acquisition, and (6) an approximately $929,000 secured promissory note, payable 15 months after real estate closing date or, if the fair value of the purchased real estate less the loans secured by the purchased real estate is not at least approximately $387,000 or if the first mortgage on the purchased real estate exceeds approximately $3,097,000, payable on the real estate closing date. The Company has also agreed (1) to pay an additional approximately $39,000 for each month that the closing is later than September 7, 2004 (three months of such payments are included in the estimated closing adjustments above), and (2) to lease the Haines Road real estate during any period between the acquisition closing date and the real estate closing date at a monthly rent of approximately $58,000. We expect to seek approximately $6,976,000 in mortgage, equipment and revolving credit financing, although we do not currently have a commitment for such financing.

     In August 2004, EWCO refinanced its credit facility with Standard Federal Bank, N.A., including a revolving credit facility for up to $7,000,000, subject to a borrowing base based on eligible inventory and receivables , originally maturing August 31, 2007, and a $1,394,000 term loan. The term loan is payable in equal monthly installments of principal based on a five year amortization ending August 1, 2009, but matures August 31, 2007 if the revolving credit facility is not renewed. The loans are secured by all of EWCO’s personal property and

TARPON INDUSTRIES, INC.
(Formerly known as Wall St. Acquisitions, Inc.)
NOTES TO FINANCIAL STATEMENTS — (Continued)

is guaranteed by the Company. The principal amount outstanding bears interest, payable monthly, at the bank’s prime rate, plus, until completion of this offering, 0.375%. The loan agreement requires EWCO to maintain a minimum debt service coverage ratio and minimum tangible net worth. It also generally prohibits dividends and limits EWCO’s ability to make capital expenditures. EWCO paid a 1% closing fee and must pay a 0.25% unused line of credit fee. EWCO is also subject to a 1% prepayment fee if the loans are prepaid any time before maturity. As of October 1, 2004, $3,133,545 was outstanding under the revolving credit facility, $1,394,000 was outstanding under the term loan, and $2,520,000 was available for borrowing under the revolving credit facility.

     We have granted J. Peter Farquhar, one of our directors, 2,000 common shares, for past consulting services, effective at the closing of our initial public offering.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of
Eugene Welding Co.

We have audited the balance sheets of Eugene Welding Co. (a Michigan corporation) as at December 31, 2003 and 2002, and the statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the company as of December 31, 2003 and 2002 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 10 to the financial statements, conditions exist which raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 10. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ GRANT THORNTON LLP

Southfield, Michigan
October 22, 2004

EUGENE WELDING CO.

BALANCE SHEETS

	June 30,	December 31,
	2004	2003	2002
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$160,330	$269,555	$497,148
Accounts receivable (less allowance for doubtful accounts of $0 at June 30, 2004, $321,941 at December 31, 2003, and $38,099 at December 31, 2002)	5,452,789	3,847,022	3,070,189
Inventories	6,182,931	5,117,905	5,361,977
Prepaid expenses	320,036	249,038	222,849

Total current assets	12,116,086	9,483,520	9,152,163
PROPERTY AND EQUIPMENT – AT COST:
Machinery and equipment	5,904,054	5,827,540	5,751,410
Leasehold improvements	856,348	909,229	1,042,091
Computer equipment	778,010	775,619	768,551
Transportation equipment	588,481	588,481	584,714
Furniture and fixtures	115,126	115,126	93,546

Total	8,242,019	8,215,995	8,240,312
Less accumulated depreciation and amortization	7,348,960	7,278,069	7,264,558

Net property and equipment	893,059	937,926	975,754
OTHER ASSETS:
Accounts receivable – other	0	45,607	0

Total other assets	0	45,607	0

TOTAL ASSETS	$13,009,145	$10,467,053	$10,127,917

LIABILITIES AND SHAREHOLDER’S EQUITY
CURRENT LIABILITIES:
Notes payable – bank	$5,170,392	$4,065,315	$3,525,982
Notes payable – related party	670,000	0	0
Accounts payable	3,274,008	3,958,350	2,717,154
Accounts payable – inter-company	348,352	0	0
Distributions payable	0	19,616	19,616
Accrued expenses	570,387	436,512	362,604
Accrued income taxes	609,496	0	0
Current maturities on long-term debt	203,351	240,487	242,880

Total current liabilities	10,845,986	8,720,280	6,868,236
LONG-TERM DEBT, LESS CURRENT MATURITIES:	437,775	534,528	698,752
COMMITMENTS AND CONTINGENCIES
LONG TERM DEFERRED TAX LIABILITY:	57,400	0	0
SHAREHOLDER’S EQUITY:
Common shares; par value $10 per share; authorized, 5,000 shares; issued and outstanding, 4 shares at June 30, 2004, 40 shares at December 31, 2003, and 40 shares at December 31, 2002	40	400	400
Retained earnings	1,667,944	1,211,845	2,560,529

Total shareholder’s equity	1,667,984	1,212,245	2,560,929

TOTAL LIABILITIES AND SHAREHOLDER’S EQUITY	$13,009,145	$10,467,053	$10,127,917

The accompanying notes are an integral part of these financial statements

EUGENE WELDING CO.

STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended		Year Ended
	June 30,		June 30,		December 31,
	2004	2003	2004	2003	2003	2002	2001
	(unaudited)		(unaudited)
REVENUES:
Sales	$11,204,089	$6,801,047	$21,817,096	$12,204,602	$26,611,349	$24,753,398	$28,512,361
Less discounts allowed	87,510	14,913	137,965	36,405	169,678	108,958	125,986

Net revenues	11,116,579	6,786,134	21,679,131	12,168,197	26,441,671	24,644,440	28,386,375
COST OF GOODS SOLD:
Materials	7,212,668	3,945,792	13,306,863	7,297,685	15,427,934	13,431,626	12,761,272
Direct labor	675,124	489,114	1,370,601	945,290	2,212,416	1,964,284	2,282,303
Manufacturing overhead	1,913,360	1,883,789	4,048,851	3,654,903	7,647,425	7,493,444	9,776,477

Total cost of goods sold	9,801,152	6,318,695	18,726,315	11,897,878	25,287,775	22,889,354	24,820,052

Gross profit	1,315,427	467,439	2,952,816	270,319	1,153,896	1,755,086	3,566,323
OTHER OPERATING EXPENSES:
Selling, general and administrative expenses	798,079	516,669	1,315,131	1,009,863	2,398,850	1,664,065	2,037,389
Depreciation and amortization	35,445	32,285	70,890	64,569	147,508	150,409	234,638

Total operating expenses	833,524	548,954	1,386,021	1,074,432	2,546,358	1,814,474	2,272,027

OPERATING INCOME (LOSS) BEFORE OTHER INCOME (EXPENSE):	481,903	(81,515)	1,566,795	(804,113)	(1,392,462)	(59,388)	1,294,296
OTHER INCOME (EXPENSE):
Scrap sales	190,692	83,495	346,907	136,006	325,232	161,181	84,781
Miscellaneous income	10,079	8,465	6,578	8,306	11,298	109,490	8,605
Interest expense	(76,267)	(51,167)	(127,657)	(98,858)	(200,234)	(183,049)	(201,022)
Interest and dividend income	13	5	12	5	41	0	3,090
Loss on disposal of property and equipment	0	0	0	0	(4,029)	(32,247)	(1,490)

Total other income (expense)	124,517	40,798	225,840	45,459	132,308	55,375	(106,036)

NET INCOME (LOSS) BEFORE INCOME TAXES:	606,420	(40,717)	1,792,635	(758,654)	(1,260,154)	(4,013)	1,188,260
INCOME TAXES:	212,283	0	666,896	0	0	0	0

NET INCOME (LOSS):	$394,137	$(40,717)	$1,125,739	$(758,654)	$(1,260,154)	$(4,013)	$1,188,260

The accompanying notes are an integral part of these financial statements

EUGENE WELDING CO.

STATEMENTS OF SHAREHOLDER’S EQUITY

			Shareholder’s	Total	Compre-
	Common	Retained	Note	Shareholder’s	hensive
	Shares	Earnings	Receivable	Equity	Income
Balance at January 1, 2001	$400	$5,814,764	$(2,933,144)	$2,882,020
Net income		1,188,260		1,188,260	1,188,260
Shareholder distributions		(104,583)		(104,583)
Comprehensive income					$1,188,260

Balance at December 31, 2001	400	6,898,441	(2,933,144)	3,965,697
Net Loss		(4,013)		(4,013)	(4,013)
Shareholder distributions		(1,400,755)		(1,400,755)
Comprehensive income					$(4,013)

Balance at December 31, 2002	400	5,493,673	(2,933,144)	2,560,929
Net loss		(1,260,154)		(1,260,154)	(1,260,154)
Shareholder distributions		(88,530)		(88,530)
Comprehensive income					$(1,260,154)

Balance at December 31, 2003	400	4,144,989	(2,933,144)	1,212,245
Net income		1,125,739		1,125,739	1,125,739
Shareholder redemption	(360)	(3,602,784)		(3,603,144)
Repayment of shareholder note			2,933,144	2,933,144
Comprehensive income					$1,125,739

Balance at June 30, 2004	$40	$1,667,944	$0	$1,667,984

The accompanying notes are an integral part of these financial statements

EUGENE WELDING CO.

STATEMENTS OF CASH FLOWS

	Six Months Ended		For the Year Ended
	June 30,		December 31,
	2004	2003	2003	2002	2001
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$1,125,739	$(758,654)	$(1,260,154)	$(4,013)	$1,188,260
Adjustments to reconcile net income (loss) to net cash provided by (used in) operations:
Depreciation and amortization	70,890	64,569	147,508	150,409	234,638
Loss on disposal of property and equipment	0	0	4,028	32,247	1,490
Changes in assets and liabilities:
Accounts receivable (increase) decrease	(1,605,767)	(1,270,172)	(776,833)	1,933,646	(1,059,786)
Inventory (increase) decrease	(1,065,026)	1,158,046	244,072	(1,766,336)	2,234,055
Prepaid expenses and advances (increase) decrease	(70,998)	(122,568)	(26,189)	(40,321)	(72,768)
Accounts receivable – other (increase) decrease	45,607	0	(45,607)	0	0
Refundable taxes increase (decrease)	0	0	0	0	79,349
Distributions payable (decrease)	(19,616)	0	0	0	0
Deferred taxes increase	57,400	0	0	0	0
Accounts payable and accrued expenses increase (decrease)	(550,467)	521,481	1,315,104	765,762	(310,984)
Accrued income taxes increase	609,496	0	0	0	0

Net cash provided by (used in) operations	(1,402,742)	(407,298)	(398,071)	1,071,394	2,294,254
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(26,022)	(66,556)	(113,709)	(340,882)	(58,268)
Note receivable – shareholder (advance) repay	2,933,144	0	0	0	(2,823,436)
Decrease in investment	0	0	0	0	29,263

Net cash provided by (used in) investing activities	2,907,122	(66,556)	(113,709)	(340,882)	(2,852,441)
CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings under lines of credit	1,105,076	218,308	539,333	227,519	906,363
Proceeds from long-term debt	1,028,409	185,892	185,893	912,846	0
Principal payments on long-term debt	(143,946)	(132,090)	(352,509)	(140,544)	(88,668)
Distributions to shareholder	(3,603,144)	(88,530)	(88,530)	(1,400,755)	(104,583)

Net cash provided by (used in) financing activities	(1,613,605)	183,580	284,187	(400,934)	713,112
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(109,225)	(290,274)	(227,593)	329,578	154,925
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	269,555	497,148	497,148	167,570	12,645

CASH AND CASH EQUIVALENTS, END OF PERIOD	$160,330	$206,874	$269,555	$497,148	$167,570

Supplemental Cash Flow Information:
Non-cash transaction – Note Receivable Shareholder	$2,907,144	$98,858	$198,967	$182,130	$220,989

Cash paid during the period for interest	$127,657	$98,858	$198,967	$182,130	$220,989

Non-cash exchange of note for receivable	$0	$0	$45,607	$0	$0

The accompanying notes are an integral part of these financial statements

EUGENE WELDING CO.

NOTES TO FINANCIAL STATEMENTS

1. Organization

     Eugene Welding Co. (the “Company”) is a Michigan corporation formed in 1954. The Company manufactures structural steel tubing and steel storage rack systems at two manufacturing facilities in Michigan, north of Detroit. We currently manufacture structural steel tubing, which is used as a component for products in original equipment manufacturer automotive, boating, industrial equipment, construction, agricultural, steel service center, leisure and recreational vehicle markets, such as trailer hitches, storage racks, boating trailers, boat hoists, fork lifts, scaffolding, farm implement components, recreational vehicles, exercise equipment and barbecues. In addition, we manufacture steel storage rack systems, including selective racks, drive-in/through racks, push back racks, cantilevered racks, archival storage systems and order picking systems used in the home center, retail distribution, public warehouse and commercial and industrial distribution markets.

     Mr. Charles Vanella, President and Chief Executive Officer until August 2004, purchased the Company from the Loznak family, the original owners, in October 2001. See Note 9 regarding Mr. Vanella’s sale of the Company to Tarpon Industries, Inc. in April 2004.

2. Summary of Significant Accounting Policies

     The balance sheet as of June 30, 2004, the results of operations for the three and six months ended June 30, 2004 and 2003, the cash flows for the six months ended June 30, 2003, and the related footnotes are unaudited. The unaudited interim financial statements reflect all adjustments which are, in the opinion of the Company’s management, necessary to a fair statement of the results for the interim periods presented. All such adjustments are of a normal recurring nature.

Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with a maturity date of three months or less to be cash equivalents.

Revenue Recognition

     For sales of products, revenue is recognized at the time the product is shipped to customers.

Income Taxes

     The Company, with the consent of its shareholders, has elected under the Internal Revenue Code to be an S corporation. In lieu of corporation income taxes, the shareholders of an S corporation are taxed on their proportionate share of the Company’s taxable income. Therefore, no provision or liability for federal income taxes are included in these financial statements. EWCO ceased to be taxed as an S corporation effective January 1, 2004, and since that date has recognized a provision for corporate income taxes.

     Beginning January 1, 2004 when the Company ceased to be taxed as a Subchapter S Corporation, the Company provides for deferred income taxes under the asset and liability method, whereby deferred income taxes result from temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in the future. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income.

Inventories

     Inventories are valued at the lower of cost or market value, with cost being determined on the average cost method.

EUGENE WELDING CO.

NOTES TO FINANCIAL STATEMENTS – (Continued)

     Major classes of inventory consist of the following:

	June 30,	December 31,
	2004	2003	2002
	(unaudited)
Raw materials	$3,760,604	$2,736,418	2,951,603
Work in process	528,889	523,908	220,299
Finished goods	1,770,758	1,714,831	1,998,274
Supplies	122,680	142,748	191,801

Total	$6,182,931	$5,117,905	$5,361,977

Property and Equipment

     The Company’s policy is to compute depreciation and amortization for financial statement purposes using straight-line and accelerated methods over the following estimated useful lives:

Machinery and equipment	5 – 10 years
Leasehold improvements	5 – 39 years
Computer equipment	3 – 7 years
Transportation equipment	5 years
Furniture and fixtures	5 – 7 years

     Expenditures for repairs and maintenance are charged to operations and major betterments are capitalized.

Concentration of Credit Risk

     The Company had two major customers in the six months ended June 30, 2004, one major customer in the six months ended June 30, 2003, two major customers in 2003 and 2002, and one major customer in 2001 that accounted for ten percent or more of net sales in those periods. Sales to these customers amounted to approximately 31%, 14%, 24%, 23% and 22%, respectively, in those periods. Accounts receivable balances due from one significant customer in the six months ended June 30, 2004 amounted to approximately 16% of total accounts receivable. Accounts receivable balances due from one significant customer in the six months ended June 30, 2003 amounted to approximately 10% of total accounts receivable. Accounts receivable balances due from one significant customer in 2003 amounted to approximately 24% of total accounts receivable. Accounts receivable balances due from three significant customers in 2002 amounted to approximately 40% of total accounts receivable. Accounts receivable balances due from two significant customers in 2001 amounted to approximately 61% of total accounts receivable.

Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     3. Note Receivable – Shareholder

     Note receivable – shareholder consists of a demand note receivable from the Company’s shareholder in the amount of $2,933,144, which was recorded as an offset against retained earnings. This note bears interest at 1% over the prevailing bank prime lending rate, payable monthly. This note is considered long-term. The Company waived the interest due on this note for 2004 until it was paid in April 2004 and for the years ended December 31, 2003 and 2002.

EUGENE WELDING CO.

NOTES TO FINANCIAL STATEMENTS — (Continued)

4. Accounts Receivable – Other

     Accounts receivable – other at December 31, 2003 consists of accounts receivable from a customer, pursuant to the customer’s reorganization plan. This receivable was written off as uncollectible as of June 30, 2004.

5. Note Payable – Bank

     At December 31, 2003, the Company had a demand revolving credit facility with a bank for $5,000,000, bearing interest at the prevailing prime lending rate of 4.00% at December 31, 2003. Borrowings under this facility were secured by all assets of the Company, and were further supported by the individual guarantee of the Company’s stockholder. In aggregate, the total obligation of the guarantor was not to exceed $912,846. This facility was cross liened and cross defaulted with the Company’s installment note due to the bank. See Note 6. At December 31, 2003 and December 31, 2002, the Company has borrowings of $4,065,315 and $3,525,982, respectively, against the facility.

     At December 31, 2003, the Company was in default of certain financial loan covenants. Subsequent to the balance sheet date, the Company and the bank entered into an agreement whereby the bank agreed to forebear, until March 31, 2004, from taking any action to collect upon this note and the Company’s installment note (see Note 6), subject to certain conditions. These conditions include increasing the interest rates on these borrowings to 1/2% over the prevailing prime lending rate. Subsequent to the year-end the note was refinanced with the bank, see Note 11.

6. Long–Term Debt

	June 30,	December 31,
	2004	2003	2002
	(unaudited)
A financing arrangement with a finance company, payable in monthly installments of $17,165, including finance charges of 5.995%, through February 2004	$0	$33,489	0
A capital lease payable in monthly installments of $3,586, including finance costs at 7.38%, through April 2003	0	0	54,449
A capital lease payable in monthly installments of $5,062, including finance costs at 6.64%, through April 2003	0	0	19,979
A capital lease payable in monthly installments of $3,584, including finance costs at 6.94%, through April 2004	0	14,117	0
A capital lease payable in monthly installments of $219, including finance costs at 10.5%, through August 2006	4,878	5,809	0
A capital lease payable in monthly installments of $199, including finance costs at 10.75%, through November 2006	5,057	5,951	0
An installment note payable to a transportation company in monthly installments of $1,000, bearing no interest, through April 2005	10,057	0	0

EUGENE WELDING CO.

NOTES TO FINANCIAL STATEMENTS — (Continued)

	June 30,	December 31,
	2004	2003	2002
	(unaudited)
An installment note payable to a bank in monthly installments of $15,214, plus interest at 1/4% above the prevailing prime lending rate, or 4.25% at December 31,2003, through September 2007. This note is secured by all assets of the Company and was further supported by the individual guarantee of the Company’s stockholder until April 2004. In aggregate, the total obligation of the guarantor is not to exceed $912,846. This note is cross liened and cross defaulted with the Company’s revolving credit facility (see Note 5)	593,350	684,635	867,204
A secured equipment note payable to a bank in monthly installments of $668, including interest at 5.24%, through April 2008	27,784	31,014	0

Total	$641,126	$775,015	$941,632
Less current portion	203,351	240,487	242,880

Long-term portion	$437,775	$534,528	$698,752

     Maturities of long-term debt for the years ending December 31 are as follows:

2004	$240,487
2005	193,728
2006	193,572
2007	144,585
2008	2,643

$775,015

Subsequent to the year-end the secured equipment note was refinanced with the bank, see Note 11.

7. Commitments and Contingencies

     The Company leases facilities and equipment used in its operations under lease agreements expiring through October 2006. The operating lease requires the Company to pay the taxes, insurance and maintenance expense related to the leased property. Rent expense, including month-to-month rentals, was $306,618, $263,356 and $308,511 for the years ended December 31, 2003, 2002 and 2001, respectively. Minimum future lease payments under non-cancelable leases at December 31, 2003 are summarized as follows:

Year Ended December 31,
2004	$304,610
2005	306,929
2006	258,952
2007	12,906

$883,397

8. Employee Benefit Plans

     The Company has three separate 401(k) plans. Two of these plans cover union employees who have attained 18 years of age with six months of service. The participants can contribute up to 15 percent of their compensation. The Company matches the employee contributions based on the collective bargaining agreement, not to exceed 4 percent of compensation. The employer contributions for these two plans for the years ended December 31, 2003, 2002 and 2001 were $69,846, $67,995 and $76,721, respectively.

EUGENE WELDING CO.

NOTES TO FINANCIAL STATEMENTS — (Continued)

     The third 401(k) plan is for employees who are not covered by a collective bargaining agreement, who have attained 18 years of age and who have 1,000 hours and six months of service. The participants can contribute up to 15 percent of their salary and are eligible for an employer discretionary contribution. The Company matches the employee contributions 50% up to 5% of employees’ wages. The employer matching contributions for the years ended December 31, 2003, 2002 and 2001 were $26,951, $26,912 and $31,102, respectively.

9. Stock Transactions

     In November 2003, the Company’s sole shareholder signed a Stock Purchase Agreement to sell all of the issued and outstanding stock of the Company. In April 2004, Tarpon Industries, Inc. and the Company acquired 100% of the Company’s outstanding common shares pursuant to the agreement described above.

10. Presentation of Financial Statements

     As shown in the accompanying financial statements, the Company incurred a net loss of $1,260,154 for the year ended December 31, 2003. Although the Company’s current assets exceeded its current liabilities by $763,240 at December 31, 2003, this loss has caused the Company difficulty in paying its current obligations in the ordinary course of business. In addition, as described in Note 5, this loss has resulted in the Company failing to meet certain financial loan covenants with its bank. These factors create an uncertainty as to the Company’s ability to continue as a going concern.

     The Company is developing a plan to improve its liquidity by reducing its inventories and to return profitability through increased selling prices and cost reductions. See Note 11 regarding refinancings of the Company’s credit facility.

     The ability of the Company to continue as a going concern is dependent upon the success of these plans and the agreement of the Company’s bank to these plans. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

11. Subsequent Events

     In March 2004, the Company refinanced its credit facility with Comerica Bank, including a revolving credit facility for up to $6,000,000 secured by its accounts receivable and inventory and a term loan with a balance of $638,992 as of June 30, 2004, secured by its equipment. The revolving credit facility was due on demand and was based on a borrowing base based on qualifying accounts receivable and inventories. The principal amount outstanding bore interest, payable monthly, at the bank’s prime rate (4.50% at June 30, 2004) plus 1/2%. The loan agreements required it to maintain minimum debt service coverage and debt to tangible net worth ratios. They also limited the Company’s ability to pay dividends or incur additional debt. As of June 30, 2004, $5,170,392 was outstanding under the revolving credit facility, $593,350 was outstanding under the term loan, and $453,616 was available for borrowing under the revolving credit facility in Comerica’s discretion.

     In August 2004, the Company refinanced its credit facility with Standard Federal Bank, N.A., including a revolving credit facility for up to $7,000,000, subject to a borrowing base based on eligible inventory and receivables , originally maturing August 31, 2007, and a $1,394,000 term loan. The term loan is payable in equal monthly installments of principal based on a five year amortization ending August 1, 2009, but matures August 31, 2007 if the revolving credit facility is not renewed. The loans are secured by all of EWCO’s personal property and is guaranteed by Tarpon. The principal amount outstanding bears interest, payable monthly, at the bank’s prime rate, plus, until completion of this offering, 0.375%. The loan agreement requires EWCO to maintain a minimum debt service coverage ratio and minimum tangible net worth. It also generally prohibits dividends and limits EWCO’s ability to make capital expenditures. EWCO paid a 1% closing fee and must pay a 0.25% unused line of credit fee. EWCO is also subject to a 1% prepayment fee if the loans are prepaid any time before maturity. As of October 1, 2004, $3,133,545 was outstanding under the revolving credit facility, $1,394,000 was outstanding under the term loan, and $2,520,000 was available for borrowing under the revolving credit facility.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of
Bolton Steel Tube Co., Ltd.

We have audited the accompanying balance sheets of Haines Road operating location of Bolton Steel Tube Co., Ltd. (a Canadian company) as at December 31, 2003 and 2002, and the related statements of operations and location equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Haines Road operating location of Bolton Steel Tube Co., Ltd. as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Southfield, Michigan
October 26, 2004

HAINES ROAD OPERATING LOCATION OF BOLTON STEEL TUBE CO., LTD.

BALANCE SHEETS OF SELECTED OPERATING LOCATION

	June 30,	December 31,
	2004	2003	2002
	(unaudited)
ASSETS
CURRENT ASSETS:
Intra-company receivable	$3,082,759	$1,724,055	$0
Inventories	2,338,888	1,846,772	3,742,151
Refundable income taxes	0	175,166	0
Prepaid expenses	85,266	55,780	94,691

Total current assets	5,506,913	3,801,773	3,836,842

PROPERTY, PLANT AND EQUIPMENT:
Machinery and equipment	8,109,692	8,345,651	6,600,164
Furniture and fixtures	63,682	66,138	52,285
Building/leasehold improvements	2,516,140	2,608,159	2,124,858
Land	864,663	898,018	737,288

Total	11,554,177	11,917,966	9,514,595
Less accumulated depreciation and amortization	4,622,097	4,392,392	2,937,531

Net property and equipment	6,932,080	7,525,574	6,577,064

TOTAL ASSETS	$12,438,993	$11,327,347	$10,413,906

LIABILITIES AND LOCATION EQUITY
CURRENT LIABILITIES:
Intra-company payable	$0	$0	$869,979
Accrued expenses	142,251	126,149	90,873
Income taxes	388,047	0	246,922

Total current liabilities	530,298	126,149	1,207,774

LONG-TERM LIABILITIES:
Deferred taxes	708,166	732,713	502,064

Total long-term liabilities	708,166	732,713	502,064

LOCATION EQUITY:
Location equity	10,093,613	8,961,481	9,077,799
Other comprehensive income	1,106,916	1,507,004	(373,731)

Total location equity	11,200,529	10,468,485	8,704,068

TOTAL LIABILITIES AND LOCATION EQUITY	$12,438,993	$11,327,347	$10,413,906

The accompanying notes are an integral part of these financial statements

HAINES ROAD OPERATING LOCATION OF BOLTON STEEL TUBE CO., LTD.

STATEMENTS OF OPERATIONS AND LOCATION EQUITY OF SELECTED OPERATING LOCATION

	Three Months Ended		Six Months Ended		Year Ended
	June 30,		June 30,		December 31,
	2004	2003	2004	2003	2003	2002	2001
	(unaudited)		(unaudited)
NET REVENUES	$5,979,299	$2,893,834	$10,451,203	$5,277,394	$11,171,847	$13,265,602	$12,046,620
COST OF SALES	4,451,801	2,619,936	8,062,049	4,797,170	9,771,163	10,442,348	9,255,730

Gross profit	1,527,498	273,898	2,389,154	480,224	1,400,684	2,823,254	2,790,890

OPERATING EXPENSES:
General and administrative expenses	288,072	222,024	609,214	427,311	917,213	814,839	670,608
Depreciation and amortization	8,002	7,718	15,672	14,571	30,557	26,318	19,190

Total operating expenses	296,074	229,742	624,886	441,882	947,770	841,157	689,798

OPERATING INCOME BEFORE OTHER INCOME/(EXPENSE)	1,231,424	44,156	1,764,268	38,342	452,914	1,982,097	2,101,092

OTHER INCOME/(EXPENSE):
Interest expense	(180,830)	(144,596)	(334,604)	(275,313)	(612,164)	(557,712)	(653,744)
Scrap sales	34,905	26,919	96,431	59,000	97,457	94,383	74,665
Feasibility expense	0	(24,681)	0	(46,995)	(100,891)	(20,211)	0

Total other income (expense)	(145,925)	(142,358)	(238,173)	(263,308)	(615,598)	(483,540)	(579,079)

NET INCOME BEFORE INCOME TAXES	1,085,499	(98,202)	1,526,095	(224,966)	(162,684)	1,498,557	1,522,013

INCOME TAXES (RECOVERABLE)
Income taxes (recoverable)	311,254	(70,271)	391,269	(127,890)	(158,992)	248,028	312,004
Deferred income taxes	1,850	27,725	2,694	50,548	112,626	243,159	193,683

Total income taxes (recoverable)	313,104	(42,546)	393,963	(77,432)	(46,366)	491,187	505,687

NET INCOME (LOSS)	$772,395	$(55,656)	$1,132,132	$(147,534)	$(116,318)	$1,007,370	$1,016,326

LOCATION EQUITY – Beginning	$9,321,218	$8,985,921	$8,961,481	$9,077,799	$9,077,799	$8,070,429	$7,054,103

LOCATION EQUITY – Ending	$10,093,613	$8,930,265	$10,093,613	$8,930,265	$8,961,481	$9,077,799	$8,070,429

The accompanying notes are an integral part of these financial statements

HAINES ROAD OPERATING LOCATION OF BOLTON STEEL TUBE CO., LTD.

STATEMENTS OF CASH FLOWS OF SELECTED OPERATING LOCATION

	Six Months Ended		For the Year Ended
	June 30,		December 31,
	2004	2003	2003	2002	2001
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$1,132,132	$(147,534)	$(116,318)	$1,007,370	$1,016,326
Adjustments to reconcile net income (loss) to net cash provided by (used in) operations:
Unrealized gain (loss) on foreign currency translation	(400,088)	1,472,642	1,880,735	64,704	(438,434)
Depreciation and amortization	229,705	885,378	1,454,861	562,358	235,596
Deferred taxes	(24,547)	139,964	230,649	244,411	184,180
Changes in assets and liabilities:
Inventory (increase) decrease	(492,116)	532,859	1,895,379	(41,274)	(1,688,398)
Prepaid expenses (increase) decrease	(29,486)	(38,781)	38,911	338	866,250
Accrued expenses (increase) decrease	16,102	111,302	35,276	(46,159)	99,682
Refundable income taxes (increase) decrease	563,213	(384,437)	(422,088)	(56,670)	303,592

Net cash provided by (used in) operations	994,915	2,571,393	4,997,405	1,735,078	578,794

CASH FLOWS FROM INVESTING ACTIVITIES:
Net (purchase) disposal of property and equipment	363,789	(1,829,072)	(2,403,371)	(761,197)	(2,422,654)

Net cash provided by (used in) investing activities	363,789	(1,829,072)	(2,403,371)	(761,197)	(2,422,654)

CASH FLOWS FROM FINANCING ACTIVITIES
Intra-company loans, net	(1,358,704)	(742,321)	(2,594,034)	(973,881)	1,843,860

Net cash provided by (used in) financing activities	(1,358,704)	(742,321)	(2,594,034)	(973,881)	1,843,860

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	0	0	0	0	0
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	0	0	0	0	0

CASH AND CASH EQUIVALENTS, END OF PERIOD	$0	$0	$0	$0	$0

The accompanying notes are an integral part of these financial statements

HAINES ROAD OPERATING LOCATION OF BOLTON STEEL TUBE CO., LTD.

NOTES TO FINANCIAL STATEMENTS

1.	Organization and Operations

     Haines Road is an operating location of Bolton Steel Tube Co., Ltd. (“Bolton”), an Ontario corporation incorporated in 1981 and amalgamated in 1996. Bolton manufactures and sells structural and mechanical steel tubing. Bolton has two operating locations, Bolton and Haines Road. The Haines Road operating location is a manufacturing facility in Mississauga (near Toronto), Ontario, Canada. The principal product manufactured at Haines Road is structural and mechanical steel tubing, which is used as a component for products in fencing, automotive and green house markets.

     Tarpon Industries, Inc. (“Tarpon”) intends to purchase the Haines Road operating location pursuant to terms described below. Bolton will continue to conduct business at its other remaining operating location, Bolton, and accordingly, “carve out” financial statements are appropriate for the Haines Road operating location under the circumstances.

2.	Basis of Presentation

     The Haines Road operating location’s financial statements are presented in U.S. dollars.

     The balance sheet as of June 30, 2004, the results of operations for the three and six months ended June 30, 2004 and 2003, the cash flows for the six months ended June 30, 2003, and the related footnotes are unaudited. The unaudited interim financial statements reflect all adjustments which are, in the opinion of the Company’s management, necessary to a fair statement of the results for the interim periods presented. All such adjustments are of a normal recurring nature.

     The accompanying financial presentation is limited to presenting the financial statements of the Haines Road operating location.

     Full financial statements of the Haines Road operating location do not exist and are not readily and practically available, because Bolton has not historically maintained separate records of all assets, liabilities and expenses related to Haines Road. However, Bolton’s financial information does provide certain details about the Haines Road operation location’s prepaid expenses, inventory, property, plant, and equipment and accrued expenses. Accordingly, it is impractical to present full financial statements of the Haines Road operating location, because the preparation of such would require subjective and arbitrary allocations of cash, accounts receivable, debt and accounts payable, which have not historically been separated by operating location by Bolton.

     The accompanying Balance Sheets of Selected Operating Location, Statements of Income and Statements of Cash Flows for the interim periods ended June 30, 2004 and 2003 and for the years ended December 31, 2003, 2002 and 2001 are provided.

3.	Summary of Significant Accounting Policies

Cash

     Cash balances are not included in the Haines Road operating location Balance Sheets of Selected Operating Location, because Bolton has historically managed its cash function centrally, and any allocation to the Haines Road operating location would be subjective and may not accurately reflect historical financial condition. Cash is not included in the Haines Road operating location assets being purchased by Tarpon. The Haines Road operating location Balance Sheets of Selected Operating Location includes an intra-company account that shows the cumulative increase or decrease in cash and cash equivalents since January 1, 2001, so that the accompanying Statements of Cash Flows show no change from a zero cash balance each year.

HAINES ROAD OPERATING LOCATION OF BOLTON STEEL TUBE CO., LTD.

NOTES TO FINANCIAL STATEMENTS – (Continued)

     Bolton’s aggregate cash and cash equivalents balances were as follows:

	June 30,	December 31,
	2004	2003	2002
	(unaudited)	(unaudited)	(unaudited)
Cash and cash equivalents	$20,905	$1,652	$302,342

     Cash and cash equivalents include cash on hand and balances with banks.

Accounts Receivable

     Accounts receivable are not included in the Haines Road operating location Balance Sheets of Selected Operating Location. Although Bolton has tracked sales information by location, it has not managed accounts receivable separately by location and it has customers that are common to both of its locations. The determination of accounts receivable balances for the Haines Road operating location would required detailed analysis of individual customer accounts for three years and any interim periods, which would be impracticable. In addition, Bolton has not operated its cash function by location, making the application of cash receipts that are not identified by location arbitrary in nature. Accounts receivable are not included in the Haines Road operating location assets being purchased by Tarpon.

     Bolton’s aggregate accounts receivable balances and allowance for doubtful accounts were as follows:

	June 30,	December 31,
	2004	2003	2002
	(unaudited)	(unaudited)	(unaudited)
Accounts receivable	$5,696,807	$5,272,675	$4,358,152
Less: allowance for doubtful accounts	(119,858)	(131,359)	(96,429)

Net accounts receivable	$5,576,949	$5,141,316	$4,261,723

Prepaid Expenses

     All prepaid expenses such as property taxes, consumable supplies, equipment rental and insurance are location specific in Bolton’s financial information and are included in the Haines Road operating location Balance Sheets of Selected Operating Location as appropriate. Prepaid expenses are included in the Haines Road operating location assets being purchased by Tarpon.

Inventories

     Inventory is included in the Haines Road operating location Balance Sheets of Selected Operating Location. Bolton has historically maintained a detailed inventory listing by operating location, related to the specific and distinct products manufactured at each of its Haines Road and Bolton operating locations. Bolton identified inventory specific to the Haines Road operating location, and any items which could not be specifically allocated to a location, such as steel coils, were immaterial in total and allocated on the basis of the relative total other inventory at the respective Haines Road and Bolton operating locations. Inventory is included in the Haines Road operating location assets being purchased by Tarpon.

HAINES ROAD OPERATING LOCATION OF BOLTON STEEL TUBE CO., LTD.

NOTES TO FINANCIAL STATEMENTS – (Continued)

     Inventories are valued at the lower of cost or market value. Cost includes material, labor and manufacturing overhead. Cost is determined on a first-in, first-out basis. Major classes of Haines Road operating location inventory consist of the following:

	June 30,	December 31,
	2004	2003	2002
	(unaudited)	(unaudited)	(unaudited)
Raw materials	$697,079	$612,645	$1,980,507
Work in process	403,124	560,936	467,413
Finished goods	1,238,685	673,191	1,294,231

Total	$2,338,888	$1,846,772	$3,742,151

Property, Plant and Equipment

     Property, plant and equipment is included in the Haines Road operating location Balance Sheets of Selected Operating Location. Bolton has historically maintained in its financial information separate records for the property, plant and equipment at the Haines Road operating location. Property, plant and equipment is included in the assets of the Haines Road operating location being purchased by Tarpon.

     Depreciation expense is calculated on the straight-line method, except for depreciation of vehicles, which is recorded using a 30% declining balance method, generally over the following useful lives:

Machinery and equipment	10 years
Furniture and fixtures	10 years
Vehicles	30% declining balance
Leasehold improvements	5 years or life of lease
Building	20 years

     Expenditures for repairs and maintenance are expensed to operations as incurred and major improvements are capitalized and depreciated over the useful lives described above.

Accounts Payable

     Accounts payable are not included in the Haines Road operating location Balance Sheets of Selected Operating Location. Bolton has not historically managed accounts payable separately by location and has vendors that are common to both locations. The determination of accounts payable balances for the Haines Road location would require detailed analysis of individual customer accounts for the three years and any interim periods, which would be impracticable, and the arbitrary allocation of balances and payments not recorded for a specific location or before it has been used to produce a specific product. In addition, Bolton has not operated its cash function by location, making the application of the cash payment that are not allocated by location arbitrary in nature. Accounts payable are not being assumed by Tarpon in the Haines Road operating location assets being purchased by Tarpon.

     Bolton’s aggregate accounts payable balances were as follows:

	June 30,	December 31,
	2004	2003	2002
	(unaudited)	(unaudited)	(unaudited)
Accounts payable	$3,260,546	$3,352,200	$3,596,609

HAINES ROAD OPERATING LOCATION OF BOLTON STEEL TUBE CO., LTD.

NOTES TO FINANCIAL STATEMENTS – (Continued)

Accrued Liabilities

     All accrued liabilities, such as accrued wages, workers compensation, vacation accrual and union dues, are location specific in Bolton’s financial information and are included in the Haines Road operating location Balance Sheets of Selected Operating Location. Accrued liabilities are not being assumed by Tarpon in the Haines Road operating location assets being purchased by Tarpon.

Long-Term Debt

     Long-term debt is not included in the Haines Road operating location Balance Sheets of Selected Operating Location. Bolton has historically managed its treasury function centrally, and any allocation of debt to a location would be arbitrary and may not accurately reflect historical results. Such an allocation also would not reflect future results, as debt is not being assumed by Tarpon in the Haines Road operating location assets being purchased by Tarpon. The Haines Road operating location Balance Sheets of Selected Operating Location will include an intra-company account, however, that will show the cumulative increase or decrease in cash and cash equivalents since January 1, 2001, so that the Cash Flows Statements shows no change from a zero cash balance each year.

     Bolton’s aggregate long-term debt balances are as follows:

	June 30,	December 31,
	2004	2003	2002
	(unaudited)	(unaudited)	(unaudited)
Current	1,003,805	1,049,945	862,023
Long-term	4,443,765	5,132,219	5,075,636

Total	$5,447,570	$6,182,164	$5,937,659

Foreign Currency Translation

     Assets and liabilities have been translated at exchange rates in effect at the balance sheet date. Income and expenses are translated at average exchange rates during the period. Exchange gains or losses resulting from translation are reflected in other comprehensive income.

Revenue Recognition

     Bolton maintains in its financial information detailed sales records concerning the distinct products manufactured at the Haines Road operating location and accordingly, is able to identify the relevant sales for each period. For sales of products, revenue is recognized at the time the product is shipped to customers.

Cost of Goods Sold

     Bolton’s materials costs have not historically been maintained on a location-specific basis. However Bolton is able to establish materials costs for known product sales based on detailed materials purchase invoices and accordingly can identify materials costs allocable to the Haines Road operating location. Utility expenses have historically been billed specifically to Haines Road and are identifiable. Separate records have been maintained for direct and indirect labor costs and the associated employee benefits at the Haines Road operating location, as well as for packaging expenses.

HAINES ROAD OPERATING LOCATION OF BOLTON STEEL TUBE CO., LTD.

NOTES TO FINANCIAL STATEMENTS – (Continued)

Delivery

     Delivery expenses for delivery of finished products have not been maintained by Bolton on a location basis. Bolton has allocated freight expenses to the Haines Road operating location using a ratio of location sales to total sales.

Rent

     Rent expense on equipment is specifically identifiable for the Haines Road operating location.

Depreciation

     As separate fixed asset records have been maintained at the Haines Road operating location, depreciation expense is specifically identifiable.

Selling Expenses

     Bolton’s selling expenses have not historically been accounted for on a location-specific basis. Bolton has allocated total selling expenses, including advertising, sales salaries and commissions, travel and entertainment costs to the Haines Road operating location, using a ratio of location sales to total sales.

Administrative Expenses

     Bolton’s administrative expenses have not historically been accounted for on a location-specific basis. The most significant element of administrative expenses is the allocation of executive payroll expense, which has been allocated, based on an estimate of time incurred on the Haines Road operations by members of the executive management of Bolton, and the related benefit expense, which has been allocated based on the allocated executive payroll expense. Depreciation, repairs and maintenance, real estate and business taxes and some consulting and legal fees are location specific. Bad debt expense and supplies have been allocated using a ratio of location sales to total sales. The remaining administrative expenses, such as capital taxes, directors and officers and other insurance, telephone expenses and general audit, legal and consulting fees have been split evenly between Bolton’s two operating locations.

Interest Expense

     Interest expense and financing costs have not historically been accounted for by Bolton on a location-specific basis. Bolton’s line of credit interest expense has been allocated using a ratio of the Haines Road operating location’s sales to total sales. Portions of Bolton’s long-term debt were used to purchase specific assets, and interest expense related to that indebtedness has been allocated on the basis of initial advances based upon relative appraised values of the assets.

Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

4.	Intra-Company Debt/Receivable

     Bolton maintains a pooled cash account for both of its operating locations. All cash transactions and any non-cash transactions are recorded through the intra-company account. At the Balance Sheet of Selected Operating

HAINES ROAD OPERATING LOCATION OF BOLTON STEEL TUBE CO., LTD.

NOTES TO FINANCIAL STATEMENTS – (Continued)

Location date, the balance of the intra-company account represents non-interest bearing advances. In addition, Bolton has obtained a line of credit from a bank, which is not allocated to the Haines Road operating location. The intra-company receivable on the balance sheet represents the excess or deficiency in cash flows from the Haines Road operating location. Shown below is the outstanding balance and terms on the bank line of credit for Bolton as a company. Although not specifically allocated by location, the cash flow from these loans may have been utilized to fund the operations of the Haines Road operating location.

     Bolton had an operating line of credit of $15,000,000 (Canadian) available at an interest rate of prime plus 0.75% for the years ended December 31, 2003, 2002 and 2001. In March 2004, the operating line of credit available was reduced to $10,000,000 (Canadian) at an interest rate of prime plus 0.75%.

     The following are the amounts used of the line of credit available (in U.S. $) and used by Bolton at the period end date:

	June 30,	December 31,
	2004	2003	2002
	(unaudited)	(unaudited)	(unaudited)
Available	$7,440,000	$11,590,500	$9,516,000

Used	$6,228,085	$5,250,589	$5,715,374

     As security for the line of credit, Bolton has provided a first priority security interest in all existing and future property, including receivables, inventories, equipment, contract rights and general intangibles, as well as a first charge mortgage on land and buildings. In addition, personal guarantees are provided by the shareholders of Bolton.

5.	Income Taxes

     The Haines Road operating location has included a provision for Canadian federal and provincial taxes based on a separate return method at statutory rates. The deferred tax liability is generated by the use of accelerated depreciation method for tax purposes.

6.	Related Party Transactions

     The Haines Road operating location performed slitting services at no charge to Bolton’s Bolton operating location, and vice versa. The net value of services performed by the Haines Road operating location over services received from Bolton’s Bolton operating location was treated as a reduction of the Haines Road operating location’s direct labor cost in the accompanying Statements of Income, as follows:

	Three Months Ended		Six Months Ended		Year Ended
	June 30,		June 30,		December 31,
	2004	2003	2004	2003	2003	2002	2001
	(unaudited)		(unaudited)
Reduction in direct labor	$21,524	$25,503	$46,690	$45,287	$74,402	$59,748	$27,597

HAINES ROAD OPERATING LOCATION OF BOLTON STEEL TUBE CO., LTD.

NOTES TO FINANCIAL STATEMENTS – (Continued)

     The Haines Road operating location also performed slitting services for Excess Steel, Inc. (“ESI”), a company owned by the daughter of one of Bolton’s owners. Revenues from ESI were as follows:

	Three Months Ended		Six Months Ended		Year Ended
	June 30,		June 30,		December 31,
	2004	2003	2004	2003	2003	2002	2001
	(unaudited)		(unaudited)
Revenues from ESI	$0	$7,547	$6,980	$20,626	$29,238	$59,894	$88,802

7.	Commitments and Contingencies

     The Haines Road operating location has operating leases for equipment and vehicles expiring at various dates to 2008. The following are the minimum lease payments under non-cancelable leases at June 30, 2004 and December 31, 2003:

	June 30,	December 31,
Year Ending December 21,	2004	2003
	(unaudited)
2004	$18,981	$38,265
2005	22,831	23,849
2006	3,215	3,339

Total	$45,027	$65,453

8.	Subsequent Events

     In July 2004, Tarpon entered into agreements to purchase the assets of the Haines Road operating location from Bolton. This purchase is expected to be completed within seven days after the effective date of a Tarpon initial public offering with respect to the operating assets and within 90 days after that closing with respect to Haines Road’s real estate. Tarpon has agreed to acquire the Haines Road operating location for an estimated aggregate of approximately $14,533,000, consisting of (1) approximately $271,000 in deposits paid, (2) approximately $6,581,000, including approximately $426,000 in closing adjustments, payable in cash at the closing of the acquisition, (3) an approximately $929,000 secured promissory note, payable 15 months after closing or, if TI’s subsidiary’s net book value does not exceed approximately $929,000, payable at the closing of the acquisition, (4) approximately $2,339,000 for purchased inventory, payable within 45 days after the closing of the acquisition, (5) approximately $3,484,000 for the cash portion of the purchase price of the Haines Road real estate, with approximately $155,000 paid as a deposit and the balance payable within 90 days after the closing of the acquisition, and (6) an approximately $929,000 secured promissory note, payable 15 months after real estate closing date or, if the fair value of the purchased real estate less the loans secured by the purchased real estate is not at least approximately $387,000 or if the first mortgage on the purchased real estate exceeds approximately $3,097,000, payable on the real estate closing date. Tarpon has also agreed (1) to pay an additional approximately $39,000 to Bolton for each month that the closing is later than September 7, 2004 (three months of such payments are included in the estimated closing adjustments above), and (2) to lease the Haines Road real estate during any period between the acquisition closing date and the real estate closing date at a monthly rent of approximately $58,000. Tarpon expects to seek approximately $6,976,000 in mortgage, equipment and revolving credit financing, although it does not currently have a commitment for such financing.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of
Steelbank, Inc.

We have audited the balance sheet of Steelbank, Inc. (a Canadian company) as at September 30, 2003 and the statements of earnings, retained earnings, and cash flows for the year ended September 30, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the company as of September 30, 2003 and the results of its operations and its cash flows for the year ended September 30, 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Mississauga, Canada
June 4, 2004

STEELBANK, INC.

BALANCE SHEETS

	June 30,	September 30,
	2004	2003
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$0	$0
Accounts receivable, net of allowance for doubtful accounts of $19,217 at June 30, 2004 and ($30) at September 30, 2003	1,374,475	1,212,429
Income taxes receivable	0	26,667
Inventories	581,056	502,950
Prepaid expenses	332,492	15,299

Total current assets	2,288,023	1,757,345

PROPERTY, PLANT AND EQUIPMENT (SEE NOTE 0):
Machinery and equipment	22,072	19,645
Furniture and fixtures	96,540	95,297
Building/leasehold improvements	11,289	11,214
Land	0	0

Total	129,901	126,156
Less accumulated depreciation and amortization	67,697	52,856

Net property and equipment	62,204	73,300

DEFERRED INCOME TAXES	3,720	2,587

TOTAL ASSETS	$2,353,947	$1,833,232

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Bank indebtedness (Note 5)	$14,576	$457,813
Accounts payable – trade	1,061,134	1,341,744
Accrued liabilities	5,746	26,633
Advances from related parties	6,369	12,346
Income taxes payable	8,138	0
Loans payable	1,126,347	0
Capital lease obligation (Note 6)	1,115	10,466

Total current liabilities	2,223,425	1,849,002

SHAREHOLDERS’ EQUITY (DEFICIT):
Common shares; unlimited shares authorized; 300 shares issued and outstanding at June 30, 2004 and at September 30, 2003	8	8
Retained earnings (accumulated deficit)	106,274	(41,692)
Accumulated other comprehensive income	24,240	25,914

Total shareholders’ equity (deficit)	130,522	(15,770)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$2,353,947	$1,833,232

The accompanying notes are an integral part of these financial statements

STEELBANK, INC.

STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	June 30,		June 30,		Year Ended September
	2004	2003	2004	2003	30, 2003
	(unaudited)		(unaudited)
NET REVENUES	$1,888,653	$1,748,798	$5,965,302	$5,300,210	$7,307,863
COST OF SALES	1,543,286	1,523,164	4,820,668	4,731,198	6,444,516

Gross profit	345,367	225,634	1,144,634	569,012	863,347
OPERATING EXPENSES:	333,344	264,907	940,869	698,980	858,680

OPERATING INCOME (LOSS) BEFORE OTHER INCOME/(EXPENSE):	12,023	(39,273)	203,765	(129,968)	4,667

OTHER INCOME/(EXPENSE):
Interest expense	(18,946)	(4,718)	(30,432)	(11,549)	(18,282)
Interest income	0	184	0	1,236	2,876
Foreign exchange	1,267	(7,087)	360	(15,668)	(24,683)
Debt forgiveness	12,621	0	12,889	0	0

Total other income (expense)	(5,058)	(11,621)	(17,183)	(25,981)	(40,089)

NET INCOME (LOSS) BEFORE INCOME TAXES	6,965	(50,894)	186,582	(155,949)	(35,422)

INCOME TAXES (RECOVERABLE) (NOTE 8):
Income taxes	2,251	(7,940)	39,744	(13,728)	0
Deferred income taxes	0	0	(1,128)	0	(2,399)

Total income taxes (recoverable)	2,251	(7,940)	38,616	(13,728)	(2,399)

NET INCOME (LOSS)	$4,714	$(42,954)	$147,966	$(142,221)	$(33,023)

The accompanying notes are an integral part of these financial statements

STEELBANK, INC.

STATEMENTS OF SHAREHOLDERS’ EQUITY

			Accumulated	Total
	Common	Retained	Comprehensive	Shareholders’
	Shares	Earnings	Income	Equity
Balance at October 1, 2002	$8	$335,627	$(23,469)	$312,166
Acquisition of shareholder interests in excess of amounts paid in		(344,296)		(344,296)
Net income (loss)		(33,023)		(33,023)
Foreign currency translation adjustment			49,383	49,383

Balance at September 30, 2003	8	(41,692)	25,914	(15,770)
Net income (loss)		147,966		147,966
Foreign currency translation adjustment			(1,674)	(1,674)

Balance at June 30, 2004	$8	$106,274	$24,240	$130,522

The accompanying notes are an integral part of these financial statements

STEELBANK, INC.

STATEMENTS OF CASH FLOWS

	Nine Months		Year Ended
	Ended June 30,		September 30,
	2004	2003	2003
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$147,966	$(142,221)	$(33,023)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operations:
Unrealized gain (loss) on foreign currency translation	(1,674)	38,767	49,383
Depreciation and amortization	14,626	10,311	18,865
Foreign currency exchange (gain) loss	(360)	15,668	24,683
Changes in assets and liabilities:
Accounts receivable (increase) decrease	(162,046)	47,860	(41,818)
Inventory (increase) decrease	(78,106)	(42,935)	(7,377)
Prepaid expenses (increase) decrease	(317,193)	(2,735)	(9,341)
Accounts payable and accrued liabilities increase (decrease)	(301,497)	(28,736)	(46,983)
Management salaries payable increase (decrease)	0	10,343	(60,065)
Income taxes increase (decrease)	33,672	(38,796)	(16,211)

Net cash provided by (used in) operations	(664,612)	(132,474)	(121,887)

CASH FLOWS FROM INVESTING ACTIVITIES:
Net (purchase) disposal of property and equipment	(3,530)	(24,912)	(49,556)

Net cash provided by (used in) investing activities	(3,530)	(24,912)	(49,556)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from (repayments of) bank borrowings	(443,237)	388,157	457,813
Advances from (to) related parties	(5,977)	(33,766)	(79,124)
Capital lease obligation repayment	(9,351)	(6,403)	(9,355)
Acquisition of shareholder interests	0	(346,022)	(344,296)
Loans payable increase	1,126,347	0	0

Net cash provided by (used in) financing activities	667,782	1,966	25,038

FOREIGN EXCHANGE GAIN (LOSS)	360	(15,668)	(24,683)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	0	(171,088)	(171,088)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	0	171,088	171,088

CASH AND CASH EQUIVALENTS, END OF PERIOD	$0	$0	$0

Supplemental Cash Flow Information:
Interest paid	$12,318	$9,687	$18,283

Income taxes paid	$13,453	$20,995	$22,649

Non-cash transaction:
Equipment acquired under capital lease	$0	$19,821	$19,821

The accompanying notes are an integral part of these financial statements

STEELBANK, INC.

NOTES TO FINANCIAL STATEMENTS

1.	Nature of Operations

     Steelbank, Inc. (the “Company”) is an Ontario corporation amalgamated on December 1, 2002. The Company acts as a distributor and sales representative for the sale of structural and mechanical steel tubing. The Company is currently located in Mississauga, Ontario, Canada, a suburb or Toronto, and has distributed steel tubing since 1990.

2.	Financial Statement Presentation

     Steelbank’s financial statements are presented in U.S. dollars.

     The balance sheet as of June 30, 2004, the results of operations for the three and nine months ended June 30, 2004 and 2003, the cash flows for the nine months ended June 30, 2003, and the related footnotes are unaudited. The unaudited interim financial statements reflect all adjustments which are, in the opinion of the Company’s management, necessary to a fair statement of the results for the interim periods presented. All such adjustments are of a normal recurring nature.

3.	Summary of Significant Accounting Policies

     A summary of significant accounting policies consistently applied in the preparation of the financial statements follow:

Basis of Presentation

     On December 1, 2002, Steelbank, Inc. and its corporate shareholders (the “combining companies”) were amalgamated and continue as Steelbank, Inc. (the “combined company”). This combination is accounted for by the continuity of interests method, which is similar to the pooling of interests method. Under this method, the various assets and liabilities are recorded at their carrying value in the records of the combining companies. The reported earnings of the combined company includes the earnings of the combining companies for the entire year. Financial statements of the combined company are presented for prior years as if the combining companies had been amalgamated since their inception.

Cash and cash equivalents

     For purposes of the statement of cash flows, all investments with a maturity of less than three months are considered to be cash equivalents.

Accounts receivable

     Credit to customers is extended based upon an evaluation of a customer’s financial condition. Accounts receivable are due within 60 days and are stated at amounts due from customers net of an allowance for doubtful accounts. Accounts outstanding longer than the contractual terms are considered past due. The Company determines its allowance by considering a number of factors, including the length of time an account is past due, the Company’s previous loss history, the customer’s current ability to pay its obligation and the condition of the general economy and the industry as a whole. Accounts receivable are written off when they become uncollectible and payments subsequently received on such receivables are credited to the allowance for doubtful accounts.

STEELBANK, INC.

NOTES TO FINANCIAL STATEMENTS – (Continued)

     Changes in the Company’s allowance for doubtful accounts are as follows:

	June 30,	September 30,
	2004	2003
	(unaudited)
Beginning balance	$(30)	$246,014
Bad debt expense	19,452	0
Accounts written off	0	(288,406)
Recoveries	0	22,286
Foreign exchange translation	(205)	20,076

Ending balance	$19,217	$(30)

Inventories

     Inventories are valued at the lower of cost and net realizable value. Cost is determined using the average cost method.

Equipment

     Equipment is stated at cost. Depreciation is provided on the declining balance and straight line methods based upon estimated useful lives as follows:

Shop equipment	30% declining balance
Telephone equipment	20% declining balance
Office equipment	20% declining balance
Computer equipment	30% declining balance
Computer software	100% declining balance
Leasehold improvements	4 years

Foreign currency translation

     Assets and liabilities have been translated at exchange rates in effect at the balance sheet date. Income and expenses are translated at average exchange rates during the period. Exchange gains or losses resulting from translation are reflected in other comprehensive income.

Revenue recognition

     Revenue is recognized at the time the product is shipped to customers.

Currency risk

     The Company does not enter into currency futures or forward contracts to manage its exposure to foreign currency fluctuations. At June 30, 2004 and September 30, 2003, receivables include U.S.$44,299 and U.S.$50,898, respectively, and payables include U.S.$157,917 and U.S.$42,654, respectively.

Fair value of financial instruments

     The Company’s financial instruments include accounts receivable, accounts payable, bank indebtedness and advances to related parties. The fair values of financial instruments approximate their carrying amounts due to their short term to maturity.

STEELBANK, INC.

NOTES TO FINANCIAL STATEMENTS – (Continued)

Use of estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

4. Equipment

     Equipment consists of the following at June 30, 2004 and September 30, 2003:

	June 30,	September 30,
	2004	2003
	(unaudited)
Shop equipment	$20,799	$18,538
Telephone equipment	1,273	1,107
Office equipment	34,750	34,106
Computer equipment	56,904	56,529
Computer software	4,886	4,662
Leasehold improvements	11,289	11,214

Total	129,901	126,156
Accumulated depreciation	(67,697)	(52,856)

	$62,204	$73,300

5. Bank Indebtedness

     In connection with the Company’s May 18, 2004 acquisition by a subsidiary of Tarpon Industries, Inc., the Company replaced its operating line of credit with a factoring arrangement with Greenfield Commercial Credit, Inc. for the extension of up to approximately $1,161,000 of credit, representing approximately $1,452,000 in face amount of eligible receivables sold and outstanding at any time. The facility is secured by all of the assets of the Company and all obligations of the Company under the arrangements are guaranteed by Tarpon and its wholly-owned subsidiary BST Acquisition, Ltd. The Company receives 80% of the face amount of receivables that it desires to sell and Greenfield Commercial Credit, Inc. agrees, in its discretion, to buy. Greenfield Commercial Credit, Inc. may require the Company to re-purchase any receivables sold, on demand, for the unpaid face amount of such receivables. The factoring arrangement expires on November 18, 2004. The facility prohibits the Company from granting any extension of time for payment of accounts receivable, compromising or settling any accounts receivable for less than the full amount of such accounts receivable, releasing any debtor to such accounts receivable, or granting any credits, discounts, allowances, deductions, return authorizations or the like with respect to any accounts receivable. In addition, the Company is prohibited from creating or permitting any lien with respect to the collateral granted under the arrangement, except for subordinated liens under Tarpon Industries, Inc.’s 2004 note financing notes. As of October 1, 2004, $1,216,000 in face amount of receivables were sold and not yet collected $236,000 was available for additional sales under the arrangement in Greenfield Commercial Credit, Inc.’s discretion.

6. Capital Lease Obligation

     The Company has entered into a capital lease that expires July 2004. Monthly payments are $1,519 with interest at 15.48%. At June 30, 2004 and September 30, 2003, the net book value of assets under capital lease was $16,265 and $20,849, respectively.

STEELBANK, INC.

NOTES TO FINANCIAL STATEMENTS – (Continued)

7. Related Party Transactions

     The Company has the following transactions in the normal course of business with related parties for the three and nine months ended June 30, 2004 and 2003 and the year ended September 30, 2003:

	Nine Months Ended		Three Months Ended
	June 30,		June 30,		Year Ended September
	2004	2003	2004	2003	30, 2003
	(unaudited)		(unaudited)
Companies under common control
Commissions received	$0	$56,876	$0	$0	$56,876
Bad debts recovered	$0	$0	$0	$0	$19,522
Companies controlled by a shareholder
Equipment purchased	$0	$20,812	$0	$2,685	$25,223
Loan forgiveness	$12,960	$0	$12,960	$0	$0
Shareholders’ transactions
Legal fees paid on behalf of shareholders	$0	$0	$0	$0	$20,696

     These transactions are measured at the exchange amount which is the amount of consideration established and agreed to by the related parties.

8. Income Taxes

     The difference between the Company’s effective income tax rates and the amounts that would result from the application of the statutory income tax rates arises from the following:

	Nine Months Ended		Three Months Ended
	June 30,		June 30,		Year Ended September
	2004	2003	2004	2003	30, 2003
	(unaudited)		(unaudited)
Combined basic federal and provincial income taxes at statutory rates	$34,345	$(29,038)	$906	$(9,477)	$(7,119)
Increase (decrease) in income taxes resulting from:
Non-deductible meals and entertainment expenses	1,855	1,500	331	567	2,761
Non-deductible life insurance premiums	3,173	1,949	882	850	1,961
Unrecorded timing differences	371	104	132	120	869
Deferred income taxes	(1,128)	0	0	0	(2,399)
Other items	0	11,757	0	0	1,528

Income tax provision	$38,616	$(13,728)	$2,251	$(7,940)	$(2,399)

9. Geographic Information

     Revenues by country are as follows for the three and nine months ended June 30, 2004 and 2003 and for the year ended September 30, 2003:

STEELBANK, INC.

NOTES TO FINANCIAL STATEMENTS – (Continued)

	Nine Months Ended		Three Months Ended
	June 30,		June 30,		Year Ended September
	2004	2003	2004	2003	30, 2003
	(unaudited)		(unaudited)
United States	$285,938	$105,347	$49,191	$12,400	$206,788
Canada	$5,679,364	$5,194,863	$1,839,462	$1,736,398	$7,101,075

Total	$5,965,302	$5,300,210	$1,888,653	$1,748,798	$7,307,863

10. Concentrations

     The Company has one customer to which it sold 15.5%, 48.6%, 5.8%, 46.2% and 45.7% of its products in the nine months ended June 30, 2004 and 2003, the three months ended June 30, 2004 and 2003 and the year ended September 30, 2003. The Company has two suppliers from which it purchased 37.7%, 74.0%, 16.2%, 73.0% and 73.8% of its products in the nine months ended June 30, 2004 and 2003, the three months ended June 30, 2004 and 2003 and the year ended September 30, 2003.

11. Commitments

     Future minimum payments under non-cancellable operating leases that have initial or remaining terms in excess of one year at September 30, 2003 are as follows:

	Equipment	Premises
2004	$257	$22,669
2005	859	91,515
2006	$0	$49,997

Total	$1,116	$164,181

12. Subsequent Events (Unaudited)

     In February and March 2004, Tarpon Industries, Inc. raised $150,000 in an offering of notes and warrants in anticipation of, and under the same terms associated with, the April 2004 note financing described below. The notes were issued at their face amount, bear interest at 8% a year and are payable at the earlier of the closing of Tarpon Industries, Inc.’s initial public offering or nine months after issuance. The notes are guaranteed by the Company and are secured by Tarpon’s assets and the assets of its subsidiaries, including the Company, but are subordinate to our secured bank financing.

     In April 2004, Tarpon Industries, Inc. closed a private note financing which provided Tarpon Industries, Inc. with $2 million in gross proceeds, approximately $1,725,000 after the placement agent’s fees and the expenses of the offering. These proceeds were used primarily to facilitate the acquisition of Eugene Welding Co. and the Company (see below), for working capital and general corporate purposes. The debt was issued at its face amount and bears interest at 8% per annum, payable in cash upon maturity. Maturity will occur upon the earlier of January 7, 2005 or the closing of a public offering of Tarpon Industries, Inc.’s common shares. The notes are guaranteed by the Company and are secured by Tarpon’s assets and the assets of its subsidiaries, including the Company, but are subordinate to our secured bank financing.

     In May 2004, a wholly-owned subsidiary of Tarpon Industries, Inc. completed the acquisition of 100% of the stock of the Company. Tarpon’s subsidiary acquired Steelbank for a total cost of $1,229,783, by paying approximately $54,263 in cash , issuing a promissory note in the principal amount of approximately $595,200, payable in monthly installments of Cdn.$15,000 beginning July 1, 2004, with the balance payable at the earlier of the closing of Tarpon’s initial public offering and December 10, 2004, agreeing to issue a number of Tarpon’s common shares equal to approximately $279,000 divided by the public offering price of Tarpon’s shares in its initial public offering, and by issuing additional promissory notes in the aggregate principal amount of approximately $301,320, payable over three years to the three former shareholders of the Company, unless their employment with the Company is terminated for specified reasons. The notes are secured by all of the Company’s shares and the assets of the Company. Tarpon also paid its consultant a $200,000 success fee in connection with the

STEELBANK, INC.

NOTES TO FINANCIAL STATEMENTS – (Continued)

acquisition and incurred approximately $284,133 in expenses related to the acquisition, which we have added to the cost of the acquisition.

PRO FORMA FINANCIAL STATEMENTS

     The following selected unaudited financial data should be read in conjunction with the historical financial statements of Tarpon, EWCO, Haines Road and Steelbank, including the notes to those statements, appearing elsewhere in this prospectus. The unaudited pro forma combined information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position that would have occurred if the transactions had actually been completed at the dates indicated, nor is it necessarily indicative of future results of operations or financial position of the combined company.

     The unaudited pro forma combined balance sheet has been prepared to reflect the acquisition by Tarpon of Haines Road as if the acquisition had occurred as of June 30, 2004 by combining the separate balance sheets of Tarpon (unconsolidated), EWCO, Haines Road and Steelbank as of that date (as of March 31, 2004 for Steelbank).

     The unaudited pro forma combined statements of operations for the six months ended June 30, 2004 and 2003 have been prepared to reflect the acquisitions of EWCO, Haines Road and Steelbank as if those acquisitions had occurred at January 1, 2004 and 2003, respectively, by combining the separate (unconsolidated for Tarpon) historical statements of operations of Tarpon, EWCO, Haines Road and Steelbank for the six months ended June 30, 2004 and 2003 (for the six months ended March 31, 2004 and 2003 for Steelbank). The unaudited pro forma combined statement of operations for the year ended December 31, 2003 has been prepared to reflect the acquisitions of EWCO, Haines Road and Steelbank as if those acquisitions had occurred at January 1, 2003 by combining the separate historical statements of operations of Tarpon, EWCO, Haines Road and Steelbank for the year ended December 3l, 2003 (for the year ended September 30, 2003 for Steelbank).

     These pro forma combined statements are also adjusted to reflect (a) our issuance of the promissory notes issued in the 2004 note financing and the related warrants to purchase 565,000 common shares, with an estimated value of approximately $652,000, as if they were issued at the same time as the acquisitions and any related remaining deferred interest expense were expensed, (b) recording a provision or benefit for federal or state income taxes for EWCO as if it were taxed as a C corporation, rather than as an S corporation through December 31, 2003, (c) our sale of the 2,500,000 common shares offered by us in this offering at the assumed public offering price of $5.00 per share as if it had occurred at the same time as the acquisitions and we had used the estimated net proceeds to us as described under “Use of Proceeds,” including to pay promissory notes and cash due in connection with the acquisitions of EWCO, Haines Road and Steelbank and to pay our 2004 note financing, (d) approximately $6,976,000 in mortgage, equipment and revolving credit financing, although we do not currently have a commitment for such financing, and the use of the proceeds of that financing to pay a portion of the Haines Road purchase price, and (e) our issuance of (1) an estimated 70,262 common shares issuable to purchasers of our common shares in December 2002 to October 2003 to reduce their purchase price to approximately $3.70 a share, (2) an estimated 58,065 common shares as part of Steelbank’s purchase price, and (3) an estimated 2,000 common shares to one of our directors for past services. See “Use of Proceeds” and “Capitalization.” For a discussion of the adjustments made in presenting such pro forma financial data, see the accompanying Notes to Pro Forma Financial Statements included in this prospectus.

     See “Business – Operations” for a description of our acquisitions of EWCO and Steelbank and of our agreement to acquire Haines Road. The acquisitions of EWCO and Steelbank have been accounted for, and the acquisition of Haines Road will be accounted for, using the purchase method of accounting and, accordingly, their assets, liabilities and results of their results of operations will be included in Tarpon’s consolidated financial statements after the acquisition date. The unaudited pro forma combined financial statements include adjustments, which are based on preliminary estimates, to reflect the allocation of the purchase price to the acquired assets and assumed liabilities of Haines Road. The preliminary purchase price allocation is subject to revision as more detailed analysis is completed and additional information on fair values of assets and liabilities becomes available. Any change in fair value of the new assets will change the amount of the purchase price allocable to goodwill. Additionally, changes in working capital from June 30, 2004 through the date of the Haines Road transaction is completed will change the amount of goodwill recorded. The pro forma adjustments related to the purchase price allocation of the acquisition represent management’s best estimate of the effect of this transaction. The final purchase accounting adjustments, however, may differ materially from the pro forma adjustments. See “Use of Proceeds” for a description of our 2004 note financing notes and our use of the proceeds of those notes.

PRO FORMA TARPON INDUSTRIES, INC.

PRO FORMA BALANCE SHEET

	Pro Forma as of June 30, 2004 (March 31, 2004 for Steelbank) (unaudited)
	Tarpon	EWCO	Haines	Steelbank	Adjust	Reference	Total
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$116,559	$160,330	$0	$0	$1,783,670	1-3,5-7,9- 13,15,19	$2,060,559
Inter-company receivable	354,567	0	3,082,759	0	(3,437,326)	F,3	0
Accounts receivable	0	5,452,789	0	1,226,696	(49,627)	B	6,629,858
Inventories	0	6,182,931	2,338,888	451,463	0		8,973,282
Prepaid/deferred expenses	1,023,632	320,036	85,266	15,615	(1,023,632)	2,18	420,917
Deposits	74,441	0	0	0	(74,441)	6	0

Total current assets	1,569,199	12,116,086	5,506,913	1,693,774	(2,801,356)		18,084,616

PROPERTY, PLANT AND EQUIPMENT:
Machinery and equipment	0	5,904,054	8,109,692	22,689	(8,003,603)	A,E,3	6,032,832
Building and leasehold improve	0	856,348	2,516,140	11,604	(225,460)	A,E,3	3,158,632
Computer equipment	0	778,010	0	0	(727,588)	A,E	50,422
Transportation equipment	0	588,481	0	0	(559,742)	E	28,739
Furniture and fixtures	0	115,126	63,682	99,239	(235,177)	A,E,3	42,870
Land	0	0	864,663	0	325,737	3	1,190,400

Total	0	8,242,019	11,554,177	133,532	(9,425,833)		10,503,895
Less accumulated depreciation and amortization	0	7,348,960	4,622,097	64,897	(12,003,308)	A,E,3	32,646

Net property and equipment	0	893,059	6,932,080	68,635	2,577,475		10,471,249

OTHER ASSETS:
Future income taxes	0	0	0	3,824	0		3,824
Financing costs	141,330	0	0	0	0		141,330
EWCO purchase	699,490	0	0	0	(699,490)	E	0
Steelbank purchase	1,713,916	0	0	0	(1,713,916)	B	0
Goodwill and intangible assets	116,162	0	0	0	4,786,313	D,3,5,16	4,902,475

Total other assets	2,670,898	0	0	3,824	2,372,907		5,047,629

TOTAL ASSETS	$4,240,097	$13,009,145	$12,438,993	$1,766,233	$2,149,026		$33,603,494

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Notes payable – bank	$0	$5,170,392	$0	$497,838	$1,169,444	11	$6,837,674
Notes payable – other	974,640	670,000	0	0	(1,265,200)	12,19	379,440
Accounts payable – trade	779,416	3,274,008	0	1,107,661	(16,215)	F,21	5,144,870
Intra-company payable	0	348,352	0	0	(348,352)	F	0
Advances from related parties	0	0	0	13,217	0		13,217
2004 note financing loan payable	2,150,000	0	0	0	(2,150,000)	15	0
Accrued expenses	49,232	570,387	142,251	13,741	(29,588)	13,15-17,19	746,023
Accrued income taxes	0	609,496	388,047	0	0		997,543
Capital lease obligation	0	0	0	4,499	0		4,499
Current portion of long-term debt	0	203,351	0	0	495,415	7,10	698,766

Total current liabilities	3,953,288	10,845,986	530,298	1,636,956	(2,144,496)		14,822,032

LONG-TERM LIABILITIES, LESS CURRENT MATURITIES:	278,658	437,775	0	0	7,036,852	6,7,10,16,17	7,753,285
DEFERRED TAX LIABILITY	0	57,400	708,166	0	0		765,566
SHAREHOLDERS’ EQUITY:
Common shares	1,479,369	40	0	8	10,309,952	A,E,1,2,21	11,789,369
Additional paid-in capital	651,583	0	0	0	436,207	14	1,087,790
Retained earnings	(2,122,801)	1,667,944	10,093,613	102,938	(12,358,333)	C,E,3,14,18	(2,616,639)
Foreign currency translation	0	0	1,106,916	26,331	(1,131,156)	C,3	2,091

Total shareholders’ equity	8,151	1,667,984	11,200,529	129,277	(2,743,330)		10,262,611

TOTAL LIAB. AND EQUITY	$4,240,097	$13,009,145	$12,438,993	$1,766,233	$2,149,026		$33,603,494

The accompanying notes are an integral part of these financial statements

PRO FORMA TARPON INDUSTRIES, INC.

PRO FORMA STATEMENT OF OPERATIONS

	Pro Forma For the Six Months Ended June 30, 2004
	(March 31, 2004 for Steelbank)
	Tarpon	EWCO	Haines	Steelbank	Adjust	Reference	Total
	(unaudited)
NET REVENUES	$0	$21,679,131	$10,451,203	$4,078,268	($246,580)	G,22	$35,962,022
COST OF SALES	0	18,726,315	8,062,049	3,278,150	(136,962)	G,3,22	29,929,552

Gross profit	0	2,952,816	2,389,154	800,118	(109,618)		6,032,470

OPERATING EXPENSES:
Selling, general and administrative expenses	312,140	1,315,131	609,214	596,539	0		2,833,024
Depreciation and amortization	0	70,890	15,672	10,115	318,851	A,D,E,3	415,528

Total operating expenses	312,140	1,386,021	624,886	606,654	318,851		3,248,552

OPERATING INCOME (LOSS) BEFORE OTHER INCOME/(EXPENSE):	(312,140)	1,566,795	1,764,268	193,464	(428,469)		2,783,918

OTHER INCOME/(EXPENSE):
Scrap sales	0	346,907	96,431	0	0		443,338
Miscellaneous income	0	6,578	0	0	0		6,578
Interest expense, net	(393,795)	(127,645)	(334,604)	(11,198)	(23,273)	6-8,10,11,13	(890,515)
						15,18,19
Foreign exchange	0	0	0	(944)	0		(944)

Total other income (expense)	(393,795)	225,840	(238,173)	(12,142)	(23,273)		(441,543)

NET INCOME LOSS BEFORE INCOME TAXES	(705,935)	1,792,635	1,526,095	181,322	(451,742)		2,342,375
INCOME TAXES (RECOVERABLE)	0	666,896	393,963	36,692	0		1,097,551

NET INCOME (LOSS)	$(705,935)	$1,125,739	$1,132,132	$144,630	$(451,742)		$1,244,824

NET INCOME LOSS PER COMMON SHARE – BASIC AND DILUTED							$0.32

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING							3,855,169

The accompanying notes are an integral part of these financial statements

PRO FORMA TARPON INDUSTRIES, INC.

PRO FORMA STATEMENT OF OPERATIONS

	Pro Forma For the Six Months Ended June 30, 2003
	(March 31, 2003 for Steelbank)
	Tarpon	EWCO	Haines	Steelbank	Adjust	Reference	Total
	(unaudited)
NET REVENUES	$0	$12,168,197	$5,277,394	$3,538,915	$(137,460)	G,22	$20,847,046
COST OF SALES	0	11,897,878	4,797,170	3,193,356	(54,303)	G,3,22	19,834,101

Gross margin	0	270,319	480,224	345,559	(83,157)		1,012,945

OPERATING EXPENSES:
Selling, general and administrative expenses	337,041	1,009,863	427,311	429,676	0		2,203,891
Depreciation and amortization	0	64,569	14,571	5,936	327,408	A,D,E,3	412,484

Total operating expenses	337,041	1,074,432	441,882	435,612	327,408		2,616,375

OPERATING INCOME (LOSS)	(337,041)	(804,113)	38,342	(90,053)	(410,565)		(1,603,430)

OTHER INCOME/(EXPENSE):
Scrap sales	0	136,006	59,000	0	0		195,006
Miscellaneous income	0	8,306	0	0	0		8,306
Interest expense, net	0	(98,853)	(275,313)	(5,860)	(272,192)	6-8,10,11,13	(652,218)
Feasibility expense	0	0	(46,995)	0	0		(46,995)
Foreign exchange	0	0	0	(8,722)	0		(8,722)

Total other income (expense)	0	45,459	(263,308)	(14,582)	(272,192)		(504,623)

NET INCOME LOSS BEFORE INCOME TAXES	(337,041)	(758,654)	(224,966)	(104,635)	(682,756)		(2,108,052)
INCOME TAXES	0	0	(77,432)	(6,073)	9,000	21	(74,505)

NET INCOME (LOSS)	$(337,041)	$(758,654)	$(147,534)	$(98,562)	$(691,756)		$(2,033,547)

NET LOSS PER COMMON SHARE – BASIC AND DILUTED							$(0.53)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING							3,819,087

The accompanying notes are an integral part of these financial statements

PRO FORMA TARPON INDUSTRIES, INC.

PRO FORMA STATEMENT OF OPERATIONS

	Pro Forma For the Year Ended December 31, 2003
	(September 30, 2003 for Steelbank)
	Tarpon	EWCO	Haines	Steelbank	Adjust	Reference	Total
	(unaudited)
NET REVENUES	$0	$26,441,671	$11,171,847	$7,307,863	$(255,122)	G,22	$44,666,259
COST OF SALES	0	25,287,775	9,771,163	6,444,516	(1,059,440)	G,3,22	40,444,014

Gross margin	0	1,153,896	1,400,684	863,347	804,318		4,222,245

OPERATING EXPENSES:
Selling, general and administrative expenses	650,386	2,398,850	917,213	839,815	0		4,806,264
Depreciation and amortization	0	147,508	30,557	18,865	300,845	A,D,E,3	497,775

Total operating expenses	650,386	2,546,358	947,770	858,680	300,845		5,304,039

OPERATING INCOME	(650,386)	(1,392,462)	452,914	4,667	503,473		(1,081,794)

OTHER INCOME/(EXPENSE):
Scrap sales	0	325,232	97,457	0	0		422,689
Miscellaneous income	0	11,298	0	0	0		11,298
Interest expense, net	0	(200,193)	(612,164)	(15,406)	(560,019)	6-8,10,11,13	(1,387,782)
Feasibility expense	0	0	(100,891)	0	0		(100,891)
Loss on disposal of property and equipment	0	(4,029)	0	0	0		(4,029)
Foreign exchange	0	0	0	(24,683)	0		(24,683)

Total other income (expense)	0	132,308	(615,598)	(40,089)	(560,019)		(1,083,398)

NET INCOME LOSS BEFORE INCOME TAXES	(650,386)	(1,260,154)	(162,684)	(35,422)	(56,546)		(2,165,192)
INCOME TAXES	0	0	(46,366)	(2,399)	(54,300)		(103,065)

NET INCOME (LOSS)	$(650,386)	$(1,260,154)	$(116,318)	$(33,023)	$(2,246)		$(2,062,127)

NET LOSS PER COMMON SHARE – BASIC AND DILUTED							$(0.54)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING							3,825,325

The accompanying notes are an integral part of these financial statements

NOTES TO PRO FORMA FINANCIAL STATEMENTS

CONSOLIDATING ADJUSTMENTS

A. Steelbank Asset Adjustment and Depreciation

     This adjustment adjusts the Steelbank assets to the following fair values in connection with the purchase of Steelbank’s shares:

Asset	Original	Adjustment	Value
Machinery and equipment	22,689	(8,690)	13,999
Furniture and fixtures	99,239	(84,097)	15,142
Computer equipment	0	25,302	25,302
Leasehold improvements	11,604	(3,843)	7,761

Total	$133,532	($71,328)	$62,204

     This adjustment also removes Steelbank’s accumulated depreciation and common shares at June 30, 2004 in the following amounts:

Accumulated depreciation	$67,697
Common shares	8

     The adjustments also remove depreciation recorded in Steelbank’s financial statements and substitute depreciation based on the fair value of the assets:

	6/30/04	6/30/03	12/31/03
Original depreciation	$10,115	$5,936	$18,865
Amount included in SG&A	10,115	5,936	0

Amount included in cost of goods sold	0	0	18,865
Revised machinery and equip. depreciation	$1,173	$1,081	$2,246
Revised furniture and fixtures depreciation	951	877	1,822
Revised computer equipment depreciation	3,797	3,500	7,274
Revised computer software depreciation	662	610	1,269
Revised leasehold improve depreciation	98	90	187

Total	$6,681	$6,158	$12,798

B. Steelbank Receivables, Goodwill

     This consolidating adjustment adjusts the Steelbank accounts receivable to the following fair value:

Asset	Original	Adjustment	Value
Accounts receivable	$1,226,696	(49,627)	$1,141,056

     The excess of the purchase price over the fair value of the Steelbank assets is calculated as follows:

Total assets (fair value at 6/30/04)	$2,353,947
Receivable writedown	(49,627)
Total liabilities at 6/30/04	(2,223,425)

Fair net value	80,895
Purchase Price	1,713,916

Goodwill and intangible assets	$1,633,021

PRO FORMA TARPON INDUSTRIES, INC.

     This adjustment also removes Tarpon’s investment in Steelbank in the following amounts:

Investment in Steelbank	($1,713,916)

C. Steelbank Retained Earnings and Foreign Currency Translation

     This adjustment removes Steelbank’s June 30, 2004 retained earnings and foreign currency translation adjustment in the following amounts:

Retained earnings	106,274
Foreign currency translation adjustment	24,240

     This adjustment reduces retained earnings for the differences in purchases and accumulated depreciation between the March 31, 2004 balance sheet accumulated depreciation of $67,697 used for consolidation purposes and the June 30, 2004 balance sheet used for the purchase price allocation, in the following amounts:

Machinery and equipment	($8,690)
Furniture and fixtures	(84,097)
Computer equipment	25,302
Leasehold improvements	(3,843)

Total	(71,328)
March 31, 2004 accumulated depreciation	67,697

Total adjustment	($3,631)

D. Steelbank Intangible Asset Allocation and Amortization

     This adjustment records the Steelbank goodwill, which is allocated as follows:

Goodwill	$1,223,021
Customer base	80,000
Covenant not to compete	330,000

Total intangibles	$1,633,021

     These intangible assets are amortized as follows:

	6/30/04	6/30/03	12/31/03
Goodwill	$0	$0	$0
Customer base	32,166	29,645	61,616
Covenant not to compete	330,000	330,000	330,000

Total	$362,166	$359,645	$391,616

E. EWCO Acquisition and Depreciation

     This adjustment adjusts the EWCO assets to the following fair values in connection with the purchase of EWCO’s shares, which was at less than the book value of EWCO’s assets, removes historical retained earnings and adjusts retained earnings for amounts written off as not collectible.

The accompanying notes are an integral part of these financial statements

PRO FORMA TARPON INDUSTRIES, INC.

Asset	3/31/04 Value	Adjustment	New Value
Cash	$431,739	$0	$431,739
Receivables	5,072,582	(119,030) *	4,953,552
Inventories	4,370,151	0	4,370,151
Prepaid expenses	303,147	0	303,147
Deferred tax	6,500	0	6,500
Machinery and equipment	5,888,928	(5,562,327)	326,601
Leasehold improvements	856,348	(755,877)	100,471
Computer equipment	775,619	(752,890)	22,729
Transportation equipment	588,482	(559,742)	28,740
Furniture and fixtures	115,126	(87,398)	27,728
Accumulated depreciation	(7,313,514)	7,313,514	0
Accounts receivable – other	45,607	(45,607) *	0
Notes payable – bank	(4,035,485)	0	(4,035,485)
Notes payable – related party	(670,000)	0	(670,000)
Accounts payable	(3,363,575)	0	(3,363,575)
Accounts payable – inter-company	(143,677)	0	(143,677)
Accrued expenses	(502,134)	0	(502,134)
Accrued income taxes	(403,314)	0	(403,314)
Current maturities of long-term debt	(209,704)	0	(209,704)
Long-term debt	(486,179)	0	(486,179)
Long-term deferred tax liability	(57,800)	0	(57,800)
Common shares	(40)	40	0
Retained earnings	(1,268,807)	1,268,807	0

     *This adjustment has already been made on the EWCO June 30, 2004 balance sheet, so the consolidating adjustment is made to retained earnings.

     This adjustment also removes Tarpon’s investment in EWCO in the following amount:

Investment in EWCO	$699,490

     The adjustments also remove depreciation recorded in EWCO’s financial statements and substitute depreciation based on the fair value of the assets:

	6/30/04	6/30/03	12/31/03
Original depreciation	$70,890	$64,569	$147,508
Amount included in SG&A	70,890	64,569	147,508

Amount included in cost of goods sold	0	0	0
Revised machinery and equip. depreciation	$36,289	$36,289	$72,578
Revised leasehold improvements depreciation	1,647	1,647	3,294
Revised computer equipment depreciation	2,841	2,841	5,682
Revised transportation equipment depreciation	3,593	3,593	7,185
Revised furniture and fixtures depreciation	2,311	2,311	4,621

Total	$46,681	$46,681	$93,360

F. Tarpon Inter-Company Loans

     This adjustment eliminates the Tarpon inter-company loans to EWCO in the amount of $348,352 and Steelbank in the amount of $6,215, totaling $354,567.

The accompanying notes are an integral part of these financial statements

PRO FORMA TARPON INDUSTRIES, INC.

G. Inter-Company Purchases

     This adjustment eliminates the following inter-company purchases:

	6/30/04	6/30/03	12/31/03
Steelbank purchases from EWCO	$77,413	$0	$0
EWCO purchases from Steelbank	67,715	0	0

Total	$145,128	$0	$0

PRO FORMA ADJUSTMENTS

1. Public Offering Cash

     This adjustment assumes that Tarpon sells 2,500,000 common shares in its initial public offering at $5.00 a share and increases cash and common shares by $12,500,000.

2. Public Offering Expenses

     This adjustment reduces the assumed proceeds of the initial public offering by the estimated underwriting commissions, discounts and expenses of approximately $1,250,000 and the estimated expenses of the offering of $950,000. The $2,200,000 of expenses are allocated $409,194 against prepaid offering expenses and $1,790,806 against cash.

3. Haines Road Acquisition

     This adjustment adjusts the Haines Road assets to the following fair values in connection with the purchase of Haines Road:

Asset	Original	Adjustment	Value
Building	$2,516,140	$534,260	$3,050,400
Land	864,663	325,737	1,190,400
Equipment	8,109,692	(2,432,586)	5,677,106
Furniture and fixtures	63,682	(63,682)	0
Inventory	2,338,888	0	2,338,888
Prepaid expenses	85,266	0	85,266
Accrued expenses	(142,251)	0	(142,251)
Income taxes payable	(388,046)	0	(388,046)
Deferred tax liability	(708,167)	0	(708,167)

Total			$11,103,596

     This adjustment assumes that we pay the following amounts for the following miscellaneous Haines Road assets out of the proceeds of Tarpon’s initial public offering:

Non-inventory spare parts	$148,800
Additional property, plant and equipment	148,800

Total	$297,600

     Goodwill is calculated and recorded as an increase in intangible assets as follows:

Fair value of assets	$11,103,596
Purchase price	13,763,850
Miscellaneous assets purchase price	297,600

Goodwill	$2,957,854

This adjustment also removes Haines Road’s accumulated depreciation, removes Haines Road’s intra-company receivable with Bolton Steel Tube Co., Ltd., removes Haines Road’s retained earnings, removes Haines Road’s

The accompanying notes are an integral part of these financial statements

PRO FORMA TARPON INDUSTRIES, INC.

foreign currency translation adjustment and removes the intangible recorded on Tarpon’s books relating to the purchase of Haines Road at June 30, 2004 in the following amounts:

Intra-company receivable	3,082,759
Accumulated depreciation	4,622,097
Retained earnings	10,093,613
Foreign currency translation adjustment	1,106,916
Tarpon intangible relating to Haines Road	116,162

     The adjustments also remove depreciation recorded in Haines Road’s financial statements and substitutes depreciation based on the fair value of the assets:

	6/30/04	6/30/03	12/31/03
Original depreciation	$229,705	$229,705	$1,454,861
Amount included in SG&A	15,672	14,571	30,557

Amount included in cost of goods sold	$214,033	$215,134	$1,424,304

Revised building depreciation	$38,327	$35,324	$73,420
Revised equipment depreciation	285,324	262,967	546,566

Total	$323,651	$298,291	$619,986

4. Haines Road Inventory Adjustment

     The pro forma statements assume all $2,338,888 of Haines Road’s inventory will be acquired.

5. Haines Road Purchase Price Adjustment

     The Haines Road purchase agreement increases the purchase price by approximately $37,200 for each month that the closing is later than September 7, 2004. This adjustment assumes the closing will be three months after September 7, 2004, and, therefore, adds approximately $111,600 to goodwill and decreases cash by the same amount.

6. Haines Road Asset Purchase Price

     This adjustment assumes that we pay approximately $5,914,800 of the Haines Road purchase price out of the proceeds of Tarpon’s initial public offering of common shares, except for the portion financed, as described in Note 10, that we incur approximately $892,800 in additional indebtedness to acquire Haines Road and that we use $260,400 of deposits to pay the purchase price, including $74,441 of deposits paid before June 30, 2004 and $185,959 paid after June 30, 2004.

Cash	$5,914,800
Long-term note	892,800
Deposits	74,441
Later deposit (from cash)	185,959

     The note is payable 15 months after closing and bears interest at 8% a year. Interest under this long-term note is recorded as follows:

	6/30/04	6/30/03	12/31/03
Haines note interest expense	$35,897	$33,084	$68,764

The accompanying notes are an integral part of these financial statements

PRO FORMA TARPON INDUSTRIES, INC.

7. Haines Road Real Estate Purchase Price

     This adjustment assumes that we pay approximately $372,000 of the Haines Road purchase price out of the proceeds of Tarpon’s initial public offering of common shares, that we incur approximately $892,800 in additional indebtedness to acquire the Haines Road real estate, and that we obtain the mortgage described in Note 8.

Cash	$372,000
Long-term note	892,800
Mortgage – long-term	2,950,872
Mortgage – short-term	25,128

     The long-term note is payable 15 months after closing and bears interest at 8% a year. Interest under this note is recorded as follows:

	6/30/04	6/30/03	12/31/03
Haines real estate note interest expense	$35,897	$33,084	$68,764

8. Haines Road Real Estate Mortgage Interest

     This adjustment assumes we obtain approximately $2,976,000 in mortgage financing to pay a portion of the purchase price for the Haines Road real estate, although we currently have no commitment for such a loan. We assume the financing will require equal monthly payments of principal and interest over a 30-year term and bear interest at 8% a year, making $25,128 of such financing short term.

     Interest under this note is recorded as follows:

	6/30/04	6/30/03	12/31/03
Haines mortgage note interest expense	$119,171	$109,833	$228,067

9. Haines Road Inventory Purchased

     We assume that we will pay $2,338,888 to purchase Haines Road’s inventories out of the proceeds of Tarpon’s initial public offering, subject to the inventory financing described in Note 11. The amount of inventory purchased will be determined at the closing.

10. Haines Road Equipment Loan

     This adjustment assumes we obtain approximately $2,604,000 in equipment financing to pay a portion of the cash purchase price payable for Haines Road that is described in Note 3, although we currently have no commitment for such a loan. We assume the financing will require equal monthly principal and interest payments over a five year term and bear interest at 5% a year, making $470,287 of the loan short-term and $2,133,713 long-term. The proceeds are shown as increasing cash, which, in turn, is used to pay the cash portion of the Haines Road purchase price.

     Interest under this note is recorded as follows:

	6/30/04	6/30/03	12/31/03
Haines note interest expense	$62,866	$57,940	$114,922

11. Haines Road Inventory Financing

     This adjustment assumes obtain a revolving line of credit for Haines Road and financing half of the purchase price of the Haines Road inventory, or $1,169,444, with borrowings under this line of credit. We assume the revolving line of credit will mature in five years and bear interest at 5% a year.

The accompanying notes are an integral part of these financial statements

PRO FORMA TARPON INDUSTRIES, INC.

     Interest under this revolving line of credit borrowing is recorded as follows:

	6/30/04	6/30/03	12/31/03
Haines note interest expense	$29,387	$27,085	$56,294

12. Steelbank Promissory Note Payment

     This adjustment assumes we pay the approximately $595,200 balance of the note issued in connection with our acquisition of Steelbank out of the proceeds of Tarpon’s initial public offering of its common shares. The note bears interest at 8% and is payable in installments of Cdn.$15,000 each month, beginning July 1, 2004.

13. Steelbank Acquisition Debt Interest Payment

     This adjustment assumes payment of the interest accrued relating to the note (described in Note 12) issued in connection with our acquisition of Steelbank, because, as described in Note 12 we assume it is paid out of the proceeds of Tarpon’s initial public offering of its common shares. This adjustment also removes the interest accruals relating to the approximately $301,320 note issued in connection with our acquisition of Steelbank and accrues interest on this note as if it were issued as of the beginning of the period.

     Interest accrued under these notes are as follows (and are removed from the related income statements), and corresponding changes were made to accrued expenses and cash for the June 30, 2004 interest accrued:

	6/30/04	6/30/03	12/31/03
Steelbank $545,200 note interest accrued	$5,952	$0	$0
Steelbank $301,320 note interest accrued	3,013	0	0
Steelbank $301,320 note interest added	12,115	11,166	23,208

14. Non-Employee Stock Option Grants

     This adjustment recognizes the expenses of options that have been granted to non-employees effective as of the closing of Tarpon’s initial public offering of common shares, consisting of ten-year, immediately exercisable options to purchase 110,000 common shares at 110% of our initial public offering price. As a result, retained earnings as of June 30, 2004 is reduced by $436,207 and additional paid in capital and common shares are increased by the same amount as follows:

     Additional option compensation expense is recorded as follows:

	6/30/04	6/30/03	12/31/03
Non-employee options	$436,207	$0	$0

15. Payment of 2004 Note Financing With Offering Proceeds and Removal of Related Interest

     This adjustment assumes we repay our $2,150,000 in 2004 note financing notes and accrued interest with the proceeds of Tarpon’s initial public offering of its common shares, and removes the $40,556 in related accrued interest on those notes. The notes bear interest at an annual rate of 8%.

     Interest expense, and accrued interest at June 30, 2004, under the 2004 note financing notes is removed as follows:

	6/30/04	6/30/03	12/31/03
2004 note financing interest expense removed	$40,556	$0	$0

The accompanying notes are an integral part of these financial statements

PRO FORMA TARPON INDUSTRIES, INC.

16. Record Success Fee for Haines Road Acquisition

     This adjustment records a $200,000 success fee relating to the purchase of Haines Road, amortized over 24 months and increases goodwill by the same amount.

17. Reamortization of Bainbridge Fees Relating to EWCO, Haines Road and Steelbank

     We owe Bainbridge a success fee of $200,000 in connection with the consummation of the acquisitions of each of EWCO and Steelbank. The pro forma balance sheet has been adjusted to re-amortize the payments assumed to be outstanding at June 30, 2004 to reflect payment over 24 months, rather than 18 months, resulting in $66,667 of short-term obligations becoming long-term obligations.

18. Expense 2004 Note Financing Warrant and Placement Agent Fee Prepaid Interest

     This adjustment eliminates the $442,329 remaining prepaid interest related to the value of the warrants issued in connection with our 2004 note financing and the $172,109 unamortized placement agent fees related to our 2004 note financing, and reduces retained earnings by the $614,438 total of these amounts.

     Interest amortization relating to these warrants is removed as follows:

	6/30/04	6/30/03	12/31/03
Tarpon warrant amortization removal	$209,139	$0	$0

19. Payment of EWCO Note With Offering Proceeds and Removal of Related Interest.

     This adjustment assumes we pay the balance of the $670,000 note issued in connection with our acquisition of EWCO, and the $13,400 of related accrued interest, out of the proceeds of Tarpon’s initial public offering of its common shares. The note bears interest at 8% and is payable at the closing of such offering, or nine months after issuance, if earlier.

     Interest under this note is removed as follows:

	6/30/04	6/30/03	12/31/03
EWCO redemption note interest removal	$13,400	$0	$0

20. Tax Provision for EWCO While It Was an S Corporation.

     This adjustment records a provision or benefit for EWCO’s income taxes while it was taxed as an S corporation (through December 31, 2003).

     The additional tax provision (benefit) is as follows:

	6/30/04	6/30/03	12/31/03
Deferred income taxes	$0	$19,800	$58,400
Refundable income taxes	0	(10,800)	(112,700)

21. Payment for Consulting with Stock.

     This adjustment records the payment of an accrued expense for past consulting services payable at the closing of Tarpon’s initial public offering in common shares equal to $10,000 divided by our initial public offering price. As a result, accounts payable is reduced by $10,000 and common shares is increased by the same amount.

The accompanying notes are an integral part of these financial statements

PRO FORMA TARPON INDUSTRIES, INC.

22.	Inter-Company Purchases.

This adjustment eliminates the following inter-company purchases:

	6/30/04	6/30/03	12/31/03
Steelbank purchases from Haines Road	$101,452	$137,460	$255,122

The accompanying notes are an integral part of these financial statements

Picture of EWCO Tube Mill	Picture of Haines Road Bundled Round
Tubing Ready to Ship

Picture of EWCO Bundled Square and Rectangular Tubing Ready to Ship

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, our common shares only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the date of delivery of this prospectus or of any sale of our common shares. In this prospectus “Tarpon”, the “Company”, “we”, “our” and “us” refer to Tarpon Industries, Inc.

Until      , 2004, all dealers that buy, sell or trade our common shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

2,500,000

TARPON INDUSTRIES, INC.

Common Shares

PROSPECTUS

JOSEPH GUNNAR & CO., LLC

          , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

     The following table sets forth the estimated amounts of expenses to be borne by us in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions:

Securities and Exchange Commission Registration Fee	$3,259
NASD Filing Fee	3,073
The Nasdaq SmallCap Market Listing Fee	3,000
Printing and Engraving Expenses	100,000
Accounting Fees and Expenses	400,000
Legal Fees and Expenses	400,000
Blue Sky Fees and Expenses	30,000
Transfer Agent’s and Registrar’s Fees and Expenses	5,000
Additional premium for offering insurance	2,000
Miscellaneous Expenses	3,668

Total	$950,000

     All of these expenses, except the Securities and Exchange Commission registration fee, the NASD filing fee and The Nasdaq SmallCap Market Listing Fee, represent estimates only.

Item 14. Indemnification of Directors and Officers

     Under Sections 561-571 of the Michigan Business Corporation Act directors and officers of a Michigan corporation may be entitled to indemnification by the corporation against judgments, expenses, fines and amounts paid by the director or officer in settlement of claims brought against them by third persons or by or in the right of the corporation if those directors and officers acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation or its shareholders.

     We are obligated under our bylaws and employment agreements with J. Peter Farquhar, Jeffrey Greenberg, Mark D. Madigan and Barry Seigel to indemnify our present or former directors or officers and may indemnify any other person, to the fullest extent now or hereafter permitted by law in connection with any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding arising out of their past or future service to us or a subsidiary, or to another organization at our request or at the request of one of our subsidiaries. In addition, our Restated Articles of Incorporation limit certain personal liabilities of our directors.

     Reference is also made to Section    of the Underwriting Agreement, a form of which is attached to this Registration Statement as Exhibit 1.1, with respect to undertakings by the Underwriters to indemnify us, our directors and officers and each person who controls us within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), against certain civil liabilities, including certain liabilities under the Securities Act.

     We have obtained Directors’ and Officers’ liability insurance. The policy provides for $2,000,000 in coverage including prior acts dating to our inception and liabilities under the Securities Act in connection with this offering.

Item 15. Recent Sales of Unregistered Securities

     The following securities of ours were sold by us during the past three years without being registered under the Securities Act:

     1. On January 16, 2002, Gary D. Lewis, James E. Romzek, Adam G. Mayblum and Robert Soto founded Tarpon. In connection with the formation of Tarpon, they and their family members received 904,131 of our common shares for an aggregate purchase price of $794.12. The common shares were issued in reliance on the exemptions from registration contained in Sections 4(2) and 4(6) of the Securities Act.

     2. From March 2002 through June 2002, we privately placed 200,913 newly-issued common shares to eight accredited investors, at a price of $3.73 per share, for gross proceeds of $750,000. Our net proceeds, after deducting the expenses of the offering, were approximately $747,000. The common shares were issued in reliance on the exemptions from registration contained in Sections 4(2) and 4(6) of the Securities Act and Rule 505 and 506 of Regulation D under the Securities Act.

     3. From December 2002 through October 2003, we privately placed 114,688 newly-issued common shares to six accredited investors, at a price of $5.97 per share, for gross proceeds of $685,000. Our net proceeds, after deducting the expenses of the offering, were approximately $685,000. As part of the issuance of these common shares, we agreed that if this initial public offering is completed, we will issue additional common shares to these purchasers so that to total common shares they receive equals (1) 1.35 times the amount they invested in this offering, divided by (2) our initial public offering price per share. We will be required to issue an estimated additional 70,262 shares to these shareholders as a result of this initial public offering, effectively lowering their purchase price to $3.70 a share. The common shares were issued in reliance on the exemptions from registration contained in Sections 4(2) and 4(6) of the Securities Act and Rule 505 and 506 of Regulation D under the Securities Act.

     4. In February and March 2004, we privately placed $150,000 of our junior subordinated secured promissory notes to two of our existing accredited investor shareholders. The notes were issued at their face amount, bear interest at 8% a year and are payable at the earlier of the closing of this initial public offering or nine months after issuance. The notes are secured by our assets and the assets of our subsidiaries, but are subordinate to our subsidiaries’ secured bank financing. Our net proceeds, after deducting the expenses of the offering, were approximately $146,000. We also granted the purchasers in the February and March offerings warrants to purchase a number of common shares equal to their purchase price divided by our initial public offering price, i.e., an estimated aggregate of 30,000 common shares. The exercise price of the warrants is the initial public offering price of our common shares, and the warrants are exercisable for five years beginning 90, but, at Tarpon’s discretion, up to 180 days after the closing of this offering. The notes and warrants were issued in reliance on the exemptions from registration contained in Sections 3(a)(9), 4(2) and 4(6) of the Securities Act and Rule 505 and 506 of Regulation D under the Securities Act.

     5. In March 2004, we issued 10,000 of our common shares to Robert Soto, Jr., one of our shareholders and one of our consultants, in payment of $50,000 for consulting fees we owed to Mr. Soto. The common shares were issued in reliance on the exemptions from registration contained in Sections 4(2) and 4(6) of the Securities Act.

     6. In April 2004, we privately placed $2,000,000 of our junior subordinated promissory secured notes to 27 accredited investors in our 2004 note financing. The notes were issued at their face amount, bear interest at 8% a year and are payable at the earlier of the closing of this initial public offering or nine months after issuance. The notes are secured by our assets and the assets of our subsidiaries, but are subordinate to our subsidiaries’ secured bank financing. We also granted the purchasers in this offering warrants to purchase a number of common shares equal to their purchase price (150% of their purchase price for any investor who purchased $350,000 or more of our notes, one of whom did) divided by our initial public offering price, i.e., an estimated aggregate of 435,000 common shares. The exercise price of the warrants is the initial public offering price of our common shares, and the warrants are exercisable for five years beginning 90, but, at Tarpon’s discretion, up to 180 days after the closing of this offering.

     Joseph Gunnar & Co., LLC, the underwriter in this offering, was our placement agent in our April 2004 $2,000,000 note financing. Joseph Gunnar & Co., LLC received for its services (1) $200,000 in commissions and fees, (2) a $50,000 non-accountable, non-refundable retainer ($25,000 of which is applied to this offering and is to be credited against its non-accountable expense allowance of this offering), (3) reimbursement of its out-of-pocket expenses, including the fees of its counsel, subject to (a) a $35,000 limit on legal fees of its counsel in connection with blue sky matters and blue sky filing fees, plus disbursements, and (b) a credit of $25,000 for a portion of the retainer received by the placement agent, which was credited against its expenses, (4) a five year warrant to purchase 100,000 common shares at 125% of the offering price of our common shares in our initial public offering

(an estimated $6.25 a share), which was issued to its employee designees, (5) the right to appoint a non-voting observer to our board of directors for two years from the completion of our April 2004 note financing, and (6) a 12-month agreement to provide investment banking services to us in consideration for a $7,500 a month retainer plus out-of-pocket expenses and success fees for business combinations, other than EWCO, Haines Road and Steelbank.

     Our net proceeds, after deducting the commissions and fees and the expenses of the offering, were approximately $1,725,000. The notes and warrants were issued in reliance on the exemptions from registration contained in Sections 3(a)(3), 4(2) and 4(6) of the Securities Act and Rule 506 of Regulation D under the Securities Act

     We have registered the common shares underlying the warrants described in Items 4 and 5 above in this registration statement to permit the warrant holders to resell these shares to the public.

     7. We effected a 1-for-3.69203259 reverse split in December 2003 and a 1-for-1.6176795 reverse stock split in March 2004. The reverse stock splits were effected in reliance on the exemption from registration contained in Section 3(a)(9) of the Securities Act.

     8. In connection with our acquisition of Steelbank, our wholly-owned subsidiary, BST Acquisition, Ltd., agreed to issue a number of our common shares equal to Cdn.$375,000 divided by the public offering price of our shares in this offering to the three accredited investor former owners of Steelbank. These common shares will be issued at the closing of this offering (when the initial public offering price is known) in reliance on the exemptions from registration contained in Sections 4(2) and 4(6) of the Securities Act.

     9. We granted designees of Bainbridge Advisors, Inc., one of our consultants, J. Peter Farquhar, our Chief Executive Officer, James T. House, our chief financial officer, Jeffrey Greenberg, Mark D. Madigan, and Barry Seigel, former owners of Steelbank, J. Peter Farquhar, Dr. Robert H. Pry and Michael A. Ard, three of our directors, and various employees (including Mr. Madigan), options to purchase 110,000, 50,000, 40,000, 17,807, 17,807, 17,807, 10,000, 10,000, 10,000 and 22,500 common shares, respectively, under our 2004 Stock Option Plan, and we have granted J. Peter Farquhar, one of our directors, 2,000 common shares, all effective at the closing of this offering. Bainbridge designated Gary D. Lewis and his son, Gary N. Lewis, who both perform consulting work for us, as its designees. The common shares, the options, and the offer of the underlying common shares upon exercise of the options, were granted in reliance on the exemptions from registration contained in Rule 701 under the Securities Act and Section 4(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

     (a) Exhibits

     See Exhibit Index immediately preceding the exhibits.

     (b) Financial Statement Schedules

Schedule	Page
Schedule II – EWCO Valuation and Qualifying Accounts and Reserves
for the years ended December 31, 2003, 2002 and 2001.	S-1
Schedule II – Steelbank Valuation and Qualifying Accounts and Reserves
for the year ended September 30, 2003.	S-3

Item 17. Undertakings

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marysville, State of Michigan, on October 29, 2004.

TARPON INDUSTRIES, INC.
(Registrant)

By:	/s/ J. PETER FARQUHAR

J. Peter Farquhar
Its: President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned officers and directors of Tarpon Industries, Inc., a Michigan corporation (the “Company”), hereby constitutes and appoints J. Peter Farquhar and James T. House, and each of them, with full power of substitution and re-substitution, his or her true and lawful attorneys-in-fact and agents for each of the undersigned and on his or her behalf and in his or her name, place and stead, in any and all capacities, with full power and authority in such attorneys-in-fact and agents and in any one or more of them, to sign, execute and affix his or her seal thereto and file with the Securities and Exchange Commission and any state securities regulatory board or commission the registration statement on Form S-1 to be filed by the Company under the Securities Act of 1933, as amended, which registration statement relates to the registration and sale of common shares, no par value, by the Company and the potential selling shareholders listed therein, any and all amendments or supplements to such registration statement, including any amendment or supplement thereto changing the amount of securities for which registration is being sought, any post-effective amendment, and any registration statement or amendment to such registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, including, without limitation, The Nasdaq SmallCap Market, the National Association of Securities Dealers, Inc. and any federal or state regulatory authority pertaining to such registration statement; granting unto such attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, and each of them and any of their substitutes, may lawfully do or cause to be done by virtue of this Power of Attorney.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ J. PETER FARQUHAR	President, Chief Executive Officer and a Director	October 29, 2004
(Principal Executive Officer)
J. Peter Farquhar

/s/ James T. House	Senior Vice President, Chief Financial	October 29, 2004
Officer, Chief Accounting Officer, Treasurer
James T. House	and Assistant Secretary
(Principal Financial Officer and Principal Accounting Officer)

/s/ DR. ROBERT PRY	Director	October 29, 2004

Dr. Robert Pry

/s/ MICHAEL A. ARD	Director	October 29, 2004

Michael A. Ard

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Eugene Welding Co.

     We have audited in accordance with the standards of the Public Company Accounting Oversight Board (United States) the financial statements of Eugene Welding Co. referred to in our report dated October 22, 2004, which is included in the Registration Statement on Form S-1 and the related prospectus. Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The Schedule II – Eugene Welding Co. is presented for purposes of additional analysis and is not a required part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ GRANT THORNTON LLP

Southfield, Michigan
October 22, 2004

SCHEDULE II – EUGENE WELDING CO.
VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
for the years ended December 31, 2003, 2002 and 2001

	Column B	Column C		Column D	Column E
		Additions
		(2)	Charged to
	Balance at	Charged to	Other	(1)(3)	Balance at
	Beginning	Costs and	Accounts,	Deductions,	End of
	of Period	Expenses	Describe	Describe	Period
Allowance for doubtful accounts:
Year ended December 31, 2003	$38,099	$283,842	0	$0	$321,941
Year ended December 31, 2002	138,592	23,682	0	124,175	38,099
Year ended December 31, 2001	97,215	70,495	0	29,118	138,592
Note: (1) Write-off uncollectible accounts, net of recoveries
Note: (2) Reserve of additional uncollectible accounts, net of recoveries
Inventory reserve for obsolescence:
Year ended December 31, 2003	$0	$0	0	$0	$0
Year ended December 31, 2002	0	0	0	0	0
Year ended December 31, 2001	35,000	0	0	35,000	0
Note: (3) Write-off obsolete, excess inventory, net of recoveries

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Steelbank, Inc.

     We have audited in accordance with the standards of the Public Company Accounting Oversight Board (United States) the financial statements of Steelbank, Inc. referred to in our report dated June 4, 2004, which is included in the Registration Statement on Form S-1 and the related prospectus. Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The Schedule II – Steelbank, Inc. is presented for purposes of additional analysis and is not a required part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ GRANT THORNTON LLP

Mississauga, Canada
June 4, 2004

SCHEDULE II – STEELBANK, INC.
VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
for the year ended September 30, 2003

	Column B	Column C		Column D	Column E
		Additions
		(1)	Charged to
	Balance at	Charged to	Other	(3)	Balance at
	Beginning	Costs and	Accounts,	Deductions,	End of
	of Period	Expenses	Describe (2)	Describe	Period
Allowance for doubtful accounts:
Year ended September 30, 2003	$246,014	$0	20,076	$266,120	($30)
Note: (1) Reserve of additional uncollectible accounts, net of recoveries
Note: (2) Foreign exchange translation adjustment
Note: (3) Write-off uncollectible accounts, net of recoveries
Inventory reserve for obsolescence:
Year ended December 31, 2003	$0	$1,401	0	$0	$1,401
Note: (3) Write-off obsolete, excess inventory, net of recoveries

EXHIBIT INDEX

Exhibit	Description
1.1	Form of Underwriting Agreement.

1.2	Form of Underwriter’s Warrant.

1.3	Selected Dealers’ Agreement

2.1*	Stock Purchase Agreement, dated as of November 23, 2003, between Charles Vanella and Wall St. Acquisitions, Inc. (now know as Tarpon Industries, Inc.), including First Amendment to Share Purchase Agreement, dated as of February 1, 2004, Second Amendment to Share Purchase Agreement, dated as of February 18, 2004, Third Amendment to Share Purchase Agreement, dated as of March 23, 2004, and Fourth Amendment to Share Purchase Agreement, dated as of April 2, 2004.

2.2*	Redemption Agreement, dated as of April 2, 2004, between Eugene Welding Co. and Charles Vanella.

2.3*	Share Purchase Agreement, dated as of April 2, 2004, among BST Acquisitions Ltd., Tarpon Industries, Inc ., Jeffrey Greenberg, Mark D. Madigan and Barry Seigel.

2.4*	Asset Purchase Agreement, dated as of June 2004, between BST Acquisition, Ltd. and Bolton Steel Tube Co., Ltd., including forms of notes.

3(i)*	Amended and Restated Articles of Incorporation of Tarpon Industries, Inc.

3(ii)*	Amended and Restated Bylaws of Tarpon Industries, Inc.

4.1	Specimen Stock Certificate.

4.2*	Loan and Security Agreement, dated as of August 11, 2004 between Standard Federal Bank N.A. and Eugene Welding Co., including forms of Revolving Note and Term Note.

4.3*	Continuing Unconditional Guaranty of Tarpon Industries, Inc. to Standard Federal Bank, N.A., dated August 11, 2004.

4.4*	Securities Pledge Agreement, dated August 11, 2004, between Tarpon Industries, Inc. and Standard Federal Bank, N.A.

4.5*	Subordination Agreement, dated August 11, 2004 between Charles A. Vanella and Standard Federal Bank, N.A.

4.6*	Amended and Restated Subordination Agreement, dated August 11, 2004 between Anand Dhanda and Standard Federal Bank, N.A.

4.7*	Amended and Restated Subordination Agreement, dated August 11, 2004 between Riyaz Jinnah and Standard Federal Bank, N.A.

4.8*	Amended and Restated Subordination Agreement, dated August 11, 2004, between Joseph Gunnar & Co., LLC, as agent of the note holders, and Standard Federal Bank, N.A.

4.9*	Factoring Agreement, dated as of May 14, 2004, between Greenfield Commercial Credit, Inc. and Steelbank, Inc.

4.10*	Security Agreement, dated as of May 14, 2004, between Greenfield Commercial Credit, Inc. and Steelbank, Inc.

4.11*	Guarantee, dated as of May 14, 2004, from Tarpon Industries, Inc. to Greenfield Commercial Credit, Inc.

4.12*	Subordination Agreement, dated May 2004, among Ananda Phanda and Riyaz Jinnah and Greenfield Commercial Credit, Inc.

4.13*	Subordination Agreement, dated as of May 14, 2004, between Joseph Gunnar & Co. LLC, as agent of the note holders, and Greenfield Commercial Credit, Inc.

4.14*	Subordination Agreement, dated as of May 14, 2004, among Barry Seigel, Jeffrey Greenberg, Mark Madigan and Greenfield Commercial Credit, Inc.

5.1	Opinion of Honigman Miller Schwartz and Cohn LLP concerning the legality of the securities being offered.

10.1*	Lease Agreement, dated October 22, 2001, between Eugene Welding Co. and the Charles J. Loznak Trust, concerning its Marysville and Marlette, Michigan facilities.

10.2*	Lease Agreement, dated July 1, 2001, between Ciriaco Forgione and Filomena Forgione and Tube Distributors, Inc. (assigned to Steelbank, Inc.), concerning its Mississauga, Ontario facility.

10.3*	Tarpon Industries, Inc. 2004 Stock Option Plan.

10.4*	Forms of Stock Option Agreement under the 2004 Stock Option Plan.

10.5*	Employment Agreement, dated as of July 8, 2004, but effective as of August 2, 2004, among Tarpon Industries, Inc., Eugene Welding Co. and James T. House.

10.6*	Employment Agreement, dated May 14, 2004, between Steelbank, Inc. and Jeffrey Greenberg.

10.7*	Employment Agreement, dated May 14, 2004, between Steelbank, Inc. and Mark D. Madigan.

10.8*	Employment Agreement, dated May 14, 2004, between Steelbank, Inc. and Barry Seigel.

10.9*	Employment Agreement, dated as of September 27, 2002, between EWCO and C. David Weaver.

1

Exhibit	Description
10.10*	Termination Agreement, dated as of September 3, 2004, among Tarpon Industries, Inc., Eugene Welding Co., Steelbank, Inc., BST Acquisition Ltd. and Charles A. Vanella.

10.11*	Management Consulting Agreement, dated April 7, 2004, between Tarpon Industries, Inc. and Bainbridge Advisors, Inc. and First Amendment to Management Consulting Agreement, dated as of October 13, 2004, effective April 7, 2004.

10.12*	Agency Agreement, dated as of March 25, 2004, between Tarpon Industries, Inc. and Joseph Gunnar & Co., LLC, concerning 2004 note financing.

10.13*	Form of Warrant to Purchase Common Stock of Tarpon Industries, Inc., issued to purchasers of notes in February, March and April 2004.

10.14*	Form of Warrant to Purchase Common Stock of Tarpon Industries, Inc., issued to designees of Joseph Gunnar & Co., LLC, the placement agent in our April 2004 note financing.

10.15*	Form of Tarpon Industries, Inc. 8% Junior Secured Promissory Note issued in February, March and April 2004.

10.16*	Form of Agency Appointment Agreement between Joseph Gunnar & Co., LLC and each of the purchasers of our notes in April 2004.

10.17*	General Security Agreement, dated as of April 5, 2004, between Tarpon Industries, Inc. and Joseph Gunnar & Co., LLC, as representative of the note holders.

10.18*	Guaranty, dated as of April 5, 2004, from Eugene Welding Co. to Joseph Gunnar & Co., LLC, as representative of the note holders.

10.19*	General Subordinated Security Agreement, dated as of April 5, 2004, between Eugene Welding Co. and Joseph Gunnar & Co., LLC, as representative of the note holders.

10.20*	Guaranty, dated as of April 26, 2004, from Eugene Welding Co. to Riyaz H. Jinnah and Anand M. Dhanda.

10.21*	General Subordinated Security Agreement, dated as of April 2004, between Eugene Welding Co. and Riyaz H. Jinnah and Anand M. Dhanda.

10.22*	Guaranty, dated as of May 18, 2004, from Steelbank, Inc. to Joseph Gunnar & Co., LLC, as representative of the note holders.

10.23*	General Subordinated Security Agreement, dated as of May 18, 2004, between Steelbank, Inc. and Joseph Gunnar & Co., LLC, as representative of the note holders.

10.24*	Guaranty, dated as of May 14, 2004, from Steelbank, Inc. to Riyaz H. Jinnah and Anand M. Dhanda.

10.25*	General Subordinated Security Agreement, dated as of May 2004, but effective as of May 14, 2004, between Steelbank, Inc. and Riyaz H. Jinnah and Anand M. Dhanda.

10.26*	Investment Banking Agreement, dated as of April 5, 2004, between Tarpon Industries, Inc. and Joseph Gunnar & Co., LLC.

10.27	Form of Lock-up Agreement between Joseph Gunnar & Co., LLC and Tarpon Industries, Inc. shareholders and holders of options and warrants.

14.1*	Code of Business Conduct and Ethics.

21.1*	Subsidiaries of the Registrant.

23.1*	Consent of Grant Thornton LLP regarding Tarpon Industries, Inc.

23.2*	Consent of Grant Thornton LLP regarding Eugene Welding Co.

23.3*	Consent of Grant Thornton LLP regarding Haines Road.

23.4*	Consent of Grant Thornton LLP regarding Steelbank, Inc.

23.5	Consent of Honigman Miller Schwartz and Cohn LLP (included in the opinion filed as Exhibit 5.1 to this registration statement).

24.1*	Powers of Attorney (included after the signature of the registrant contained on page II-6 of this registration statement).

99.1*	Audit Committee Charter.

99.2*	Nominating Committee Charter.

*	Filed with this registration statement.

2